Exhibit 10.8

AMENDMENT NO. 6

This Amendment No. 6, dated as of March 25, 2024 (this “Amendment”), to that certain Credit Agreement, dated as of April 4, 2019 (as amended by that certain Amendment No. 1, dated as of February 12, 2020, that certain Amendment No. 2, dated as of July 1, 2021, that certain Amendment No. 3, dated as of December 22, 2022, that certain Amendment No. 4, dated as of May 1, 2023, that certain Amendment No. 5, dated as of August 24, 2023, and as further amended, restated, supplemented or otherwise modified from time to time immediately prior to the effectiveness of this Amendment, the “Credit Agreement”), by and among Dynasty Intermediate Co., Inc., a Delaware corporation (“Holdings”), Dynasty Acquisition Co., Inc., a Delaware corporation (the “U.S. Borrower”), Standard Aero Limited Standaero Limitee (as successor in interest to 1199169 B.C. Unlimited Liability Company), a British Columbia limited company (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”), and collateral agent (in such capacity, the “Collateral Agent”), and the other financial institutions from time to time party thereto, is entered into by and among Holdings, the Borrowers, the Subsidiary Guarantors party hereto, the Administrative Agent, the Collateral Agent, the 2024 Incremental Term B-1 Lenders (as defined below), the 2024 Specified Refinancing Term Lenders (as defined below) and the other Lenders party hereto. Capitalized terms used herein but not defined herein are used as defined in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrowers desire to amend the Credit Agreement on the terms set forth herein;

WHEREAS, (i) pursuant to Section 2.14 of the Credit Agreement, the U.S. Borrower may obtain a Term Commitment Increase with respect to the Initial Term B-1 Loans in an aggregate principal amount of $200,000,000.00 (the “2024 Term B-1 Commitment Increase”; the Term Loans made under the 2024 Term B-1 Commitment Increase, the “2024 Incremental Term B-1 Loans”) by, among other things, entering into this Amendment in accordance with the terms and conditions of the Credit Agreement, (ii) pursuant to Section 2.18 of the Credit Agreement, the U.S. Borrower may incur Specified Refinancing Debt in order to refinance the entire outstanding principal amount of the Initial Term B-1 Loans (including, for the avoidance of doubt, the 2023 Specified Refinancing Term B-1 Loans and the 2024 Incremental Term B-1 Loans) outstanding under the Credit Agreement immediately after the funding of the 2024 Incremental Term B-1 Loans but prior to the funding of such Specified Refinancing Debt (collectively, the “Existing Term B-1 Loans”) by, among other things, entering into this Amendment pursuant to the terms and conditions of the Credit Agreement with Term Lenders agreeing to provide such Specified Refinancing Debt (each such Term Lender agreeing to provide 2024 Specified Refinancing Term B-1 Loans (as defined below) and any assignees thereof are referred to herein as “2024 Specified Refinancing Term B-1 Lenders”), and (iii) pursuant to Section 2.18 of the Credit Agreement, the Canadian Borrower may incur Specified Refinancing Debt in order to refinance the entire outstanding principal amount of the Initial Term B-2 Loans (including, for the avoidance of doubt, the 2023 Specified Refinancing Term B-2 Loans) outstanding under the Credit Agreement immediately prior to the funding of such Specified Refinancing Debt (collectively, the “Existing Term B-2 Loans” and, together with the Existing Term B-1 Loans, the “Existing Term Loans”) by, among other things, entering into this Amendment pursuant to the terms and conditions of the Credit Agreement with Term Lenders agreeing to provide such Specified Refinancing Debt (each such Term Lender agreeing to provide 2024 Specified Refinancing Term B-2 Loans (as defined below) and any assignees thereof are referred to herein as “2024 Specified Refinancing Term B-2 Lenders” and, together with the 2024 Specified Refinancing Term B-1 Lenders, the “2024 Specified Refinancing Term Lenders”);

WHEREAS, the U.S. Borrower has requested that the 2024 Incremental Term B-1 Lenders provide, and the 2024 Incremental Term B-1 Lenders have agreed to provide, the 2024 Term B-1 Commitment Increase as indicated on Annex I attached hereto under the caption “2024 Term B-1 Commitment Increase”;

WHEREAS, the U.S. Borrower has requested that the Lenders executing this Amendment as 2024 Specified Refinancing Term B-1 Lenders extend credit to the U.S. Borrower in the form of Specified Refinancing Term Loans to refinance Initial Term B-1 Loans in an aggregate principal amount (which amount shall include, for the avoidance of doubt, the 2024 Term B-1 Commitment Increase) of $1,993,487,500.00 (the “2024 Specified Refinancing Term B-1 Loans”; the facility in respect of the 2024 Specified Refinancing Term B-1 Loans, the “2024 Specified Refinancing Term B-1 Facility”);

WHEREAS, the Canadian Borrower has requested that the Lenders executing this Amendment as 2024 Specified Refinancing Term B-2 Lenders extend credit to the Canadian Borrower in the form of Specified Refinancing Term Loans to refinance Initial Term B-2 Loans in an aggregate principal amount of $768,637,500.00 (the “2024 Specified Refinancing Term B-2 Loans” and, together with the 2024 Specified Refinancing Term B-1 Loans, the “2024 Specified Refinancing Term Loans”; the facility in respect of the 2024 Specified Refinancing Term B-2 Loans, the “2024 Specified Refinancing Term B-2 Facility” and, together with the 2024 Specified Refinancing Term B-1 Facility, the “2024 Specified Refinancing Term Facilities”);

WHEREAS, each 2024 Specified Refinancing Term B-1 Lender has indicated its willingness to lend such 2024 Specified Refinancing Term B-1 Loans in the aggregate amount of its 2024 Specified Refinancing Term B-1 Commitment (as defined below) on the terms and subject to the conditions herein, the proceeds of which will be used by the U.S. Borrower to repay the Existing Term B-1 Loans on the Sixth Amendment Effective Date (as defined below) and as otherwise contemplated in this Amendment;

WHEREAS, each 2024 Specified Refinancing Term B-2 Lender has indicated its willingness to lend such 2024 Specified Refinancing Term B-2 Loans in the aggregate amount of its 2024 Specified Refinancing Term B-2 Commitment (as defined below) on the terms and subject to the conditions herein, the proceeds of which will be used by the Canadian Borrower to repay the Existing Term B-2 Loans on the Sixth Amendment Effective Date and as otherwise contemplated in this Amendment;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. 2024 TERM B-1 COMMITMENT INCREASE.

1.1 2024 Term B-1 Commitment Increase.

(a) On and as of the Sixth Amendment Effective Date, each party hereto providing a portion of the 2024 Term B-1 Commitment Increase as indicated on Annex I attached hereto under the caption “2024 Term B-1 Commitment Increase” (collectively, the “2024 Incremental Term B-1 Lenders”) hereby provides the amount of the 2024 Term B-1 Commitment Increase set forth opposite its name on Annex I attached hereto under the caption “2024 Term B-1 Commitment Increase” on the terms and subject to the conditions provided for herein. The 2024 Term B-1 Commitment Increase shall terminate upon funding of the 2024 Incremental Term B-1 Loans.

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(b) The 2024 Term B-1 Commitment Increase (i) shall constitute a Term Commitment Increase (under and as defined in the Credit Agreement) and (ii) shall be provided in accordance with, and be subject to all of the terms and conditions set forth in, this Amendment and the Credit Agreement (including, without limitation, Section 4 hereof and Section 2.14 thereof).

1.2 Same Term Loan Tranche. Effective as of the Sixth Amendment Effective Date, upon the effectiveness of this Amendment (but prior to (i) the repayment of the Existing Term B-1 Loans (including the 2024 Incremental Term B-1 Loans) with the proceeds of the 2024 Specified Refinancing Term B-1 Loans and (ii) the repayment of the Existing Term B-2 Loans with the proceeds of the 2024 Specified Refinancing Term B-2 Loans), the 2024 Incremental Term B-1 Loans (i) shall be on the same terms as, and become part of, the Initial Term B-1 Loans and (ii) shall constitute, and be of the same Term Loan Tranche as, the Initial Term B-1 Loans (provided that the 2024 Incremental Term B-1 Loans shall not accrue interest for any period prior to the Sixth Amendment Effective Date and the U.S. Borrower shall not be required to pay interest on the 2024 Incremental Term B-1 Loans pursuant to Section 2.08 of the Credit Agreement for any period prior to the Sixth Amendment Effective Date).

1.3 Incremental Amount. The 2024 Term B-1 Commitment Increase shall be incurred pursuant to the Ratio-Based Incremental Facility under the Credit Agreement.

1.4 Use of Proceeds. The proceeds of the 2024 Incremental Term B-1 Loans shall be applied toward the redemption of Senior Notes under the Senior Notes Indenture, and to pay any fees, expenses and OID due and owing in connection with the 2024 Incremental Term B-1 Loans.

SECTION 2. SPECIFIED REFINANCING TERM FACILITIES.

2.1 Specified Refinancing Term Loans.

(a) Each 2024 Specified Refinancing Term B-1 Lender hereby agrees to make 2024 Specified Refinancing Term B-1 Loans to the U.S. Borrower in the aggregate amount specified opposite its name on Annex II attached hereto under the caption “2024 Specified Refinancing Term B-1 Facility” (each such 2024 Specified Refinancing Term B-1 Lender’s obligation to make such 2024 Specified Refinancing Term B-1 Loans to the U.S. Borrower pursuant to this Section 2.1(a), its “2024 Specified Refinancing Term B-1 Commitment”) on the Sixth Amendment Effective Date. The commitments of the 2024 Specified Refinancing Term B-1 Lenders pursuant to this Section 2.1(a) shall terminate upon funding of the 2024 Specified Refinancing Term B-1 Loans.

(b) Each 2024 Specified Refinancing Term B-2 Lender hereby agrees to make 2024 Specified Refinancing Term B-2 Loans to the Canadian Borrower in the aggregate amount specified opposite its name on Annex II attached hereto under the caption “2024 Specified Refinancing Term B-2 Facility” (each such 2024 Specified Refinancing Term B-2 Lender’s obligation to make such 2024 Specified Refinancing Term B-2 Loans to the Canadian Borrower pursuant to this Section 2.1(b), its “2024 Specified Refinancing Term B-2 Commitment”) on the Sixth Amendment Effective Date. The commitments of the 2024 Specified Refinancing Term B-2 Lenders pursuant to this Section 2.1(b) shall terminate upon funding of the 2024 Specified Refinancing Term B-2 Loans.

(c) Once repaid, the 2024 Specified Refinancing Term Loans may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14 of the Amended Credit Agreement). Pursuant to Section 2.18 of the Credit Agreement, the 2024 Specified Refinancing Term Loans shall have the terms set forth in this Amendment and in the Amended Credit Agreement.

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2.2 Applicable Rate.

(a) The 2024 Specified Refinancing Term B-1 Loans may from time to time be Term Benchmark Rate Loans or Base Rate Loans, as determined by the U.S. Borrower and notified to the Administrative Agent in accordance with Section 2.02 of the Amended Credit Agreement. The Applicable Rate for 2024 Specified Refinancing Term B-1 Loans shall be as set forth in the Amended Credit Agreement.

(b) The 2024 Specified Refinancing Term B-2 Loans may from time to time be Term Benchmark Rate Loans or Base Rate Loans, as determined by the Canadian Borrower and notified to the Administrative Agent in accordance with Section 2.02 of the Amended Credit Agreement. The Applicable Rate for 2024 Specified Refinancing Term B-2 Loans shall be as set forth in the Amended Credit Agreement.

2.3 Use of Proceeds. The proceeds of the 2024 Specified Refinancing Term Loans shall be applied toward the payment of (a)(i) the aggregate outstanding principal amount of the Existing Term B-1 Loans (including the 2024 Incremental Term B-1 Loans) and (ii) the aggregate outstanding principal amount of the Existing Term B-2 Loans, (b) general corporate purposes (including acquisitions permitted under the Amended Credit Agreement) and (c) fees, expenses and original issue discount payable in connection with the 2024 Specified Refinancing Term Loans.

2.4 Credit Agreement Governs. Effective as of the Sixth Amendment Effective Date, except as set forth in this Amendment, (i) each of the 2024 Specified Refinancing Term B-1 Commitments and the 2024 Specified Refinancing Term B-2 Commitments shall constitute Specified Refinancing Term Commitments (under and as defined in the Credit Agreement), (ii) the 2024 Specified Refinancing Term Loans shall be Specified Refinancing Debt and Specified Refinancing Term Loans (under and as defined in the Credit Agreement), and (iii) this Amendment shall be a Refinancing Amendment (under and as defined in the Credit Agreement).

2.5 Interest Periods. The Interest Period for any Borrowings to be made on the Sixth Amendment Effective Date (which Interest Period shall commence on the Sixth Amendment Effective Date) may end on April 30, 2024.

SECTION 3. AMENDMENTS TO THE CREDIT AGREEMENT.

3.1 Amendments to the Credit Agreement. Subject to satisfaction (or waiver) of the conditions set forth in Section 4 hereof, on the Sixth Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex III attached hereto (as set forth in such Annex III, the “Amended Credit Agreement”), and the Credit Agreement, as so amended, is hereby ratified, approved and confirmed in each and every respect by all parties hereto. The rights and obligations of the parties to the Credit Agreement with respect to the period prior to the Sixth Amendment Effective Date shall not be affected by such amendment. In addition, Exhibit A-1 of the Credit Agreement is hereby amended and restated as set forth on Annex IV hereto.

3.2 Existing Eurocurrency Rate Loans Denominated in Canadian Dollars. Notwithstanding anything to the contrary in the Credit Agreement, any Eurocurrency Rate Loans denominated in Canadian Dollars (which, for greater certainty, are based on clause (b) of the definition of “Eurocurrency Rate” in the Credit Agreement) outstanding on the Sixth Amendment Effective Date with an Interest Period ending after the Sixth Amendment Effective Date, shall remain outstanding as such until the conclusion of such applicable Interest Period and the provisions of the Credit Agreement applicable thereto shall continue and remain in effect solely with respect to those outstanding Eurocurrency Rate Loans

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denominated in Canadian Dollars, at which point, unless otherwise elected by the Borrower Representative pursuant to Section 2.02 of the Amended Credit Agreement, such Eurocurrency Rate Loans shall be continued as Eurocurrency Rate Loans based on Adjusted Term CORRA with an initial Interest Period of 1 month, with no other further action required from any of the parties hereto.

SECTION 4. CONDITIONS PRECEDENT.

This Amendment shall become effective as of the date (the “Sixth Amendment Effective Date”) on which each of the following conditions precedent shall have been satisfied or duly waived:

4.1 Certain Documents. The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(a) a counterpart of this Amendment, duly executed by each Loan Party, the Administrative Agent, the Collateral Agent, each 2024 Incremental Term B-1 Lender, each 2024 Specified Refinancing Term Lender, each Revolving Credit Lender and, without duplication, any additional Lenders constituting the Required Lenders of each Tranche;

(b) a solvency certificate signed by the chief financial officer (or an officer with equivalent responsibilities) of the U.S. Borrower, substantially in the form of Exhibit M of the Credit Agreement;

(c) such customary resolutions or other action of each Loan Party as the Administrative Agent may reasonably require evidencing the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and such documents and certifications (including, without limitation, incumbency certificates, Organization Documents (to the extent there have been changes thereto since they were last delivered to the Administrative Agent) and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence that each of the Loan Parties is duly organized or formed, and that each of the Loan Parties is validly existing and, if applicable, in good standing under its jurisdiction of organization, incorporation or formation, as applicable;

(d) an executed legal opinion of (i) Latham & Watkins LLP, special New York counsel to Holdings, the Borrowers and the Subsidiary Guarantors, and (ii) Stikeman Elliott LLP, special British Columbia counsel to the Canadian Borrower and the Subsidiary Guarantors that are Canadian Subsidiaries;

(e) a notice of prepayment in accordance with Section 2.05(a)(i) of the Credit Agreement; provided, that, for the avoidance of doubt, this Section 4.1(e) shall be deemed to be the required notice of voluntary prepayment in connection with the prepayment of the Existing Term Loans; and

(f) a Committed Loan Notice from the Borrowers with respect to (a) the 2024 Incremental Term B-1 Loans and (b) the 2024 Specified Refinancing Term Loans.

4.2 Fees and Expenses. All fees and reimbursable expenses that have been invoiced in reasonable detail at least three Business Days prior to the Sixth Amendment Effective Date that are due and payable to any Person under any engagement letter entered into in connection with this Amendment shall have been paid in full in immediately available funds.

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4.3 Representations and Warranties. After giving effect to this Amendment (including the funding of the 2024 Incremental Term B-1 Loans and the 2024 Specified Refinancing Term Loans), the representations and warranties of the Borrowers and each other Loan Party contained in Article V of the Credit Agreement and each other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Sixth Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.3, the representations and warranties contained in Sections 5.05(a) and 5.05(b) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and 6.01(b), of the Credit Agreement, respectively, prior to the Sixth Amendment Effective Date.

4.4 No Event of Default. No Event of Default shall exist, or would result immediately after giving effect to the provisions of this Amendment (including the funding of the 2024 Incremental Term B-1 Loans and the 2024 Specified Refinancing Term Loans).

4.5 Officer’s Certificate. A Responsible Officer of the U.S. Borrower shall have delivered a certificate certifying as to the matters set forth in Sections 4.3 and 4.4.

4.6 Payment of Interest. The Borrowers shall have paid to the Administrative Agent for the ratable account of the Lenders holding outstanding Initial Term B-1 Loans and Initial Term B-2 Loans (immediately prior to giving effect to this Amendment on the Sixth Amendment Effective Date) all accrued and unpaid interest on such outstanding Initial Term B-1 Loans and Initial Term B-2 Loans to (but not including) the Sixth Amendment Effective Date.

The parties hereto hereby acknowledge and agree that, on the Sixth Amendment Effective Date, (a) the 2024 Incremental Term B-1 Loans shall be funded prior to the funding of the 2024 Specified Refinancing Term Loans and (b) the 2024 Incremental Term B-1 Loans shall be repaid with the proceeds of the 2024 Specified Refinancing Term B-1 Loans.

SECTION 5. CONDITIONS SUBSEQUENT

5.1 Redemption of Senior Notes. Within ten (10) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall or shall cause Senior Notes in an aggregate principal amount of not less than the total Net Cash Proceeds received in connection with the funding of the 2024 Incremental Term B-1 Loans to be redeemed in accordance with the Senior Notes Indenture.

SECTION 6. MISCELLANEOUS

6.1 Reference to and Effect on the Loan Documents.

(a) As of the Sixth Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents and the Closing Date Collateral Allocation Agreement to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b) Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement, all other Loan Documents and the Closing Date Collateral Allocation Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

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(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, any Lender or any L/C Issuer under the Credit Agreement, any Loan Document or the Closing Date Collateral Allocation Agreement, or constitute a waiver or amendment of any other provision of the Credit Agreement, any Loan Document or the Closing Date Collateral Allocation Agreement (as amended hereby) except as and to the extent expressly set forth herein.

6.2 Costs and Expenses. The Borrowers agree to reimburse the Administrative Agent for its costs and expenses in connection with this Amendment (and the other Loan Documents delivered in connection herewith) as provided in Section 10.04 of the Credit Agreement.

6.3 Reaffirmation. Each Loan Party hereto expressly acknowledges the terms of this Amendment and reaffirms, as of the Sixth Amendment Effective Date, that its guarantee of the U.S. Obligations and/or the Canadian Obligations, as applicable, under the applicable Guaranty and its grant of Liens on the Collateral to secure the U.S. Obligations and/or the Canadian Obligations, as applicable, pursuant to each Collateral Document to which it is a party, in each case, continues in full force and effect and extends to the obligations of the Loan Parties under the Loan Documents (including the Amended Credit Agreement and including the obligations of the Loan Parties in respect of the 2024 Incremental Term B-1 Loans and the 2024 Specified Refinancing Term Loans) subject to any limitations set out in the Amended Credit Agreement and any other Loan Document applicable to that Loan Party. Neither the execution, delivery, performance or effectiveness of this Amendment nor the modification of the Credit Agreement effected pursuant hereto: (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action be taken to perfect or to maintain the perfection of such Liens.

6.4 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any signature to this Amendment may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Amendment.

6.5 Governing Law, Jurisdiction, Etc. THIS AMENDMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AMENDMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. The provisions of Sections 10.15, 10.16 and 10.17 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

6.6 Loan Document and Integration. This Amendment is a Loan Document, and together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

6.7 Headings. Section headings contained in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

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[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and members thereunto duly authorized, as of the date indicated above.

DYNASTY INTERMEDIATE CO., INC., as Holdings

By:	/s/ Daniel Satterfield
Name: Daniel Satterfield
Title: Chief Financial Officer and Treasurer

DYNASTY ACQUISITION CO., INC., as the U.S. Borrower

By:	/s/ Daniel Satterfield
Name: Daniel Satterfield
Title: Chief Financial Officer and Treasurer

STANDARD AERO LIMITED STANDAERO LIMITEE, as the Canadian Borrower

By:	/s/ Daniel Satterfield
Name: Daniel Satterfield
Title: Chief Financial Officer and Treasurer

[Signature Page to StandardAero Amendment No. 6]

SOLELY WITH RESPECT TO SECTION 6.3:

DALLAS AIRMOTIVE, INC.

INTENRATIONAL GOVERNOR SERVICES LLC

JET AVIATION SPECIALISTS, LLC

PAS TECHNOLOGIES INC.

PTS AVIATION, LLC

STANDARD AERO (ALLIANCE) INC.

STANDARD AERO (SAN ANTONIO) INC.

STANDARD AERO CANADA ULC

STANDARD AERO HOLDINGS, INC.

STANDARD AERO NOVA SCOTIA COMPANY

STANDARDAERO ATLANTIC, INC.

STANDARDAERO AVIATION HOLDINGS, INC.

STANDARDAERO BUSINESS AVIATION SERVICES, LLC

STANDARDAERO COMPONENT SERVICES, INC.

STANDARDAERO HOLDING CORP.,

each as a Subsidiary Guarantor

By:	/s/ Daniel Satterfield
Name: Daniel Satterfield
Title: Chief Financial Officer and Treasurer

[Signature Page to StandardAero Amendment No. 6]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Andrew Senicki
Name: Andrew Senicki
Title: Authorized Signatory

[Signature Page to StandardAero Amendment No. 6]

UBS AG, STAMFORD BRANCH, as an Incremental Term B-1 Lender and a 2024 Specified Refinancing Term B-1 Lender

By:	/s/ Peter Hazoglou
Name: Peter Hazoglou
Title: Authorized Signatory

By:	/s/ Muhammad Afzal
Name: Muhammad Afzal
Title: Director

[Signature Page to StandardAero Amendment No. 6]

UBS AG, STAMFORD BRANCH, as a 2024 Specified Refinancing Term B-2 Lender

By:	/s/ Peter Hazoglou
Name: Peter Hazoglou
Title: Authorized Signatory

By:	/s/ Muhammad Afzal
Name: Muhammad Afzal
Title: Directo

[Signature Page to StandardAero Amendment No. 6]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Revolving Credit Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Andrew Senicki
Name: Andrew Senicki
Title: Authorized Signatory

[Signature Page to StandardAero Amendment No. 6]

ROYAL BANK OF CANADA, as a Revolving Credit Lender

By:	/s/ Nikhil Madhok
Name: Nikhil Madhok
Title: Authorized Signatory

MACQUARIE CAPITAL FUNDING LLC, as a Revolving Credit Lender

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

By:	/s/ Michael Barrish
Name: Michael Barrish
Title: Authorized Signatory

BARCLAYS BANK PLC, as a Revolving Credit Lender

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

JEFFERIES FINANCE LLC, as a Revolving Credit Lender

By:	/s/ JR Young
Name: JR Young
Title: Managing Director

NOMURA CORPORATE FUNDING AMERICAS, LLC, as a Revolving Credit Lender

By:	/s/ Garrett P. Carpenter
Name: Garrett P. Carpenter
Title: Managing Director

[Signature Page to StandardAero Amendment No. 6]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Revolving Credit Lender

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

MIZUHO BANK, LTD., as a Revolving Credit Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

CITIZENS BANK, N.A., as a Revolving Credit Lender

By:	/s/ Jason Crowley
Name: Jason Crowley
Title: Director

SOCIETE GENERALE, as a Revolving Credit Lender

By:	/s/ Pranav Chandra
Name: Pranav Chandra
Title: Managing Director

[Signature Page to StandardAero Amendment No. 6]

Annex I

2024 Term B-1 Commitment Increase:

2024 Specified Refinancing Term B-1 Lender	Amount
UBS AG, Stamford Branch	$200,000,000.00
Total	$200,000,000.00

Annex II

2024 Specified Refinancing Term B-1 Facility:

2024 Specified Refinancing Term B-1 Lender	Amount
UBS AG, Stamford Branch	$1,993,487,500.00
Total	$1,993,487,500.00

2024 Specified Refinancing Term B-2 Facility:

2024 Specified Refinancing Term B-2 Lender	Amount
UBS AG, Stamford Branch	$768,637,500.00
Total	$768,637,500.00

Annex III

AMENDED CREDIT AGREEMENT

(see attached)

Execution Version

CREDIT AGREEMENT

DATED AS OF APRIL 4, 2019

(AS AMENDED BY THE FIRST AMENDMENT ON FEBRUARY 12, 2020, THE SECOND

AMENDMENT ON JULY 1, 2021, THE THIRD AMENDMENT ON DECEMBER 22, 2022, THE

FOURTH AMENDMENT ON MAY 1, 2023, ~~AND~~ THE FIFTH AMENDMENT ON

AUGUST 24, 2023, AND THE SIXTH AMENDMENT ON MARCH 25, 2024)

AMONG

DYNASTY ACQUISITION CO., INC.,

AS U.S. BORROWER,

1199169 B.C. UNLIMITED LIABILITY COMPANY,

AS CANADIAN BORROWER,

DYNASTY INTERMEDIATE CO., INC.,

AS HOLDINGS,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

AS ADMINISTRATIVE AGENT, COLLATERAL AGENT AND A L/C ISSUER,

AND

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO

UBS SECURITIES LLC,

CREDIT SUISSE LOAN FUNDING LLC,

RBC CAPITAL MARKETS, LLC,

TCG SENIOR FUNDING L.L.C.,

CIBC WORLD MARKETS CORP.,

BARCLAYS BANK PLC,

MACQUARIE CAPITAL (USA) INC.,

BOFA SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC,

CITIZENS BANK, N.A.,

HSBC SECURITIES (USA) INC.,

SOCIÉTÉ GÉNÉRALE,

SANTANDER BANK, N.A.,

MIZUHO BANK, LTD.,

GOLDMAN SACHS LENDING PARTNERS LLC,

JEFFERIES FINANCE LLC,

AND

NOMURA SECURITIES INTERNATIONAL, INC.

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

CONTENTS

Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

Section 1.01	Defined Terms	1
Section 1.02	Other Interpretive Provisions	~~106~~114
Section 1.03	Accounting Term	~~109~~117
Section 1.04	Rounding	~~109~~117
Section 1.05	References to Agreements and Laws	~~110~~117
Section 1.06	Times of Day	~~110~~118
Section 1.07	Timing of Payment or Performance	~~110~~118
Section 1.08	Currency Equivalents Generally	~~110~~118
Section 1.09	Letter of Credit Amounts	~~111~~119
Section 1.10	Pro Forma Calculations	~~111~~119
Section 1.11	Calculation of Baskets	~~112~~120
Section 1.12	Borrower Representative	~~112~~120
Section 1.13	Joint and Several Liability and Related Matters	~~112~~120
Section 1.14	Québec Matters	~~113~~121

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		~~113~~121

Section 2.01	The Loans	~~113~~121
Section 2.02	Borrowings, Conversions and Continuations of Loans	~~115~~123
Section 2.03	Letters of Credit	~~117~~125
Section 2.04	[Reserved]	~~126~~135
Section 2.05	Prepayments	~~126~~135
Section 2.06	Termination or Reduction of Commitments	~~132~~141
Section 2.07	Repayment of Loans	~~133~~142
Section 2.08	Interest	~~134~~144
Section 2.09	Fees	~~135~~144
Section 2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	~~136~~145
Section 2.11	Evidence of Indebtedness	~~136~~145
Section 2.12	Payments Generally; Administrative Agent’s Clawback	~~137~~146
Section 2.13	Sharing of Payments	~~139~~148
Section 2.14	Incremental Facilities	~~140~~149
Section 2.15	Incremental Equivalent Debt	~~145~~155
Section 2.16	Cash Collateral	~~148~~157
Section 2.17	Defaulting Lenders	~~149~~158
Section 2.18	Specified Refinancing Debt	~~150~~159
Section 2.19	Extension of Term Loans and Revolving Credit Commitments	~~153~~162
Section 2.20	Permitted Debt Exchanges	~~156~~166
Section 2.21	Additional Alternative Currencies	~~157~~167

ARTICLE III TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY		~~158~~168

Section 3.01	Taxes	~~158~~168
Section 3.02	[Reserved]	~~162~~172
Section 3.03	Illegality	~~162~~172
Section 3.04	Inability to Determine Rates	~~163~~173
Section 3.05	Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements	~~165~~175
Section 3.06	Funding Losses	~~166~~176

Section 3.07	Matters Applicable to All Requests for Compensation	~~167~~177
Section 3.08	Replacement of Lenders Under Certain Circumstances	~~168~~178
Section 3.09	CORRA Benchmark Replacement Setting.	180

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~170~~181

Section 4.01	Conditions to the Initial Credit Extension on the Closing Date	~~170~~181
Section 4.02	Conditions to All Credit Extensions	~~174~~186

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~175~~186

Section 5.01	Existence, Qualification and Power; Compliance with Laws	~~175~~186
Section 5.02	Authorization; No Contravention	~~175~~187
Section 5.03	Governmental Authorization; Other Consents	~~175~~187
Section 5.04	Binding Effect	~~176~~187
Section 5.05	Financial Statements; No Material Adverse Effect	~~176~~187
Section 5.06	Litigation	~~176~~188
Section 5.07	Use of Proceeds	~~177~~188
Section 5.08	Ownership of Property; Liens	~~177~~188
Section 5.09	Environmental Compliance	~~177~~189
Section 5.10	Taxes	~~178~~189
Section 5.11	Employee Benefit Plans	~~178~~190
Section 5.12	Subsidiaries; Capital Stock	~~179~~191
Section 5.13	Margin Regulations; Investment Company Act	~~179~~191
Section 5.14	Disclosure	~~180~~191
Section 5.15	Compliance with Laws	~~180~~191
Section 5.16	Intellectual Property; Licenses, Etc.	~~180~~192
Section 5.17	Solvency	~~180~~192
Section 5.18	Perfection, Etc.	~~180~~192
Section 5.19	Sanctions; OFAC	~~181~~193
Section 5.20	Anti-Corruption Laws	~~181~~193

ARTICLE VI AFFIRMATIVE COVENANTS		~~182~~193

Section 6.01	Financial Statements	~~182~~194
Section 6.02	Certificates; Other Information	~~184~~195
Section 6.03	Notices	~~186~~197
Section 6.04	Payment of Taxes	~~186~~198
Section 6.05	Preservation of Existence, Etc.	~~186~~198
Section 6.06	Maintenance of Properties	~~187~~198
Section 6.07	Maintenance of Insurance	~~187~~198
Section 6.08	Compliance with Laws	~~187~~199
Section 6.09	Books and Records	~~187~~199
Section 6.10	Inspection Rights	~~187~~199
Section 6.11	Use of Proceeds	~~188~~200
Section 6.12	Covenant to Guarantee Obligations and Give Security	~~188~~200
Section 6.13	Compliance with Environmental Laws	~~190~~202
Section 6.14	Further Assurances	~~191~~203
Section 6.15	Maintenance of Ratings	~~191~~203
Section 6.16	Post-Closing Undertakings	~~191~~203
Section 6.17	No Change in Line of Business	~~191~~203
Section 6.18	Transactions with Affiliates	~~191~~203
Section 6.19	Lender Conference Calls	~~195~~207
Section 6.20	Aircraft Mortgages	~~195~~207

ARTICLE VII NEGATIVE COVENANTS		~~196~~208

Section 7.01	Indebtedness	~~196~~208
Section 7.02	Limitations on Liens	~~204~~217
Section 7.03	Fundamental Changes	~~205~~217
Section 7.04	Asset Sales	~~207~~219
Section 7.05	Restricted Payments	~~208~~220
Section 7.06	Burdensome Agreements	~~216~~229
Section 7.07	Accounting Changes	~~218~~231
Section 7.08	Financial Covenant	~~218~~231
Section 7.09	Holding Company	~~219~~231

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~219~~232

Section 8.01	Events of Default	~~219~~232
Section 8.02	Remedies Upon Event of Default	~~223~~235
Section 8.03	Right to Cure	~~223~~236
Section 8.04	Application of Funds	~~224~~237

ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS		~~226~~239

Section 9.01	Appointment and Authorization of Agents	~~226~~239
Section 9.02	Delegation of Duties	~~228~~241
Section 9.03	Liability of Agents	~~228~~241
Section 9.04	Reliance by Agents	~~229~~242
Section 9.05	Notice of Default	~~230~~243
Section 9.06	Credit Decision; Disclosure of Information by Agents	~~230~~243
Section 9.07	Indemnification of Agents	~~231~~244
Section 9.08	Agents in Their Individual Capacities	~~232~~244
Section 9.09	Successor Agents	~~232~~245
Section 9.10	Administrative Agent May File Proofs of Claim	~~233~~246
Section 9.11	Collateral and Guaranty Matters	~~234~~247
Section 9.12	Other Agents; Arranger and Managers	~~236~~248
Section 9.13	Secured Cash Management Agreements and Secured Hedge Agreements	~~236~~249
Section 9.14	Appointment of Supplemental Agents, Incremental Arrangers, Incremental Equivalent Debt Arrangers and Specified Refinancing Agents	~~236~~249
Section 9.15	Intercreditor Agreement	~~238~~251
Section 9.16	Withholding Tax	~~238~~251
Section 9.17	Credit Bidding	~~238~~251
Section 9.18	Certain ERISA Matters	~~239~~252
Section 9.19	Erroneous Payments	~~240~~253

ARTICLE X MISCELLANEOUS		~~242~~255

Section 10.01	Amendments, Etc.	~~242~~255
Section 10.02	Notices; Electronic Communications	~~244~~258
Section 10.03	No Waiver; Cumulative Remedies; Enforcement	~~246~~260
Section 10.04	Expenses	~~247~~260
Section 10.05	Indemnification by the U.S. Borrower	~~248~~261
Section 10.06	Payments Set Aside	~~249~~262
Section 10.07	Successors and Assigns	~~249~~263
Section 10.08	Confidentiality	~~256~~270
Section 10.09	Setoff	~~257~~271
Section 10.10	Interest Rate Limitation	~~258~~272
Section 10.11	Counterparts	~~258~~272

Section 10.12	Integration; Effectiveness	~~259~~272
Section 10.13	Survival of Representations and Warranties	~~259~~273
Section 10.14	Severability	~~259~~273
Section 10.15	Governing Law; Jurisdiction; Etc.	~~259~~273
Section 10.16	Service of Process	~~260~~274
Section 10.17	Waiver of Right to Trial by Jury	~~261~~274
Section 10.18	Binding Effect	~~261~~275
Section 10.19	No Advisory or Fiduciary Responsibility	~~261~~275
Section 10.20	Affiliate Activities	~~262~~275
Section 10.21	Electronic Execution of Assignments and Certain Other Documents	~~262~~276
Section 10.22	USA PATRIOT Act	~~262~~276
Section 10.23	Judgment Currency	~~262~~276
Section 10.24	Acknowledgement and Consent to Bail-In of Financial Institutions	~~263~~276
Section 10.25	Canadian Interest Provisions	~~263~~277
Section 10.26	Canadian Anti-Terrorism Laws	~~264~~277
Section 10.27	Acknowledgement Regarding Any Supported QFCs	~~264~~278

ARTICLE XI CO-BORROWER ARRANGEMENTS		~~265~~279

Section 11.01	Addition of Co-Borrowers	~~265~~279
Section 11.02	Status of Co-Borrowers	~~266~~280
Section 11.03	Resignation of Co-Borrowers	~~267~~280

SCHEDULES
1	Guarantors
1.01(a)	Adjustments to Consolidated EBITDA
1.01(b)	Existing Letters of Credit
1.01(e)	Contracts Prohibiting Subsidiary Guarantees
1.01(f)	Closing Date L/C Issuers and Letter of Credit Sublimits
2.01	Commitments and Pro Rata Shares
4.01(a)(x)	Jurisdictions of Local Counsel Opinions
5.08	Material Real Property
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
6.16	Post-Closing Undertakings
7.01	Fifth Amendment Effective Date Indebtedness
7.02	Fifth Amendment Effective Date Liens
7.05	Fifth Amendment Effective Date Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A-1	Committed Loan Notice
A-2	Request for L/C Credit Extension
B-1	Term Note
B-2	Revolving Credit Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliate Lender Assignment and Assumption
D-3	Administrative Questionnaire
E-1	Holdings Guaranty
E-2	U.S. Guaranty
E-3	Canadian Guaranty
F-1	U.S. Security Agreement
F-2	Canadian Security Agreement
G-1	ABL Intercreditor Agreement
G-2	First Lien/Second Lien Intercreditor Agreement
G-3	First Lien Pari Passu Intercreditor Agreement
H	Intercompany Subordination Agreement
I-1	U.S. Tax Compliance Certificate
I-2	U.S. Tax Compliance Certificate
I-3	U.S. Tax Compliance Certificate
I-4	U.S. Tax Compliance Certificate
J	Optional Prepayment of Loans
K	Form of Co-Borrower Joinder Agreement
L	Perfection Certificate
M	Solvency Certificate
N	Form of Aircraft Mortgage

i

This CREDIT AGREEMENT is entered into as of April 4, 2019, as amended by the First Amendment on February 12, 2020, as amended by the Second Amendment on July 1, 2021, as amended by the Third Amendment on December 22, 2022, as amended by the Fourth Amendment on May 1, 2023, ~~and~~ as amended by the Fifth Amendment on August 24, 2023, and as amended by the Sixth Amendment on March 25, 2024, among Dynasty Intermediate Co., Inc., a Delaware corporation (“Holdings”), Dynasty Acquisition Co., Inc., a Delaware corporation (“U.S. Borrower”), 1199169 B.C. Unlimited Liability Company, a British Columbia unlimited liability company (“Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party hereto and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as Administrative Agent, Collateral Agent and a L/C Issuer.

PRELIMINARY STATEMENTS

Pursuant to the Stock Purchase Agreement, dated December 18, 2018 (together with all exhibits and schedules and other attachments thereto, collectively, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and in accordance with Section 4.01(g) of this Agreement, including by that certain Amendment No. 1 to Purchase Agreement and Company Disclosure Letter, dated as of April 2, 2019, the “Acquisition Agreement”), by and among VCSA Holdings LLC, a Delaware limited liability company (“Holdings LLC”), as a seller and in its capacity as the sellers representative, the Specified Management Sellers (as defined therein) (together with Holdings LLC, the “Sellers”), StandardAero Holding Corp., a Delaware corporation (the “Company”), and the U.S. Borrower, the U.S. Borrower will, directly or indirectly, acquire (the “Acquisition”), directly or indirectly and through one or more separate acquisitions, all of the equity interests of the Company.

In connection with the transactions contemplated by the Acquisition Agreement, the Borrowers have requested that, upon the satisfaction (or waiver by the Arrangers and the Initial Principal Investors) in full of the conditions precedent set forth in the applicable provisions of Article IV below, the applicable Lenders (a) make term loans to the U.S. Borrower in an aggregate principal amount of $1,395,000,000 under the Initial Term B-1 Commitment, (b) make term loans to the Canadian Borrower in an aggregate principal amount of $750,000,000 under the Initial Term B-2 Commitment and (c) make available to the U.S. Borrower a $150,000,000 multicurrency revolving credit facility for the making, from time to time, of revolving loans and the issuance, from time to time, of letters of credit, in each case on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 Specified Refinancing Term B-1 Loans” means the “2020 Specified Refinancing Term B-1 Loans” as defined in the First Amendment.

“2020 Specified Refinancing Term B-2 Loans” means the “2020 Specified Refinancing Term B-2 Loans” as defined in the First Amendment.

“2020 Specified Refinancing Term Loans” means the 2020 Specified Refinancing Term B-1 Loans and the 2020 Specified Refinancing Term B-2 Loans.

“2021 Term Borrowing” means a borrowing consisting of simultaneous 2021 Term Loans of the same Type and, in the case of Eurocurrency Rate Loans (as defined in this Agreement as of the Second Amendment Effective Date), having the same Interest Period made by each of the 2021 Term Lenders pursuant to Section 2.01(d), in each case, on the Second Amendment Effective Date.

“2021 Term Commitment” means, as to each 2021 Term Lender, its obligation to make 2021 Term Loans to the U.S. Borrower pursuant to Section 2.01(d) in an aggregate principal amount not to exceed the amount set forth opposite such 2021 Term Lender’s name on Annex I to the Second Amendment under the caption “2021 Term Commitments” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the 2021 Term Commitments is $275,000,000.

“2021 Term Lender” means (a) at any time on or prior to the Second Amendment Effective Date, any Lender that has a 2021 Term Commitment at such time, and (b) at any time after the Second Amendment Effective Date, any Lender that holds 2021 Term Loans at such time.

“2021 Term Loans” has the meaning specified in Section 2.01(d).

“2023 Extended Revolving Tranche” means, at any time, the aggregate amount of the 2023 Extended Revolving Tranche Lenders’ 2023 Extended Revolving Tranche Commitments at such time. The 2023 Extended Revolving Tranche is a Tranche of the Revolving Credit Facility.

“2023 Extended Revolving Tranche Commitments” means, as to any 2023 Extended Revolving Tranche Lender, its obligation to (a) make 2023 Extended Revolving Tranche Loans to the U.S. Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations related to Letters of Credit issued, in each case, under the 2023 Extended Revolving Tranche, in an aggregate principal amount not to exceed the amount set forth under the heading “2023 Extended Revolving Tranche Commitment” opposite such Lender’s name on Annex I to the Fifth Amendment, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be adjusted from time to time in accordance with this Agreement. The aggregate 2023 Extended Revolving Tranche Commitments shall be $150,000,000 on the Fifth Amendment Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“2023 Extended Revolving Tranche Lender” means, at any time, any Lender that has a 2023 Extended Revolving Tranche Commitment at such time (and after the termination of all 2023 Extended Revolving Tranche Commitments, any Lender that holds any Outstanding Amount in respect of 2023 Extended Revolving Tranche Loans and/or L/C Obligations related to Letters of Credit issued under the 2023 Extended Revolving Tranche).

“2023 Extended Revolving Tranche Loan” has the meaning specified in Section 2.01(b).

“2023 Incremental Term B-1 Commitment Increase” means the “2023 Incremental Term B-1 Commitment Increase” as defined in the Fifth Amendment.

“2023 Incremental Term B-1 Loans” means the “2023 Incremental Term B-1 Loans” as defined in the Fifth Amendment.

“2023 Specified Refinancing Term B-1 Loans” means the “2023 Specified Refinancing Term B-1 Loans” as defined in the Fifth Amendment (including, for the avoidance of doubt, the 2023 Term Loans and the 2023 Incremental Term B-1 Loans).

“2023 Specified Refinancing Term B-2 Loans” means the “2023 Specified Refinancing Term B-2 Loans” as defined in the Fifth Amendment.

“2023 Specified Refinancing Term Loans” means the 2023 Specified Refinancing Term B-1 Loans and the 2023 Specified Refinancing Term B-2 Loans.

“2023 Term Loans” means the “2023 Term Loans” as defined in the Fifth Amendment.

“2024 Incremental Term B-1 Loans” means the “2024 Incremental Term B-1 Loans” as defined in the Sixth Amendment.

“2024 Specified Refinancing Term B-1 Loans” means the “2024 Specified Refinancing Term B-1 Loans” as defined in the Sixth Amendment.

“2024 Specified Refinancing Term B-2 Loans” means the “2024 Specified Refinancing Term B-2 Loans” as defined in the Sixth Amendment.

“2024 Specified Refinancing Term Loans” means the 2024 Specified Refinancing Term B-1 Loans and the 2024 Specified Refinancing Term B-2 Loans.

“ABL Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the ABL Credit Agreement.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of the date hereof, among the U.S. Borrower, the Canadian Borrower and the Subsidiaries of the U.S. Borrower party thereto as borrowers, Holdings, the lenders party thereto from time to time and the ABL Representative, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Credit Agreement or another credit agreement, indenture, instrument, other document or otherwise, unless such credit agreement, indenture, instrument or document expressly provides that it is not an ABL Credit Agreement), in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facility” means the senior secured revolving loan facility under the ABL Credit Agreement or any amendment, supplement, modification, substitution, replacement, restatement or refinancing thereof, in whole or in part, from time to time, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement substantially in the form of Exhibit G-1 among the Administrative Agent and the ABL Representative, with such modifications thereto as the Administrative Agent may reasonably agree. On the Closing Date, the Administrative Agent will enter into the ABL Intercreditor Agreement among the ABL Representative and the other parties thereto.

“ABL Loan Documents” means, collectively, (i) the ABL Credit Agreement and (ii) the security documents, intercreditor agreements (including the ABL Intercreditor Agreement), guarantees, joinders and other agreements or instruments executed in connection with the ABL Credit Agreement or such other agreements, in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Obligations” means all Indebtedness and other obligations of any Loan Parties (as defined in the ABL Credit Agreement) outstanding under or pursuant to the ABL Loan Documents, together with guarantees thereof that are secured, or intended to be secured, under the ABL Loan Documents, including any direct or indirect, absolute or contingent, interest and fees that accrue after the commencement by or against any of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any obligations under a Secured Hedge Agreement or a Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) that are secured pursuant to the ABL Loan Documents.

“ABL Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“ABL Representative” means, initially, Royal Bank of Canada, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the other ABL Loan Documents, and any other administrative agent, collateral agent or representative of the holders of ABL Obligations appointed as a representative for purposes related to the administration of the security documents pursuant to the ABL Credit Agreement, in such capacity as provided in the ABL Credit Agreement.

“Acceleration” has the meaning specified in Section 8.01(e).

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” has the meaning specified in the Preliminary Statements of this Agreement.

“Acquisition Agreement” has the meaning specified in the Preliminary Statements of this Agreement.

“Acquisition Agreement Representations” means the representations and warranties made by the Sellers or the Company, in each case, with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the U.S. Borrower or any of its Affiliates has the right (taking into account any applicable grace periods or cure provisions) to terminate the obligations of the U.S. Borrower or any of its Affiliates, or the right to decline to consummate the Acquisition, under the Acquisition Agreement as a result of a breach of one or more of such representations and warranties in the Acquisition Agreement.

“Adjusted Cash” means the amount of unrestricted cash after giving effect to unrealized gains and losses under (and as determined by) any currency Swap Contracts in place at the time of determination (but only with respect to the then-elapsed portion of the current monthly or quarterly (as applicable under the relevant currency Swap Contract) calculation period thereunder).

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the Eurocurrency Rate for such Interest Period, multiplied by the Statutory Reserve Rate; provided that, if the Adjusted Eurocurrency Rate as so determined would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for the purposes of this Agreement.

“Adjusted Daily Compounded CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Compounded CORRA for such calculation, plus (b) the Daily Compounded CORRA Adjustment; provided that if Adjusted Daily Compounded CORRA as so determined shall ever be less than 0.00% per annum, then Adjusted Daily Compounded CORRA shall be deemed to be 0.00% per annum.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation, plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than 0.00% per annum, then Adjusted Term CORRA shall be deemed to be 0.00% per annum.

“Adjusted Term SOFR Rate” means, (i) prior to the Fifth Amendment Effective Date, with respect to any Term SOFR Rate Loan for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period plus (b) the Term SOFR Adjustment for such Interest Period, and (ii) from and after the Fifth Amendment Effective Date, (x) except in the case of Revolving Credit Loans, with respect to any Term SOFR Rate Loan for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period, and (y) solely in the case of Revolving Credit Loans, with respect to any Term SOFR Rate Loan for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period plus (b) the Term SOFR Adjustment for such Interest Period; provided that, (a) except in the case of the 2021 Term Loans, if the Adjusted Term SOFR Rate as so determined would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for the purposes of this Agreement and (b) solely in the case of the 2021 Term Loans, if the Adjusted Term SOFR Rate as so determined would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for the purposes of this Agreement.

“Administrative Agent” means Credit Suisse acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-3 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(i).

“Affiliate Lenders” means, collectively, the Sponsor and its Affiliates (other than any Natural Person, Holdings, any Borrower and any of Holdings’ or any Borrower’s respective Subsidiaries).

“Affiliate Transaction” has the meaning specified in Section 6.18(a).

“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent or Collateral Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided, that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide the Administrative Agent or Collateral Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent or Collateral Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent or the Collateral Agent.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agent’s Spot Rate of Exchange” has the meaning specified in Section 1.08(a).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Incremental Arrangers and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this credit agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“Aircraft” means any “aircraft” as defined in Section 40102 of the Federal Aviation Act.

“Aircraft Mortgage” means an engine security agreement substantially in the form of Exhibit N hereto.

“Aircraft Mortgage Supplement” means each “Engine Security Agreement Supplement”, as defined in the applicable Aircraft Mortgage.

“All-in Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, OID, upfront fees, index floors or otherwise, in each case payable by any Borrower generally to lenders, provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the relevant lenders); provided that if the Adjusted Term SOFR Rate in respect of any Indebtedness in the form of syndicated term loans of a like currency with any Initial Term Loans or 2021 Term Loans, as applicable, includes an index floor greater than the one applicable to the applicable Initial Term Loans or 2021 Term Loans, as applicable, such increased amount shall be equated to All-in Yield for purposes of determining the All-in Yield of such Indebtedness.

“Alternative Benchmark Rate” has the meaning specified in Section 3.04(c).

“Alternative Currency” means (a) Euros, Pounds Sterling and Canadian Dollars and (b) subject to Section 2.21, any other currency.

“Anti-Corruption Laws” has the meaning specified in Section 5.20.

“Anticipated Cure Deadline” has the meaning specified in Section 8.03(a).

“Applicable Discount” has the meaning specified in the definition of “Dutch Auction”.

“Applicable Facility Fee” means a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 0.50% per annum, and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to Consolidated First Lien Net Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Facility Fee
Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Facility Fee
1	Equal to or greater than 4.25:1.00	0.50%
2	Less than 4.25:1.00	0.375%

Any increase or decrease in the Applicable Facility Fee resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” shall apply without regard to the Consolidated First Lien Net Leverage Ratio (x) at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 6.02(a) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered, or (y) at the election of the Majority Lenders under the Revolving Credit Facility under the applicable Revolving Tranche at such time, at all times if an Event of Default shall have occurred and be continuing.

“Applicable Intercreditor Arrangements” means customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent, it being understood that the form of first lien/second lien intercreditor agreement attached as Exhibit G-2 and the form of pari passu intercreditor agreement attached as Exhibit G-3 hereto are reasonably satisfactory to the Administrative Agent.

“Applicable Jurisdiction” means the United States, Canada and any other jurisdiction approved by the Revolving Credit Lenders or the Term Lenders of the applicable Tranche, as applicable, and the Administrative Agent, in each case, acting reasonably and in good faith.

“Applicable Rate” means:

(a) a percentage per annum equal to, with respect to the Initial Term B-1 Loans, (i) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 4.00% per annum for Term SOFR Rate Loans and 3.00% per annum for Base Rate Loans; (ii) thereafter until the First Amendment Effective Date, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR Rate Loans	Base Rate Loans
1	Equal to or greater than 4.25:1.00	4.00%	3.00%
2	Less than 4.25:1.00	3.75%	2.75%

; (iii) from the First Amendment Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the First Amendment Effective Date, 3.50% per annum for Term SOFR Rate Loans and 2.50% per annum for Base Rate Loans; (iv) thereafter until the Fifth Amendment Effective Date, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR Rate Loans	Base Rate Loans
1	Equal to or greater than 4.25:1.00	3.50%	2.50%
2	Less than 4.25:1.00	3.25%	2.25%

; ~~and~~ (v) from the Fifth Amendment Effective Date until the Sixth Amendment Effective Date, 4.00% per annum for Term SOFR Rate Loans and 3.00% per annum for Base Rate Loans; and (vi) from the Sixth Amendment Effective Date, 3.50% per annum for Term SOFR Rate Loans and 2.50% per annum for Base Rate Loans; provided, that, upon the consummation of a Qualified IPO, the Applicable Rate with respect to Initial Term B-1 Loans will be reduced by 0.25%;

(b) a percentage per annum equal to, with respect to the Initial Term B-2 Loans, (i) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 4.00% per annum for Term SOFR Rate Loans and 3.00% per annum for Base Rate Loans; (ii) thereafter until the First Amendment Effective Date, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR Rate Loans	Base Rate Loans
1	Equal to or greater than 4.25:1.00	4.00%	3.00%
2	Less than 4.25:1.00	3.75%	2.75%

, (iii) from the First Amendment Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the First Amendment Effective Date, 3.50% per annum for Term SOFR Rate Loans and 2.50% per annum for Base Rate Loans; (iv) thereafter until the Fifth Amendment Effective Date, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR Rate Loans	Base Rate Loans
1	Equal to or greater than 4.25:1.00	3.50%	2.50%
2	Less than 4.25:1.00	3.25%	2.25%

; ~~and~~ (v) from the Fifth Amendment Effective Date until the Sixth Amendment Effective Date, 4.00% per annum for Term SOFR Rate Loans and 3.00% per annum for Base Rate Loans; and (vi) from the Sixth Amendment Effective Date, 3.50% per annum for Term SOFR Rate Loans and 2.50% per annum for Base Rate Loans; provided, that, upon the consummation of a Qualified IPO, the Applicable Rate with respect to Initial Term B-2 Loans will be reduced by 0.25%;

(c) a percentage per annum equal to, with respect to the Revolving Credit Facility, (i) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 3.50% per annum for Term Benchmark Rate Loans and RFR Loans and 2.50% per annum for Base Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Term Benchmark Rate Loans and RFR Loans	Base Rate Loans
1	Equal to or greater than 4.25:1.00	3.50%	2.50%
2	Less than 4.25:1.00 and equal to or greater than 3.75:1.00	3.375%	2.375%
3	Less than 3.75:1.00	3.125%	2.125%

(d) a percentage per annum equal to, with respect to the 2021 Term Loans, 5.75% per annum for Term SOFR Rate Loans and 4.75% per annum for Base Rate Loans.

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” for the tables set forth in clauses (a), (b) and (c) above shall apply without regard to the Consolidated First Lien Net Leverage Ratio (x) at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 6.02(a) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered, or (y) at the election of the Majority Lenders under the applicable Tranche at such time, at all times if an Event of Default shall have occurred and be continuing.

“Appropriate Lender” means, at any time, (a) with respect to either the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the applicable Revolving Credit Lenders, (c) with respect to any New Term Facility, a Lender that holds a New Term Loan at such time, (d) with respect to any New Revolving Facility, a Lender that holds a New Revolving Loan or has a Commitment with respect to such New Revolving Facility at such time and (e) with respect to any Specified Refinancing Debt, a Lender that holds Specified Refinancing Term Loans or Specified Refinancing Revolving Loans.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender and controls such Lender.

“Arrangers” means each of UBS Securities LLC, Credit Suisse Loan Funding LLC, RBC Capital Markets, LLC, TCG Senior Funding L.L.C., CIBC World Markets Corp., Barclays Bank PLC, Macquarie Capital (USA) Inc., BofA Securities, Inc., Wells Fargo Securities, LLC, Citizens Bank, N.A., HSBC Securities (USA) Inc., Société Générale, Santander Bank, N.A., Mizuho Bank, Ltd., Goldman Sachs Lending Partners LLC, Jefferies Finance LLC and Nomura Securities International, Inc., in their respective capacities as exclusive joint lead arrangers and bookrunners.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of any Borrower Party, or

(b) the issuance or sale of Equity Interests (other than Preferred Stock and Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.01 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the U.S. Borrower (other than to any Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions) (each of the foregoing referred to in this definition as a “Disposition”; the term “Dispose” as a verb has a corresponding meaning).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower Parties (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned, or otherwise disposing of any intellectual property rights);

(b) any Disposition in compliance with Section 7.03 other than any provision of Section 7.03 that permits dispositions permitted under this Agreement (including under Section 7.04);

(c) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05 (including pursuant to any exceptions provided for in the definition of “Restricted Payment”) or any Permitted Investment;

(d) other than in connection with the determination of Leverage Excess Proceeds, any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than or equal to $40,000,000;

(e) any transfer or Disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the U.S. Borrower or by the U.S. Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(f) the creation of any Lien permitted under this Agreement;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable and related assets to notes receivable or dispositions of accounts receivable and related assets in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets (i) to a Receivables Subsidiary in a Qualified Receivables Financing or (ii) to any other Person in a Qualified Receivables Factoring;

(k) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the U.S. Borrower;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Borrower Parties;

(n) any transfer in a Sale/Leaseback Transaction of any property acquired or built after the Closing Date; provided that such sale is for at least Fair Market Value (as determined on the date on which a definitive agreement for such Sale/Leaseback Transaction was entered into);

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of any Borrower Party, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) Dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events;

(q) Dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(t) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such Asset Sale are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(u) a sale or transfer of equipment receivables, or participations therein, and related assets;

(v) any Dispositions in connection with the Transactions;

(w) (i) the Disposition of assets acquired pursuant to any Permitted Investment, which assets are not used or useful to the core or principal business of the Borrower Parties; and (ii) the Disposition of assets that are necessary or advisable, in the good faith judgment of the U.S. Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Investment or acquisition; and

(x) any Dispositions made in connection with the Permitted Canadian Transaction.

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Auction Amount” has the meaning specified in the definition of “Dutch Auction”.

“Auction Notice” has the meaning specified in the definition of “Dutch Auction”.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(c)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.

“Aviation Authority” means any Governmental Authority in respect of the regulation of commercial aviation, air navigation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Borrowers or any relevant Permitted Lessee (as defined in the ABL Credit Agreement), as applicable, including, if applicable, the Transport Canada Civil Aviation and any successor thereto, the Canadian Transportation Agency, the FAA, the U.S. Department of Transportation, the Civil Aviation Authority (UK) or Airport Coordinated Limited.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1.00%, (b) the Prime Lending Rate on such day, (c) the Adjusted Term SOFR Rate for a one-month tenor in effect on such day plus 1.00%, and (d)(i) except in the case of the 2021 Term Loans, 1.00% per annum, and (ii) solely in the case of the 2021 Term Loans, 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Trigger Event has occurred with respect to any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement Rate to the extent that such Benchmark Replacement Rate has replaced such prior benchmark rate pursuant to Section 3.04.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period (to the extent an Interest Period remains applicable, otherwise, such other period and Available Tenor), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Holdings and the Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities of the applicable currency at such time and (iii) the making of appropriate adjustments to (a) preserve pricing in effect at the time of selection of such Benchmark Replacement Rate and (b) for the duration and time for determination of the Benchmark Replacement Rate in relation to any applicable Interest Period.

“Benchmark Replacement Amendment” has the meaning specified in Section 3.04(b).

“Benchmark Replacement Conforming Changes” means, with respect to the Term SOFR Rate or any proposed Benchmark Replacement Rate, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent with the consent of Holdings determines may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement Rate and the other provisions contemplated by Section 3.04 (provided that any such change that is not substantially consistent with both (x) market practice and (y) other syndicated credit facilities for similarly situated sponsors denominated in Dollars for which Credit Suisse AG, Cayman Islands Branch acts as administrative agent shall be determined by the Administrative Agent in consultation with Holdings), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with both (x) market practice and (y) other syndicated credit facilities for similarly situated sponsors denominated in Dollars for which Credit Suisse AG, Cayman Islands Branch acts as administrative agent (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement Rate exists, in such other manner of administration as the Administrative Agent, with the consent of Holdings, determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(1)

in the case of clause (i)(A) of the definition of “Benchmark Trigger Event,” the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or

(2)

in the case of clause (i)(B) of the definition of “Benchmark Trigger Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Replacement Rate” means the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) Solely in the case of Loans denominated in Dollars, the sum of (a) the Daily Simple SOFR Rate and (b) the Term SOFR Adjustment; and

(ii) the sum of: (a) the alternate benchmark rate that has been selected by Holdings and the Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for syndicated credit facilities of the applicable currency and (b) the Benchmark Replacement Adjustment;

provided that (x) except in the case of the 2021 Term Loans, if the Benchmark Replacement Rate as so determined pursuant to any clause above would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for the purposes of this Agreement and (y) solely in the case of the 2021 Term Loans, if the Benchmark Replacement Rate as so determined pursuant to any clause above would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for the purposes of this Agreement.

Any Benchmark Replacement Rate shall be applied in a manner consistent with market practices; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent with the consent of Holdings.

“Benchmark Trigger Event” has the meaning specified in Section 3.04(b).

“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, in each case as in effect on the date hereof, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrowers” means, collectively, (i) the U.S. Borrower, (ii) the Canadian Borrower and (iii) each Co-Borrower (or, as the context requires, any one of them). In the event that a Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.03, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be a “Borrower” for all purposes of this Agreement and the other Loan Documents.

“Borrower Amalco” means Standard Aero Limited, the company resulting from the Initial Amalgamation.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the U.S. Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Representative” means the entity appointed to act on behalf of the Borrowers pursuant to Section 1.12.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day”:

(a) means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City;

(b) with respect to any Term SOFR Rate Loan, if such day relates to notices and determinations in respect of the Term SOFR Rate or any Term SOFR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Term SOFR Rate Loan, any such date that is an RFR Business Day;

(c) solely if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements or payments in Euros, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, any such day on which the TARGET2 payment system is not open shall not be a “Business Day”;

(d) solely if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Canadian Dollars, any fundings, disbursements, settlements or payments in Canadian Dollars, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, any such day commercial banks are authorized to close under the Laws of the Province of Ontario, or are in fact closed in Toronto, Ontario shall not be a “Business Day”;

(e) solely if such day relates to any interest rate settings as to an RFR Loan, any fundings, disbursements, settlements or payments in respect of any such RFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such RFR Loan, means a day that is an RFR Business Day; and

(f) solely if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in an Alternative Currency other than Euros or Canadian Dollars, any fundings, disbursements, settlements or payments in such Alternative Currency, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency;

provided that, if such day relates to any interest rate settings as to a Term SOFR Rate Loan, the term “Business Day” shall also exclude any day that is not a RFR Business Day.

“Canadian Anti-Terrorism Laws” means any Canadian law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or sanctions including Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and regulations promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada) and the Justice for Victims of Corrupt Foreign Officials Act (Canada).

“Canadian Borrower” has the meaning specified in the introductory paragraph to this Agreement; provided that, following the Initial Amalgamation, the Canadian Borrower shall mean Borrower Amalco.

“Canadian Collateral” means the Collateral that secures the Canadian Obligations (but not the U.S. Obligations).

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Guarantor” means (i) any Subsidiary Guarantor that is a Canadian Subsidiary or (ii) any other Subsidiary Guarantor that constitutes an “Excluded Subsidiary” with respect to the U.S. Obligations (but not with respect to the Canadian Obligations).

“Canadian Guaranty” means collectively, the Guaranty made by the Canadian Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E-3, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or Section 6.16 with respect to the Canadian Obligations.

“Canadian Loan Party” means the Canadian Borrower and each Canadian Guarantor.

“Canadian Obligations” means (a) the Obligations of the U.S. Loan Parties under the Loan Documents with respect to (i) any Loan made to the Canadian Borrower and (ii) the other Obligations of the Canadian Loan Parties under the Loan Documents and (b) the Obligations of the Canadian Loan Parties under the Loan Documents.

“Canadian Pension Plan” means a “registered pension plan” as that term is defined in subsection 248(1) of the ITA for employees or former employees in Canada of any Loan Party.

“Canadian Security Agreement” has the meaning specified in the definition of “Security Agreement”.

“Canadian Subsidiary” means any Subsidiary of Holdings that is organized under the laws of Canada or any province or territory thereof.

“Cape Town Convention” means collectively, the official English language text of (A) the Convention on International Interests in Mobile Equipment, (B) the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, in each case adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Cape Town Treaty with respect to that country, the Cape Town Convention as in effect in such country, unless otherwise indicated, and (C) all rules and regulations adopted pursuant thereto and, in the case of each of the foregoing described in clauses (A) through (C), all amendments, supplements, and revisions thereto.

“Capital Stock” means:

(a) in the case of a corporation or company, corporate stock or share capital;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash-Capped Incremental Facility” has the meaning specified in Section 2.14(a).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances (in the case of L/C Obligations in the respective currency or currencies in which the applicable L/C Obligations are denominated unless otherwise agreed by the Administrative Agent or L/C Issuer benefiting from such collateral) or, if the Administrative Agent or L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support (including by backstop with a letter of credit satisfactory to the applicable L/C Issuer or by being deemed reissued under another agreement acceptable to the applicable L/C Issuer), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Lenders); provided that none of Nomura Corporate Funding Americas, LLC or any of its Affiliates shall be required to hold any Cash Collateral. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the U.S. Borrower and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness”.

“Cash Equivalents” means:

(1) Dollars, Alternative Currencies, the national currency of any Participating Member State of the European Union (as it is constituted on the Closing Date) and, with respect to any Non-U.S. Subsidiaries, other currencies held by such Non-U.S. Subsidiary in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States, the United Kingdom or any Participating Member State of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the equivalent Dollar Amount) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the U.S. Borrower) rated at least “A- 2”, “P-2” or “F2” or the equivalent thereof by Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P, “A-2” or higher from Moody’s or “A” or higher from Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2”, “P-2” or “F2” from S&P, Moody’s or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing at least 95% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P, Aaa3 (or the equivalent thereof) or better by Moody’s or AAA (or the equivalent thereof) or better by Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of investments by any Non-U.S. Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Non-U.S. Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to Holdings, the U.S. Borrower or any Restricted Subsidiary.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 45 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (c) within 45 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services.

“Casualty Event” means any event that gives rise to the receipt by any Borrower Party of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Central Bank Rate” means the Bank of England’s Bank Rate as published by the Bank of England from time to time.

“Central Bank Rate Adjustment” means, in relation to the Central Bank Rate prevailing at close of business on any RFR Business Day, the 20% trimmed arithmetic mean of the Central Bank Rate Spreads for the 5 most immediately preceding RFR Business Days for which the RFR is available.

“Central Bank Rate Spread” means, in relation to any RFR Business Day, the difference (expressed as a percentage rate per annum) between (x) the RFR for such RFR Business Day and (y) the Central Bank Rate prevailing at close of business on such RFR Business Day.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

A “Change of Control” will be deemed to occur if:

(a) at any time, Holdings ceases to own, (i) directly, beneficially, 100% of the issued and outstanding Equity Interests of the U.S. Borrower or (ii) directly or indirectly, beneficially, 100% of the issued and outstanding Equity Interests of the Canadian Borrower; or

(b) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, shall cease to beneficially own, directly or indirectly, at least 50.1% of the Voting Stock (measured by reference to voting power) of Holdings (determined on a fully diluted basis); or

(c) at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, as in effect on the date hereof, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of both (i) more than 35% of the Voting Stock (measured by reference to voting power) of Holdings (determined on a fully diluted basis) and (ii) more than the percentage of Voting Stock (measured by reference to voting power) of Holdings that is at the time beneficially owned, directly or indirectly, by the Permitted Holders, taken together; or

(d) at any time, a Change of Control (as defined in the Senior Notes Indenture or the ABL Credit Agreement) shall have occurred; or

(e) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the U.S. Borrower and/or the Canadian Borrower and their respective Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders.

“Closing Date” means April 4, 2019.

“Closing Date Collateral Allocation Agreement” means the Collateral Allocation Agreement dated as of the date hereof, executed by the Administrative Agent, on behalf of itself and the Lenders.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Borrower Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit K hereto or otherwise reasonably acceptable to the Administrative Agent, pursuant to which a Co-Borrower agrees to become an obligor in respect of Borrowings under this Agreement.

“Co-Borrowers” means Wholly Owned Restricted Subsidiaries organized in any Applicable Jurisdiction from time to time designated by the Borrower Representative to the Administrative Agent as “borrowers” with respect to Borrowings in accordance with Section 11.01, and “Co-Borrower” means any one of them.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Credit Suisse, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Allocation Agreement” means a Collateral Allocation Agreement entered into by the Administrative Agent, on behalf of itself and the Lenders, substantially in the form of the Closing Date Collateral Allocation Agreement, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the Intellectual Property Security Agreement, the Canadian Security Agreement, the U.S. Security Agreement for Canadian Grantors, Aircraft Mortgages, the Mortgages (if any), collateral assignments, Security Agreement Supplements, Aircraft Mortgage Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, Section 6.14 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment and/or a Revolving Credit Commitment, as the context may require.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated January 10, 2019, by and among certain of the Arrangers, certain of their respective affiliates, the Initial Principal Investors and the U.S. Borrower.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to another or (d) a continuation of Term Benchmark Rate Loans or RFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et. seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the Preliminary Statements of this Agreement.

“Company Competitor” means any Person that competes with the business of Holdings, the U.S. Borrower and their respective direct and indirect Subsidiaries from time to time.

“Company Material Adverse Effect” means any event, development, circumstance, effect or change that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the businesses, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by the Acquisition Agreement, or that would materially delay (beyond the End Date) the consummation by the Company of the transactions contemplated hereby, in the case of clause (i) only, other than any event, development, circumstance, effect or change relating to or arising out of: (a) general economic, regulatory or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates); (b) any acts of God, natural disasters, terrorism, hostilities, sabotage, war or any escalation or worsening of acts of terrorism, hostilities or war; (c) any event, development, circumstance, effect or change in any of the industries or markets in which the Company or any of its Subsidiaries operates, including cyclical fluctuations and trends; (d) any enactment of, change in, or change in interpretation of, applicable Law or in GAAP or applicable accounting standards; (e) the announcement, pendency or performance of the transactions contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the business of the Company or any of its Subsidiaries, and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (provided that the exception set forth in this clause (e) shall not apply in connection with the representations and warranties set forth in Section 3.4 of the Acquisition Agreement, Section 3.9(i) of the Acquisition Agreement or Section 3.10 of the Acquisition Agreement to the extent they expressly address the consequences of the announcement, pendency or performance of the transactions contemplated hereby, or the condition set forth in Section 7.2(b) of the Acquisition Agreement as it relates thereto); (f) any action taken, or failure to take any action, in each case, to the extent such action or failure to take action is required by the express terms of the Acquisition Agreement or to which Purchaser has approved, consented or requested in writing; or (g) any failure by the Company or any of its Subsidiaries to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period, or any changes in credit ratings of or with respect to the Company or any of its Subsidiaries, as applicable, or any of their indebtedness or securities (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, in the case of the foregoing clause (a), clause (b), clause (c) and clause (d), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such event, development, circumstance, effect or change relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect. Capitalized terms in the preceding definition (other than the Acquisition Agreement and Company Material Adverse Effect) are used as defined in the Acquisition Agreement in effect on December 18, 2018.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the U.S. Borrower and the Administrative Agent.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than non-recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments,

(iii) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any non-recourse Indebtedness,

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii) penalties and interest relating to Taxes,

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix) interest expense attributable to Holdings resulting from push-down accounting,

(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment, and

(xii) annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Senior Notes.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person and its Restricted Subsidiaries on a consolidated basis that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Restricted Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items); (vi) in the event that a Qualified Receivables Factoring or Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable, minus (y) collection by such Person against the amounts sold pursuant to clause (x); and (vii) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) the current portion of pension liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) any L/C Obligations or Revolving Credit Loans and any letter of credit obligations or revolving loans under any other revolving credit facility, (k) the current portion of other long-term liabilities and (l) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:

(1) increased, in each case (other than with respect to clauses (k), (l) and (p) below) to the extent deducted and not added back or excluded in calculating such Consolidated Net Income (and without duplication), by:

(a) provision for taxes based on income, profits or capital, including federal, state, provincial, territorial, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus

(b) Consolidated Interest Expense; plus

(c) all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(d) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus

(e) the amount of management, board of directors, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent of the U.S. Borrower or any of the Permitted Holders, in each case, to the extent permitted by Section 6.18; plus

(f) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period, including any mark to market adjustments; plus

(g) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of any Borrower Party and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the U.S. Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(h) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash loss, charge or expense represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non-cash loss, charge or expense in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash loss, charge or expense, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(i) all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities; plus

(j) restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with the Transactions and any other acquisitions, start-up costs (including entry into new market/channels, new service offerings, new platforms or new contracts), costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, systems, facilities or equipment conversion costs, excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits, expenses relating to any decommissioning or reconfiguration of fixed assets for alternative uses and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(k) Pro Forma Cost Savings; plus

(l) amounts included on Schedule 1.01(a), attached hereto, to the extent such amounts, or amounts of similar nature to those listed on Schedule 1.01(a), without duplication, to the extent adjustments of such nature continue to be applicable during the period in which Consolidated EBITDA is being calculated; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Basis”; plus

(m) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Financing; plus

(n) with respect to any joint venture of such Person or any Restricted Subsidiary thereof that is not a Restricted Subsidiary, an amount equal to (i) such Person’s or such Restricted Subsidiary’s proportionate share of the net income of such joint venture that is excluded from Consolidated Net Income as a result of clause (h)(i) of the definition of Consolidated Net Income and (ii) the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby; plus

(o) charges consisting of income attributable to minority interests and noncontrolling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, excluding cash distributions in respect thereof; plus

(p) the amount of incremental contract value of the Borrower Parties that the U.S. Borrower in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA from the entry into (and performance under) binding and effective new agreements with new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (“New Contracts”) during the relevant Test Period had such New Contracts been effective and had performance thereunder commenced as of the beginning of the relevant Test Period (including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA during such Test Period) as long as such incremental contract value is reasonably identifiable and factually supportable; provided that such incremental contract value shall be subject only to certification by a Responsible Officer of the Borrower Representative and shall be calculated on a Pro Forma Basis as though the full run rate effect of such incremental contract value had been realized as Consolidated EBITDA on the first day of such period;

(2) decreased (without duplication and to the extent increasing such Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any Subsidiary that is not a Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies; and

(4) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);

provided, that the Borrower Representative may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (4) above if any such item individually is less than $2,000,000 in any fiscal quarter.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded First Lien Indebtedness as of such date (less the amount of Adjusted Cash and unrestricted Cash Equivalents of the Borrower Parties as of such date) to (b) Consolidated EBITDA of the Borrower Parties for such Test Period, in each case on a Pro Forma Basis.

“Consolidated Funded First Lien Indebtedness” means (i) Consolidated Funded Indebtedness of the Borrower Parties that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to the control of remedies) with the Liens on the Collateral securing the Obligations and (ii) all ABL Obligations that constitute Consolidated Funded Indebtedness of the Borrower Parties. For the avoidance of doubt, Consolidated Funded First Lien Indebtedness shall not include Capitalized Lease Obligations other than those that are secured on an equal priority basis with the Liens on the Collateral securing the Obligations.

“Consolidated Funded Indebtedness” of a Person means all Indebtedness of the type described in clauses (a)(i), (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments), (a)(iv) (but solely in respect of the amount of outstanding Indebtedness of the type described in (a)(iv) that is in excess of $5,000,000) and clause (b) (in respect of Indebtedness of the type described in clauses (a)(i), (a)(ii) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (a)(iv) (but solely in respect of the amount of Indebtedness of the type described in (a)(iv) that is in excess of $5,000,000)) of the definition of “Indebtedness” of such Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit (including Letters of Credit), bank guarantees and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that (i) obligations (a) under Swap Contracts, Cash Management Services and any Receivables Financing or Factoring Transaction or (b) owed by Unrestricted Subsidiaries, do not constitute Consolidated Funded Indebtedness, and (ii) interest paid on Indebtedness constituting Consolidated Funded Indebtedness in the form of additional Indebtedness does constitute Consolidated Funded Indebtedness.

“Consolidated Funded Senior Secured Indebtedness” means (i) Consolidated Funded Indebtedness of the Borrower Parties that is secured by a Lien on the Collateral; provided that such Consolidated Funded Indebtedness is not expressly subordinated pursuant to a written agreement in right of payment to the Obligations and (ii) all ABL Obligations that constitute Consolidated Funded Indebtedness of the Borrower Parties.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any Receivables Financing or Factoring Transaction, and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting); plus

(b) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, infrequent, exceptional or unusual gains, losses, income, expenses and charges in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition- related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), will be excluded;

(b) all (i) losses, charges and expenses relating to the Transactions, (ii) transaction fees, costs and expenses incurred in connection with any contemplated equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Agreement (including any Refinancing Indebtedness in respect thereof) or the ABL Credit Agreement or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated), and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(c) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment, conversion or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non-cash or unrealized currency translation or foreign currency transaction gains and losses related to changes in currency exchange rates (including, without limitation, remeasurements of Indebtedness and any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) intercompany Indebtedness), will be excluded;

(h) (i) the net income for such period of any Person that is not the referent Person or a Restricted Subsidiary of the referent Person or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are paid in or converted into cash or that, as reasonably determined by a responsible financial or accounting officer of the referent Person or a Restricted Subsidiary of the referent Person, could have been paid in or converted into (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (v) below), cash with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (ii) without duplication, the net income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting, including in relation to the Transactions and any acquisition consummated before or after the Closing Date (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP will be excluded;

(l) all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights will be excluded;

(m) any costs or expenses incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 24 months after the Closing Date will be excluded;

(o) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing or Factoring Transaction will be excluded;

(q) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(r) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (r);

(s) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(t) non-cash charges or income relating to increases or decreases of deferred tax asset valuation allowances will be excluded;

(u) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

(v) solely for the purpose of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 7.05, and without duplication of provisions under clause (c) of the first paragraph of Section 7.05 with respect to cash dividends or returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary (other than a Borrower or a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than a Guarantor), to the limitation contained in this clause (v));

(w) any Initial Public Company Costs will be excluded;

(x) any (i) severance or relocation costs or expenses, (ii) one-time non-cash compensation charges, (iii) the costs and expenses related to employment of terminated employees, or (iv) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(y) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the latest maturity date of any then outstanding Term Loan Tranche, shall be excluded;

provided that the Borrower Representative may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (y) above if any such item individually is less than $2,000,000 in any fiscal quarter.

For the purpose of Section 7.05 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(v) or (c)(vi) of the first paragraph thereof.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Senior Secured Indebtedness as of such date (less the amount of Adjusted Cash and unrestricted Cash Equivalents of the Borrower Parties as of such date), and in each case, calculated on a Pro Forma Basis to (b) Consolidated EBITDA of the Borrower Parties for the Test Period, calculated on a Pro Forma Basis.

“Consolidated Total Assets” means the total consolidated assets of the Borrower Parties, as shown on the most recent consolidated balance sheet of the Borrower Parties, determined on a Pro Forma Basis.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower Parties as of such date (less the amount of Adjusted Cash and unrestricted Cash Equivalents of the Borrower Parties as of such date) and in each case, calculated on a Pro Forma Basis to (b) Consolidated EBITDA of the Borrower Parties for the Test Period, calculated on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in Section 2.05(b)(i)(6).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of any Borrower Party in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the U.S. Borrower (other than Cure Equity or any such cash contributions applied to cure any default under any “equity cure” provisions with respect to any financial covenant under the ABL Credit Agreement) or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by any Borrower Party to its capital) after the Closing Date and designated as a Cash Contribution Amount.

“Controlled Non-U.S. Subsidiary” means any entity (i) in which the U.S. Borrower (or any member of the U.S. consolidated group of which the U.S. Borrower is a member) is a United States shareholder (within the meaning of Section 951(b) of the Code and (ii) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Available Tenor” means, as of any date of determination and with respect to the then current CORRA Benchmark, as applicable, (x) if such CORRA Benchmark is a term rate, any tenor for such CORRA Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such CORRA Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such CORRA Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such CORRA Benchmark that is then-removed from the definition of “Interest Period”, pursuant to Section 3.09(d).

“CORRA Benchmark” means, initially, the Term CORRA Reference Rate; provided that if a CORRA Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current CORRA Benchmark, then “CORRA Benchmark” means the applicable CORRA Benchmark Replacement to the extent that such CORRA Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09(a).

“CORRA Benchmark Replacement” means, with respect to any CORRA Benchmark Transition Event:

(a)	where a CORRA Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and

(b)

where a CORRA Benchmark Transition Event has occurred with respect to a CORRA Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by Holdings and the Administrative Agent giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the CORRA Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current CORRA Benchmark for Canadian Dollar-denominated syndicated credit facilities and (ii) the related CORRA Benchmark Replacement Adjustment.

If the CORRA Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0.00% per annum, the CORRA Benchmark Replacement will be deemed to be 0.00% per annum for the purposes of this Agreement and the other Loan Documents.

“CORRA Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current CORRA Benchmark with a CORRA Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such CORRA Benchmark with the applicable CORRA Unadjusted Benchmark Replacement by the CORRA Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such CORRA Benchmark with the applicable CORRA Unadjusted Benchmark Replacement for Canadian Dollar-denominated syndicated credit facilities at such time.

“CORRA Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current CORRA Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “CORRA Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “CORRA Benchmark Transition Event,” the first (1st) date on which such CORRA Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such CORRA Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any CORRA Available Tenor of such CORRA Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “CORRA Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any CORRA Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current CORRA Available Tenors of such CORRA Benchmark (or the published component used in the calculation thereof).

“CORRA Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current CORRA Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any CORRA Available Tenor of such CORRA Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such CORRA Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such CORRA Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such CORRA Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such CORRA Benchmark (or such component), which states that the administrator of such CORRA Benchmark (or such component) has ceased or will cease to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any CORRA Available Tenor of such CORRA Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) announcing that all CORRA Available Tenors of such CORRA Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “CORRA Benchmark Transition Event” will be deemed to have occurred with respect to any CORRA Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current CORRA Available Tenor of such CORRA Benchmark (or the published component used in the calculation thereof).

“CORRA Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a CORRA Benchmark Replacement Date has occurred if, at such time, no CORRA Benchmark Replacement has replaced the then-current CORRA Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09 and (b) ending at the time that a CORRA Benchmark Replacement has replaced the then-current CORRA Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09.

“CORRA Conforming Changes” means, with respect to the use or administration of a CORRA Benchmark or the use, administration, adoption or implementation of any CORRA Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Committed Loan Notices, repayment notices, the applicability and length of lookback periods, the applicability of Section 3.09 and other technical, administrative or operational matters) that the Administrative Agent with the consent of Holdings determines may be appropriate to reflect the adoption and implementation of any such rate (provided that any such change that is not substantially consistent with both (x) market practice and (y) other syndicated credit facilities for similarly situated sponsors denominated in Canadian Dollars for which Credit Suisse AG, Cayman Islands Branch acts as administrative agent shall be determined by the Administrative Agent in consultation with Holdings) or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with both (x) market practice and (y) other syndicated credit facilities for similarly situated sponsors denominated in Canadian Dollars for which Credit Suisse AG, Cayman Islands Branch acts as administrative agent (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, with the consent of Holdings, determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“CORRA Loans” means Term CORRA Loans and Daily Compounded CORRA Loans, as applicable.

“CORRA Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“CORRA Unadjusted Benchmark Replacement” means the applicable CORRA Benchmark Replacement excluding the related CORRA Benchmark Replacement Adjustment.

“Credit Agreement” means (i) this Agreement and (ii) whether or not this Agreement remains outstanding, if designated by the Borrower Representative to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrower(s) or issuer(s) and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Agreement), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.03(a).

“Cure Equity” has the meaning specified in Section 8.03(a).

“Cure Right” has the meaning specified in Section 8.03(a).

“Daily Compounded CORRA” means, for any Business Day in an Interest Period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback of five (5) Business Days, or such other period as selected or recommended by the CORRA Relevant Governmental Body) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the CORRA Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent with the consent of Holdings may establish another convention in its reasonable discretion; provided that if the administrator has not provided or published CORRA and a CORRA Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Daily Compounded CORRA Adjustment” means, a percentage equal to (i) 0.29547% per annum (29.547 basis points) for a CORRA Available Tenor of one-month’s duration, and (ii) 0.32138% per annum (32.138 basis points) for a CORRA Available Tenor of three months’ duration.

“Daily Compounded CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Daily Compounded CORRA.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a)(x) SONIA for the day that is five (5) RFR Business Days prior to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day (such RFR Business Day determined pursuant to each of subclauses (i) and (ii), the “RFR Lookback Day”), (y) if SONIA is not available for the RFR Lookback Day determined pursuant to clause (x) above, if by 5:00 p.m. (London time) on the second (2nd) Business Day immediately following any day “i”, RFR in respect of such day “i” has not been published on the SONIA Administrator’s Website, then RFR for such day “i” will be RFR as published in respect of the first preceding Business Day for which RFR was published on the SONIA Administrator’s Website (provided that RFR determined pursuant to this clause (y) shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Interest Days) or (z) if RFR has been determined pursuant to clause (y) above for three (3) consecutive RFR Interest Days and SONIA remains unavailable for the relevant RFR Lookback Day, RFR shall be (1) the percentage rate per annum which is the aggregate of (I) the Central Bank Rate for such RFR Lookback Day and (II) the applicable Central Bank Rate Adjustment or (2) if clause (z)(1) applies but the Central Bank Rate for the applicable RFR Lookback Day is not available, the Daily Simple RFR for such RFR Lookback Day shall be the percentage rate per annum which is the aggregate of (I) the most recent Central Bank Rate for an RFR Business Day which is no more than five RFR Business Days before that RFR Lookback Day and (II) the applicable Central Bank Adjustment and (b) 0.00%.

“Daily Simple SOFR Rate” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on such SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published by the SOFR Administrator and a Benchmark Replacement Date with respect to SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published by the SOFR Administrator. Any change in Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers; provided that the Administrative Agent shall use commercially reasonable efforts to promptly notify the Borrower of any such change.

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than Holdings and its Subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such Affiliate. Notwithstanding the foregoing, in no event shall a Natural Person be a Debt Fund Affiliate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the CCAA, the BIA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief Laws (such laws include any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term Benchmark Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Term Benchmark Rate Loans may not be converted to, or continued as, Term Benchmark Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, (i) except in respect of the 2021 Term Loans, the interest rate applicable to Base Rate Loans that are Initial Term B-1 Loans, and (ii) solely in respect of the 2021 Term Loans, the interest rate applicable to Base Rate Loans that are 2021 Term Loans, in each case, plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that the Administrative Agent shall request such confirmation upon reasonable request from any L/C Issuer; provided further that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is a Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Administrative Agent, the Borrower Representative, each L/C Issuer and each Lender, as applicable.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by any Borrower Party in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any Parent Holding Company, as applicable (other than Excluded Equity), that is issued after the Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate of the Borrower Representative, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the U.S. Borrower (if issued by Holdings or any Parent Holding Company) and excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Designation Date” has the meaning specified in Section 2.19(f).

“Discount Range” has the meaning specified in the definition of “Dutch Auction”.

“Disposition” or “Dispose” has the meaning specified in the definition of “Asset Sale”.

“Disqualified Institution” means (a) each person identified as a “Disqualified Institution” on a list delivered to the Administrative Agent by U.S. Borrower on or prior to December 16, 2018 (and, on and after the Closing Date, as such list may be updated with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that, for the avoidance of doubt, the Administrative Agent shall be deemed to have consented to the list delivered by the U.S. Borrower (or its counsel) on August 7, 2023), (b) any Company Competitor identified on a list delivered to the Administrative Agent by the Borrower Representative from time to time and (c) as to any entity referenced in each of clauses (a) and (b) above (the “ Primary Disqualified Institution”), any of such Primary Disqualified Institution’s known Affiliates or Affiliates identified in writing to the Administrative Agent from time to time or otherwise readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender or Participant.

Notwithstanding the foregoing, any list of Disqualified Institutions shall only be required to be available to any Lender or Participant or prospective Lender or Participant on the Platform or another similar electronic system (i) to the extent the Borrower Representative desires to prevent any such Disqualified Institution from being a Lender or Participant or (ii) upon written request by such Lender or Participant or prospective Lender or Participant. For the purpose of clauses (a) and (b) in the previous sentence, such list shall be made available to the Administrative Agent pursuant to Section 10.02 and any additions, deletions or other modifications to the list of Disqualified Institutions shall become effective within 3 Business Days after delivery to the Administrative Agent.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Senior Notes (as in effect on the date hereof) and any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the Latest Maturity Date of the Term Loans at the time of issuance of the respective Disqualified Stock; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the U.S. Borrower or its Subsidiaries or a direct or indirect parent of the U.S. Borrower or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the U.S. Borrower or its Subsidiaries or a direct or indirect parent of the U.S. Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan or Letter of Credit denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Loan denominated in an Alternative Currency or other currency other than Dollars, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.08; and

(c) in relation to any Letter of Credit denominated in an Alternative Currency, the principal amount of L/C Obligations in respect thereof converted to Dollars at the Agent’s Spot Rate of Exchange at the time of issuance of any Letter of Credit and as of the first Business Day of each calendar month thereafter so long as such Letter of Credit remains outstanding.

“Dutch Auction” means an auction (an “Auction”) conducted by Holdings or one of its Subsidiaries in order to purchase any Term Loans under a Tranche (the “Purchase “) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower Representative:

(a) Notice Procedures. In connection with any Auction, the Borrower Representative shall provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Term Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $2,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Term Loans under such Tranche at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.

(b) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $2,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower Representative, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which Holdings or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Holdings or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Holdings or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Holdings or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Holdings or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(d) Additional Procedures. After being initiated by an Auction Notice, Holdings or any of its Subsidiaries, as applicable, may withdraw an Auction in their sole and absolute discretion at any time. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 10.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by Holdings or such Subsidiary, as applicable) reasonably acceptable to the Administrative Agent and the Borrower Representative.

“ECF Prepayment Amount” has the meaning specified in Section 2.05(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).

“EMU” means the economic and monetary union as contemplated in the EU Treaty.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Engine” means an “aircraft engine” as defined in Section 40102 of the Federal Aviation Act, an auxiliary power unit, an engine module or another type of engine.

“Enterprise Transformative Event” means any merger, acquisition, amalgamation, investment, dissolution, liquidation, consolidation or disposition that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the U.S. Borrower acting in good faith.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable federal, state, provincial, territorial, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the Environment, and human health and safety (to the extent relating to exposure to Hazardous Materials), including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning specified in the definition of “Transactions”.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency that is outside the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any issuance by any Person to any other Person of (a) its Equity Interests for cash, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“Equity Offering” means any public or private sale on or after the Closing Date of Capital Stock or Preferred Stock of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the U.S. Borrower’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8 or successor form thereto;

(2) issuances to any Subsidiary of the U.S. Borrower; and

(3) any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a written notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Foreign Benefit Event.

“Erroneous Payment” has the meaning assigned to it in Section 9.19(a).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.19(c).

“Payment Recipient” has the meaning assigned to it in Section 9.19(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” means the Treaty on European Union.

“Euro” and “€” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Eurocurrency Rate” means, in the case of any Eurocurrency Rate Loan for any Interest Period:

(a) in the case of any Eurocurrency Rate Loan denominated in Euros:

(i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters screen (or any successor thereto) which displays the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) (such page currently being the EURIBOR01 page) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period;

(ii) in the event the rate referenced in the preceding clause (a)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period; and

(iii) if Screen Rates are quoted under either of the preceding clause (a)(i) or (b)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Rate;

(b) in the case of any Eurocurrency Rate Loan denominated in Canadian Dollars:

(i) the rate per annum equal to ~~the Canadian dealer offered rate which, in turn, means on any day the sum of the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the applicable Reuters screen (or any successor thereto) (such page currently being the CDOR page), determined by the Administrative Agent as of approximately 11:00 a.m. (Toronto time) on the first day of~~Adjusted Term CORRA for such Interest Period; and

~~(ii) if the rate referenced in the preceding clause (b)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average rate for deposits in Canadian Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Toronto time) on the first day of such Interest Period; and~~

(ii) ~~(iii)~~  if the Screen ~~Rates are~~Rate is quoted under ~~either of~~ the preceding clause (b)(i) or (b)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Rate;

(c) in the case of any Eurocurrency Rate Loan denominated in an Alternative Currency other than Euros, Canadian Dollars or Pounds Sterling:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the applicable Reuters screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or any successor thereto) for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period;

(ii) if the rate referenced in the preceding clause (c)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays an offered rate administered by ICE Benchmark Administration Limited for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; and

(iii) if Screen Rates are quoted under either of the preceding clauses (c)(i) or (c)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Rate.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.04(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.04(a) have not arisen but the supervisor or the administrator of the London interbank offered rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate shall no longer be used for determining interest rates for loans in any applicable currency, then the Administrative Agent and Holdings shall endeavor to establish an alternate benchmark floating term rate of interest to the Eurocurrency Rate that is generally accepted as the then prevailing market convention for determining a rate of interest for similar syndicated loans in the United States at such time and shall include the spread or method for determining a spread or other adjustments or modifications that are generally accepted as the then prevailing market convention for determining such spread, method, adjustment or modification, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that if there is not a generally accepted prevailing market convention for determining a rate of interest for similar syndicated loans in the United States, then Holdings and the Administrative Agent may establish an alternate benchmark floating term rate of interest, which may include a spread or method for determining a spread or other adjustments or modifications, and such alternate rate of interest shall become effective within five Business Days of the date that notice of such alternate rate of interest is provided to the Lenders unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders of each applicable Tranche stating that such Required Lenders object to such alternate rate of interest. For the avoidance of doubt, if any such alternate rate of interest determined pursuant to this paragraph would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Borrowing” means a Borrowing comprising Eurocurrency Rate Loans.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the applicable Adjusted Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:

(a) Consolidated Net Income of the Borrower Parties for such Excess Cash Flow Period, minus

(b) the sum, without duplication (in each case, for the Borrower Parties on a consolidated basis), of:

(i) repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of such Person or any of its Restricted Subsidiaries during such period (excluding (A) repayments and prepayments of Indebtedness deducted from the amount of Term Loans required to be prepaid pursuant to clauses (1) or (3) of Section 2.05(b)(i) and (B) voluntary and mandatory prepayments of Term Loans), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments (excluding repayments of Indebtedness deducted from the amount of Term Loans required to be prepaid pursuant to clauses (1) or (3) of Section 2.05(b)(i))); provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, Term Loans), such prepayments shall only be deducted pursuant to this clause (i) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto; minus

(ii) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Restricted Payments (excluding (A) Restricted Payments made pursuant to clause (c)(i) of the first paragraph of Section 7.05 and pursuant to clauses (2), (3), (18), (22) and (24) of the second paragraph of Section 7.05 (other than such Restricted Payments made to pay interest expense for Qualified Holding Company Indebtedness or any other Indebtedness of Holdings or any Parent Holding Company); provided that cash payments in respect of clause (24) will be included under this clause (ii) to the extent the applicable cash payments utilized for any Restricted Payment thereunder resulted in an increase to Consolidated Net Income during such Excess Cash Flow Period (and only to the extent of such increase) and (B) cash payments in respect of Restricted Payments reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(5)); minus

(iii) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes (including distributions to any Parent Holding Company in respect of Taxes), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (B) cash payments that such Person or any of its Restricted Subsidiaries will be required to make in respect of Taxes (including distributions to any Parent Holding Company in respect of Taxes) within 180 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; minus

(iv) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) or made pursuant to Section 7.05 (other than any of the foregoing reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(5)) and

(B) cash payments that such Person or any Restricted Subsidiaries has committed to make or is required to make in respect of Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) or made pursuant to Section 7.05 or capital expenditures to be consummated (other than committed Investments or capital expenditures reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(6)) within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; minus

(v) all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period (other than capital expenditures reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(4)) (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (y) of the definition of “Consolidated Net Income” or (B) that were not expensed during such period in accordance with GAAP; minus

(vi) all non-cash credits or gains included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (r) and (s) of the definition of “Consolidated Net Income” to the extent not reimbursed in cash during such period); minus

(vii) an amount equal to the sum of (A) the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period), if any, plus (B) the increase in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any; minus

(viii) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period; minus

(ix) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated before or after the Closing Date or any Permitted Investment, Equity Issuance or debt issuance, dispositions, repayment of indebtedness, refinancing transactions (including any amendments) (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by Holdings (other than those reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(5)); minus

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income; minus

(xi) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(xii) all non-cash charges, losses and expenses (including, without limitation, taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period); minus

(xiii) cash expenditures in respect of Swap Obligations during such period to the extent not deducted in arriving at such Consolidated Net Income; plus

(xiv) an amount equal to the sum of (A) the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period), if any, plus (B) the decrease in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any (other than any such decreases contemplated by clauses (A) and (B) of this clause (xiv) that are (x) directly attributable to acquisitions and/or dispositions of a Person or business unit by the Borrower Parties during such period, (y) as a result of the reclassification of items from short-term to long-term or vice versa or (z) the application of recapitalization or purchase accounting); plus

(xv) all amounts referred to in clauses (b)(i), (b)(ii) and (b)(iv) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans) and the sale or issuance of Equity Interests.

“Excess Cash Flow Period” means any fiscal year of the U.S. Borrower, commencing with the fiscal year ending on December 31, 2020.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower Representative (whether or not an Affiliate of the Administrative Agent), after consultation with the Administrative Agent, to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.20; provided that the Borrower Representative shall not designate the Administrative Agent as the Exchange Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Exchange Agent); provided, further, that neither the U.S. Borrower nor any of its Affiliates may act as the Exchange Agent.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Accounts” means (1) payroll, healthcare and other employee wage and benefit accounts, (2) tax accounts, including, without limitation, sales tax accounts, (3) escrow, defeasance and redemption accounts, (4) fiduciary or trust accounts, (5) disbursement accounts and (6) the funds or other property held in or maintained for such purposes in any such account described in clauses (1) through (5).

“Excluded Contributions” means the Net Cash Proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the U.S. Borrower after the Closing Date from:

(1)	contributions to its common equity capital, and

(2)	the sale of Capital Stock (other than Excluded Equity) of the U.S. Borrower,

in each case designated as Excluded Contributions pursuant to an officer’s certificate of a Responsible Officer, or that are utilized to make a Restricted Payment pursuant to clause (2) of the second paragraph of Section 7.05. Excluded Contributions will be excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by Holdings or any of its Subsidiaries or a direct or indirect parent of Holdings (to the extent such employee stock ownership plan or trust has been funded by Holdings or any Subsidiary or a direct or indirect parent of Holdings), (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under clause (5)(a) of the second paragraph under Section 7.05 or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in clause (14)(b) of the second paragraph in Section 7.05 and (iv) the Equity Contribution.

“Excluded Information” has the meaning specified in Section 10.07(j).

“Excluded Property” means, with respect to any Loan Party or any direct or indirect Subsidiary of such Loan Party, (a) (1) any fee-owned real property not constituting Material Real Property and any real property leasehold or subleasehold interests and the last day of any term of any lease of real property and (2) any portion of Material Real Property that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”, (b) motor vehicles and other assets or goods subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC or PPSA financing statement (or analogous filing in the jurisdiction of the applicable Loan Party), (c) goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets to the extent a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets would result in material adverse tax consequences to the Borrower Parties (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code), or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower Representative in writing to the Collateral Agent, (d) pledges of, and security interests in, certain goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets, in favor of the Collateral Agent which are prohibited by applicable Law; provided, that (i) any such limitation described in this clause (d) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or PPSA or any other applicable Law or principles of equity and shall not apply (where the UCC or PPSA is applicable) to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral, (e) any governmental licenses (but not the proceeds thereof) or state, provincial, territorial or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or PPSA and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or PPSA notwithstanding such prohibition; provided that (i) any such limitation described in this clause (e) on the security interests granted shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the Uniform Commercial Code of any applicable jurisdiction or PPSA or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral, (f) Equity Interests in (A) any Person (other than the U.S. Borrower and Wholly Owned Restricted Subsidiaries of the U.S. Borrower) to the extent and for so long as the pledge thereof in favor of the Collateral Agent is not permitted by the terms of such Person’s joint venture agreement or other applicable Organization Documents; provided, that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of the Closing Date or such acquisition), (B) any not-for-profit Subsidiary, (C) any captive insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary, (E) any Unrestricted Subsidiary, (F) any Person which is acquired after the date hereof to the extent and for so long as such Equity Interests are pledged in respect of Acquired Indebtedness and such pledge constitutes a Permitted Lien and (G) any Person that is an Excluded Subsidiary pursuant to clause (e) of the definition of “Excluded Subsidiary”, (g) any lease, license or other agreement or any goods or other property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their Wholly Owned Subsidiaries), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or PPSA of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or PPSA of any applicable jurisdiction notwithstanding such prohibition, (h) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use”, (i) any goods or assets sold pursuant to a Qualified Receivables Factoring or Qualified Receivables Financing or other factoring or receivables arrangement permitted hereunder, (j) any goods, chattel paper, investment property, documents of title, instruments, money, intangibles or other assets of (including Equity Interests held by) (A) any Controlled Non-U.S. Subsidiary or any direct or indirect subsidiary of a Controlled Non-U.S. Subsidiary, (B) any FSHCO, (C) any not-for-profit Subsidiary, (D) any captive insurance Subsidiary or (E) any special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary (provided, that the foregoing clauses (j)(A) and (j)(B) shall apply with respect to the U.S. Obligations but not with respect to the Canadian Obligations), (k) Margin Stock, (l) cash to secure letter of credit reimbursement obligations to the extent such letters of credit are permitted by this Agreement (excluding Cash Collateral securing L/C Obligations under this Agreement), (m) Excluded Accounts, (n) the Acquisition Agreement and any rights therein or arising thereunder (except any proceeds or the rights to receive proceeds of the Acquisition Agreement), (o) Voting Stock in excess of 65% of the Voting Stock of any Controlled Non-U.S. Subsidiary or of any FSHCO (provided, that the foregoing clause (o) shall apply with respect to the U.S. Obligations but not with respect to the Canadian Obligations), (p) “consumer goods” (as defined in the PPSA) and (q) pledges of, and security interests in, manufacturer warranties relating to any Engine if the pledge of or granting of a security interest in such manufacturer warranty would require consent of the manufacturer or otherwise void or cause a default under such manufacturer warranty; provided, that (i) any such limitation described in this clause (q) on the security interests granted under the Collateral Documents shall only apply to the extent that any such consent right, rendering void or default could not be rendered ineffective pursuant to the UCC or PPSA or any other applicable Law or principles of equity and shall not apply (where the UCC or PPSA is applicable) to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA notwithstanding such consent right, rendering void or default and (ii) in the event of the termination or elimination of any such consent right, rendering void or default, a security interest in such manufacturer warranty shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral. Notwithstanding the foregoing, with respect to the Canadian Obligations only, clauses (j)(A), (j)(B) and (o) above shall not apply to any goods, chattel paper, investment property, documents of title, instruments, money, intangibles or other assets of any Canadian Loan Party and any such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets shall not constitute Excluded Property with respect to the Canadian Obligations unless they would otherwise be Excluded Property with respect to the Canadian Obligations as a result of any other clause of this definition. Other goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrower Representative agree in writing that the cost or other consequences of obtaining or perfecting a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets is excessive in relation to either the value of such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets as Collateral or to the benefit of the Lenders of the security afforded thereby. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC or the PPSA, as applicable), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means any direct or indirect Subsidiary of the U.S. Borrower that is (a) an Unrestricted Subsidiary, (b) not a Wholly Owned Restricted Subsidiary of the U.S. Borrower, (c) an Immaterial Subsidiary, (d) a FSHCO or Controlled Non-U.S. Subsidiary (or any direct or indirect Subsidiary of a FSHCO or Controlled Non-U.S. Subsidiary) ( provided, that this clause (d) shall apply with respect to the U.S. Obligations but not with respect to the Canadian Obligations), (e) established or created pursuant to clause (14)(g) of the second paragraph of Section 7.05 and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (f)(i) a Non-U.S. Subsidiary (provided, that this clause (f)(i) shall apply with respect to the U.S. Obligations but not with respect to the Canadian Obligations) and (ii) with respect to the Canadian Obligations, a Canadian Subsidiary for which the providing of a guarantee would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Canadian Subsidiary’s officers, directors, or managers, as reasonably determined by the Borrower Representative and notified in writing to the Administrative Agent, (g) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (h) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date (but not entered into in contemplation thereof) and is listed on Schedule 1.01(e) hereto and for so long as any such Contractual Obligation exists (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and for so long as any such Contractual Obligation exists), (i) a Subsidiary with respect to which a guarantee by it of the Facilities would result in material adverse tax consequences to any Borrower Party, as reasonably determined by the Borrower Representative and notified to the Administrative Agent in writing, (j) any Receivables Subsidiary, (k) not-for-profit subsidiaries, (l) [reserved], (m) Subsidiaries that are special purpose entities, (n) captive insurance subsidiaries and (o) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative, the cost or other consequences (including adverse tax consequences) of guaranteeing the Facilities would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that if a Subsidiary executes the U.S. Guaranty or the Canadian Guaranty as a “Subsidiary Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the U.S. Guaranty or the Canadian Guaranty, as applicable, as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof), except that a Subsidiary described in clause (d) or (f)(i) of this definition shall continue to constitute an “Excluded Subsidiary” with respect to the U.S. Obligations (but not with respect to the Canadian Obligations) even if it executes the Canadian Guaranty; provided, further, that no Subsidiary of the U.S. Borrower shall be an Excluded Subsidiary with respect to the U.S. Obligations or Canadian Obligations, as applicable, if such Subsidiary is a guarantor with respect to any Refinancing Notes, any Incremental Equivalent Debt, the ABL Facility or the Senior Notes, with respect to a borrower that is a U.S. Person or a Canadian Loan Party, as applicable, in each case, with an aggregate outstanding principal amount in excess of $150,000,000. Notwithstanding the foregoing, with respect to the Canadian Obligations only, clauses (d) and (f)(i) above shall not apply to any Canadian Subsidiary, and any such Canadian Subsidiary shall not constitute an Excluded Subsidiary with respect to the Canadian Obligations unless it would otherwise be an Excluded Subsidiary with respect to the Canadian Obligations as a result of any other clause of this definition.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes and Canadian capital Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection

Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed pursuant to a Law in effect on the date on which such Lender acquires an interest in a Loan or Commitment (other than any Lender acquiring an interest in a Loan or Commitment pursuant to a request by any Loan Party under Section 3.08) or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(h), (d) any Taxes imposed under FATCA, (e) any withholding Taxes imposed on a payment by or on account of any obligation hereunder (i) to a Recipient with which the applicable Borrower does not deal at arm’s length (for the purposes of the ITA) at the time of making such payment or (ii) in respect of a debt or other obligation to pay an amount to a Recipient with whom the payer is not dealing at arm’s length (for the purposes of the ITA) at the time of such payment and (f) any Taxes imposed on any Recipient of any payment to be made by or on account of any obligation of the applicable Borrower hereunder by reason of such Recipient (i) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the applicable Borrower or (ii) not dealing at arm’s length (for the purposes of the ITA) with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the applicable Borrower.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Credit Agreement Agent” has the meaning specified in clause (e) of the definition of “Transactions”.

“Existing Letters of Credit” means the letters of credit for the account of any Borrower Party issued prior to the Closing Date, in effect on the Closing Date and listed on Schedule 1.01(b).

“Existing Loans” has the meaning specified in Section 2.19(a).

“Existing Revolving Loans” has the meaning specified in Section 2.19(a).

“Existing Revolving Tranche” has the meaning specified in Section 2.19(a).

“Existing Term Loans” has the meaning specified in Section 2.19(a).

“Existing Term Tranche” has the meaning specified in Section 2.19(a).

“Existing Tranche” has the meaning specified in Section 2.19(a).

“Extendable Bridge Loans/Interim Debt” means customary “bridge” loans which by their terms will be converted into loans or other Indebtedness that have, or extended such that they have, a maturity date later than the Latest Maturity Date of all Term Loan Tranches then in effect.

“Extended Loans” has the meaning specified in Section 2.19(a).

“Extended Loans Agent” has the meaning specified in Section 2.19(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.19(a).

“Extended Revolving Tranche” has the meaning specified in Section 2.19(a).

“Extended Term Loans” has the meaning specified in Section 2.19(a).

“Extended Term Tranche” has the meaning specified in Section 2.19(a).

“Extended Tranche” has the meaning specified in Section 2.19(a).

“Extending Lender” has the meaning specified in Section 2.19(b).

“Extension” has the meaning specified in Section 2.19(b).

“Extension Amendment” has the meaning specified in Section 2.19(c).

“Extension Date” has the meaning specified in Section 2.19(d).

“Extension Election” has the meaning specified in Section 2.19(b).

“Extension Request” has the meaning specified in Section 2.19(a).

“Extension Request Deadline” has the meaning specified in Section 2.19(b).

“FAA” means the Federal Aviation Administration and any successor governmental agency performing functions similar to those performed by the Federal Aviation Administration as of the Closing Date.

“FAA Registry” has the meaning specified in Section 6.20.

“Facility” means the Term Facilities, the Revolving Credit Facility or the Letter of Credit Sublimit, as the context may require.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by any Borrower Party pursuant to which such Borrower Party may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such person that is a Subsidiary meets the qualifications in clauses (1) through (3) of the definition of “Receivables Subsidiary”.

“Failed Auction” has the meaning specified in the definition of “Dutch Auction”.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company, whose determination will be conclusive for all purposes under the Loan Documents).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement among Governmental Authorities implementing the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention.

“Federal Aviation Act” means Title 49 of the United States Code, as amended from time to time, together with all rules, regulations, procedures, orders, handbooks, guidelines and interpretations thereunder or related thereto.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee and Closing Payment Letter” means the Amended and Restated Credit Facilities Fee and Closing Payment Letter, dated January 10, 2019, by and among the Arrangers, certain of their respective affiliates, the Initial Principal Investors and the U.S. Borrower.

“Fifth Amendment” means Amendment No. 5 to the Credit Agreement, dated as of August 24, 2023, among Holdings, the Borrowers, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“Fifth Amendment Effective Date” has the meaning specified in the Fifth Amendment.

“Financial Covenant” has the meaning specified in Section 7.08.

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).

“First Amendment” means Amendment No. 1 to the Credit Agreement, dated as of February 12, 2020, among Holdings, the Borrowers, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“First Amendment Effective Date” has the meaning specified in the First Amendment.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Asset Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the most recently ended Test Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that any Borrower Party Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing or other receivables financing unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with or in connection with, the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Cash Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed GAAP Date” means the Closing Date; provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Cash Interest Expense,” “Consolidated Current Assets,” “Consolidated Current Liabilities,” “Consolidated Net Income,” “Consolidated Total Assets”, “Consolidated First Lien Net Leverage Ratio,” “Consolidated Total Net Leverage Ratio,” “Consolidated Senior Secured Net Leverage Ratio,” “Consolidated Funded Indebtedness,” “Consolidated Funded First Lien Indebtedness,” “Consolidated Funded Senior Secured Indebtedness,” “Consolidated EBITDA,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Four Quarter Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement that, at the Borrower Representative’s election, may be specified by the Borrower Representative by written notice to the Administrative Agent from time to time; provided that the Borrower Representative may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the U.S. Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the U.S. Borrower or any of its Subsidiaries, or the imposition on the U.S. Borrower or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Loan Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), including a Canadian Pension Plan, and which plan is not subject to ERISA or the Code.

“Four Quarter Consolidated EBITDA” means as of any date of determination with respect to any Test Period, Consolidated EBITDA of the Borrower Parties for such Test Period, in each case on a Pro Forma Basis.

“Fourth Amendment” means that certain Amendment No. 4, dated as of May 1, 2023, to the Credit Agreement, among Holdings, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” has the meaning specified in the Fourth Amendment.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to a L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any entity (i) in which the U.S. Borrower (or any member of the U.S. consolidated group of which the U.S. Borrower is a member) is a United States shareholder (within the meaning of Section 951(b) of the Code and (ii) substantially all of the assets of which consist of Equity Interests and/or indebtedness in one or more Controlled Non-U.S. Subsidiaries and/or one or more other FSHCOs.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles (which, unless specified otherwise by the Borrower Representative to the Administrative Agent, shall be a private company adoption) in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Borrower Representative may at any time elect by written notice to the Administrative Agent to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition without giving effect to the proviso thereto. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank). Governmental Authority shall not include any Person in its capacity as an Aviation Authority.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any Obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the U.S. Borrower and, as of the Closing Date, the Subsidiaries of the U.S. Borrower listed on Schedule 1 and each other Subsidiary of the U.S. Borrower that executes and delivers a Guaranty or guaranty supplement pursuant to the Guaranty, Section 6.12 or 6.16, unless any such Subsidiary of the U.S. Borrower has ceased to be a Guarantor pursuant to the terms hereof.

“Guaranty” means, collectively, the Holdings Guaranty, the U.S. Guaranty and the Canadian Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants and hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other toxic substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) within 45 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 45 days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Swap Contract.

“Holdings” means (i) on or after the Closing Date, the entity specified in the preamble to this Agreement or (ii) after the Closing Date, any other Person (“New Holdings”) that is a direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) (“Previous Holdings”); provided that (a) New Holdings shall (i) directly own 100% of the Equity Interests of the U.S. Borrower and (ii) directly or indirectly own 100% of the Equity Interests of the Canadian Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, (c) if reasonably requested by the Administrative Agent, a customary opinion of counsel covering matters reasonably requested by the Administrative Agent shall be delivered on behalf of the Borrower Representative to the Administrative Agent, (d)(i) all Capital Stock of the U.S. Borrower and substantially all of the other assets of Previous Holdings shall be contributed or otherwise transferred, directly or indirectly, to New Holdings and pledged to secure the Obligations and (ii) all Capital Stock and all other assets of the Borrowers and the Subsidiary Guarantors that constituted Collateral prior to such substitution shall remain Collateral and shall remain subject to Liens thereon securing the Obligations or the Canadian Obligations, as applicable, that are valid and enforceable to the same extent as such Liens were valid and enforceable prior to such substitution, (e)(i) no Event of Default shall occur and be continuing at the time of such substitution and such substitution shall not result in any Event of Default and (ii) such substitution shall not result in any material adverse tax consequences in the aggregate, to the Lenders or, individually, to the Administrative Agent, (f) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Previous Holdings, New Holdings and the Borrower Representative shall promptly and in any event at least three (3) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer”, Beneficial Ownership Certification and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (g) New Holdings shall be an entity organized or existing under the laws of (i) the United States, any state thereof or the District of Columbia, (ii) Canada, (iii) the Cayman Islands, (iv) Bermuda, (v) Luxembourg, (vi) The Netherlands, (vii) England and Wales or (viii) any other jurisdiction permitted by the Administrative Agent in its reasonable discretion, (h) if reasonably requested by the Administrative Agent, (i) the Loan Parties shall execute and deliver amendments, supplements and other modifications to all Loan Documents, instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings, in each case in form and substance substantially consistent with the instruments and agreements previously delivered in respect thereof or reasonably satisfactory to the Administrative Agent; provided that, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, delayed or denied), such amendments, supplements, modifications, instruments and/or agreements may be executed and delivered following such substitution and shall not constitute a condition to the effectiveness of New Holdings’ substitution for Previous Holdings and (ii) the Loan Parties shall execute and deliver any documentation reasonably necessary to comply with the local law requirements of the applicable jurisdiction and (i) the U.S. Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clauses (a), (d), (e)(i) and (g) of this definition; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations as “Holdings” under the Loan Documents and any reference to “Holdings” in the Loan Documents shall refer to New Holdings.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E-1.

“Holdings LLC” has the meaning specified in the Preliminary Statements of this Agreement.

“Honor Date” has the meaning specified in Section 2.03(d)(i).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary of the U.S. Borrower that, for any Test Period, does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 5.0% of Consolidated Total Assets or (b) Consolidated EBITDA (when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries, after eliminating intercompany obligations) for such Test Period in excess of 5.0% of the Consolidated EBITDA of the U.S. Borrower and the Restricted Subsidiaries for such period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Company and its Subsidiaries delivered to the Administrative Agent prior to the date hereof.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Amount” has the meaning specified in Section 2.14(a).

“Incremental Arranger” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt Arranger” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt Documents” means, collectively, the indentures, credit agreements, facilities agreements or other similar agreements pursuant to which any Incremental Equivalent Debt is incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Incur” or “incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(a) the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations or (v) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset on the date such Indebtedness was Incurred or, at the option of such Person, at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” (x) shall not include any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect on the Closing Date in accordance with the Fixed GAAP Terms, (y) shall not include any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices and (z) shall not include Indebtedness of Holdings or any Parent Holding Company appearing on the balance sheet of the U.S. Borrower solely by reason of push-down accounting.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) obligations under or in respect of Receivables Financings;

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of the U.S. Borrower and its consolidated Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by any Borrower Party of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement;

(ix) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(x) Capital Stock (other than Disqualified Stock of the Borrower Parties and Preferred Stock of a Restricted Subsidiary that is not a U.S. Loan Party); or

(xi) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower Representative, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Amalgamation” means the amalgamation of the Canadian Borrower and Standard Aero Limited pursuant to the Business Corporations Act (British Columbia).

“Initial Principal Investors” means those certain Lenders identified as “Initial Principal Investors” on Schedule 2.01 as of the Closing Date.

“Initial Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange); provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange (or similar non-U.S. exchange) shall not constitute Initial Public Company Costs.

“Initial Term B-1 Borrowing” means a borrowing consisting of simultaneous Initial Term B-1 Loans of the same Type and, in the case of Eurocurrency Rate Loans (as defined in this Agreement as of the Closing Date), having the same Interest Period made by each of the Term B-1 Lenders pursuant to Section 2.01(a), in each case, on the Closing Date.

“Initial Term B-1 Commitment” means, as to each Term B-1 Lender, its obligation to make Initial Term B-1 Loans to the U.S. Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term B-1 Lender’s name on Schedule 2.01 under the caption “Initial Term B-1 Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term B-1 Commitments is $1,395,000,000.

“Initial Term B-1 Loans” means (a) prior to the First Amendment Effective Date, the Term B-1 Loans made by the Term B-1 Lenders on the Closing Date to the U.S. Borrower pursuant to Section 2.01(a), (b) from and after the First Amendment Effective Date and prior to the Fifth Amendment Effective Date, the 2020 Specified Refinancing Term B-1 Loans, ~~and~~ (c) from and after the Fifth Amendment Effective Date and prior to the Sixth Amendment Effective Date, the 2023 Specified Refinancing Term B-1 Loans (including, for the avoidance of doubt, the 2023 Term Loans and the 2023 Incremental Term B-1 Loans), and (d) from and after the Sixth Amendment Effective Date, the 2024 Specified Refinancing Term B-1 Loans.

“Initial Term B-2 Borrowing” means a borrowing consisting of simultaneous Initial Term B-2 Loans of the same Type and, in the case of Eurocurrency Rate Loans (as defined in this Agreement as of the Closing Date), having the same Interest Period made by each of the Term B-2 Lenders pursuant to Section 2.01(a), in each case, on the Closing Date.

“Initial Term B-2 Commitment” means, as to each Term B-2 Lender, its obligation to make Initial Term B-2 Loans to the Canadian Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term B-2 Lender’s name on Schedule 2.01 under the caption “Initial Term B-2 Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term B-2 Commitments is $750,000,000.

“Initial Term B-2 Loans” means (a) prior to the First Amendment Effective Date, the Term B-2 Loans made by the Term B-2 Lenders on the Closing Date to the Canadian Borrower pursuant to Section 2.01(a), (b) from and after the First Amendment Effective Date and prior to the Fifth Amendment Effective Date, the 2020 Specified Refinancing Term B-2 Loans, ~~and~~ (c) from and after the Fifth Amendment Effective Date and prior to the Sixth Amendment Effective Date, the 2023 Specified Refinancing Term B-2 Loans, and (d) from and after the Sixth Amendment Effective Date, the 2024 Specified Refinancing Term B-2 Loans.

“Initial Term Borrowing” means each Initial Term B-1 Borrowing and each Initial Term B-2 Borrowing.

“Initial Term Commitment” means the Initial Term B-1 Commitment and the Initial Term B-2 Commitment.

“Initial Term Loans” means the Initial Term B-1 Loans and the Initial Term B-2 Loans.

“Inside Maturity Basket” means with respect to Indebtedness expressly permitted to be incurred in reliance on the Inside Maturity Basket, not exceeding the greater of (a) $334,500,000 and (b) 75% of Four Quarter Consolidated EBITDA, for the aggregate principal amount of all such Indebtedness incurred within the Inside Maturity Basket during the term of this Agreement.

“Intellectual Property Security Agreement” means, individually and collectively, (a) the intellectual property security agreement substantially in the form of Exhibit B to the U.S. Security Agreement, dated the date of this Agreement (the “U.S. Intellectual Property Security Agreement”), (b) the intellectual property security agreement substantially in the form of Exhibit B to the Canadian Security Agreement, dated the date of this Agreement (the “Canadian Intellectual Property Security Agreement”) and (c) the intellectual property security agreement substantially in the form of Exhibit B to the U.S. Security Agreement for Canadian Grantors, dated the date of this Agreement (the “U.S. Intellectual Property Security Agreement for Canadian Grantors”), in each case, together with each other intellectual property security agreement or Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.12, Section 6.14 or Section 6.16.

“Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any Intellectual Property Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term Benchmark Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date of the Facility under which such Loan was made, commencing June 30, 2019.

“Interest Period” means, as to each Term Benchmark Rate Loan or RFR Loan, the period commencing on the date such Term Benchmark Rate Loan or RFR Loan is disbursed or converted to or continued as a Term Benchmark Rate Loan or RFR Loan and ending on the date (i) in the case of any Term Benchmark Rate Loan, one (1), three (3) or six (6) months thereafter, or to the extent consented to by all Appropriate Lenders, twelve (12) months thereafter (or such shorter interest period as may be agreed to by (a) all Lenders of the applicable Tranche and (b) the Administrative Agent) as the applicable Borrower may elect ~~or~~(provided that, for any Term CORRA Loan, Interest Periods shall be one (1) or three (3) months only) or (ii) in the case of any RFR Loan, one (1) or three (3) months thereafter; as selected by the applicable Borrower in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“International Interest” has the meaning defined in the Cape Town Convention.

“International Registry” has the meaning defined in the Cape Town Convention.

“Interpolated Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of 11:00 a.m., London time (or, in the case of a Eurocurrency Rate Borrowing in Canadian Dollars, Toronto time) on the day that is two Business Days prior to the first day of such Interest Period (or solely in the case of a Eurocurrency Rate Borrowing in respect of Canadian Dollars, on the day of such Interest Period) rounded to the same number of decimal places as the two relevant Screen Rates.

“Investment” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any such other Person and (ii) investments that are required by GAAP to be classified on the balance sheet of the U.S. Borrower in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower Parties, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If any Borrower Party sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the U.S. Borrower, the U.S. Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of any Borrower Party be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.05:

(1) “Investments” shall include the portion (proportionate to the U.S. Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the U.S. Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the U.S. Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the U.S. Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the U.S. Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 7.05 and otherwise determining compliance with such covenant) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of any Borrower Party, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by any Borrower Party in respect of such Investment and shall be net of any Investment by such Person in any Borrower Party.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the U.S. Borrower and its Subsidiaries,

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance and to which such Letter of Credit is subject).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the U.S. Borrower (or, if applicable, a Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“ITA” means the Income Tax Act (Canada).

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“Judgment Currency” has the meaning specified in Section 10.23.

“Junior Financing” has the meaning specified in clause (3) of the first paragraph of Section 7.05.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“JV Distribution” means, at any time, 50% of the aggregate amount of all cash dividends or distributions received by any Borrower Party as a return on an Investment in a Permitted Joint Venture during the period from the Closing Date through the end of the fiscal quarter most recently ended immediately prior to such date for which financial statements are internally available; provided that the Borrower Parties are not required to reinvest such dividends or distributions in the Permitted Joint Venture.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the U.S. Borrower on the date required under Section 2.03(d)(i) or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) each of the L/C Issuers identified on Schedule 1.01(f) in their capacity as an issuer of Letters of Credit hereunder (it being understood that none of the L/C Issuers identified in this clause (a) shall be obligated to issue any letters of credit hereunder other than standby letters of credit), and (b) any other Lender reasonably acceptable to the Borrower Representative and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and in each case, applicable Affiliates; provided that any Revolving Credit Lender may provide bank guarantees, bond agreements and other such arrangements under this Agreement, in each case, as agreed in such Revolving Credit Lender’s sole discretion. Each of Jefferies Finance LLC, Nomura Corporate Funding Americas, LLC and Macquarie Capital Funding LLC may cause Letters of Credit to be issued by other financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC, Nomura Corporate Funding Americas, LLC or Macquarie Capital Funding LLC, as applicable, for all purposes under the Loan Documents.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (a) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (b) any drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or refused by the applicable L/C Issuer, such Letter of Credit shall be deemed to be “outstanding” in the amount of such drawing.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Loan Document;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h) provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices or branch of such Lender or any of its Affiliates described as such in such Lender’s Administrative Questionnaire, or such other office or offices or as a Lender or any of its Affiliates may from time to time notify the Borrower Representative and the Administrative Agent.

“Letter of Credit” means any letter of credit issued, renewed, extended or amended hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. As of the Fifth Amendment Effective Date, any Letter of Credit issued prior to the Fifth Amendment Effective Date and in effect on the Fifth Amendment Effective Date shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03) under (and ratably participated in by Lenders pursuant to) the 2023 Extended Revolving Tranche Commitments.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.

“Letter of Credit Expiration Date” means, subject to Section 2.03(a)(ii)(C), the day that is three Business Days prior to the scheduled Latest Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Leverage Excess Proceeds” has the meaning specified in Section 2.05(b)(ii).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or PPSA (or equivalent or similar statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“LLC Conversion” means the conversion of any Restricted Subsidiary of the U.S. Borrower that is a U.S. Subsidiary from a corporation into a limited liability company.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Term Loan, an Extended Term Loan, a Revolving Credit Loan, an Extended Revolving Commitment or a Specified Refinancing Revolving Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercompany Subordination Agreement, (vi) the ABL Intercreditor Agreement, (vii) any other intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (viii) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, (ix) any Refinancing Amendment, and (x) any Co-Borrower Joinder Agreement.

“Loan Parties” means, collectively, Holdings, each Borrower and each other Guarantor.

“Majority Lenders” of any Tranche means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Agreement” means that certain (i) Consulting Services Agreement, dated as of the Closing Date, by and among Carlyle Investment Management L.L.C. and the U.S. Borrower, and (ii) Consulting Services Agreement, dated as of the Closing Date, by and among Beamer Investment Inc. and the U.S. Borrower, as each may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not more disadvantageous to the Lenders in any material respect than such Consulting Service Agreement entered into in connection with the Acquisition.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of the U.S. Borrower (or any successor entity) or any direct or indirect parent of the U.S. Borrower on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Borrower Parties, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights or remedies of the Agents or the Lenders under the Loan Documents (taken as a whole).

“Material Real Property” means any parcel of real property (other than a parcel with a Fair Market Value of less than $20,000,000 and other than a parcel constituting Excluded Property) owned in fee by a Loan Party and located in the United States or Canada; provided, however, that one or more parcels owned in fee by a Loan Party and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, may, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Material Subsidiary” means any Restricted Subsidiary of the U.S. Borrower constituting, or group of Restricted Subsidiaries of the U.S. Borrower in the aggregate constituting (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X of the Securities Act.

“Maturity Date” means: (a) with respect to the 2023 Extended Revolving Tranche, the earlier of (i) May 1, 2028 and (ii) the date of termination in whole of the Revolving Credit Commitments in respect of the 2023 Extended Revolving Tranche pursuant to Section 2.06(a) or 8.02; provided that if the maturity date applicable to any outstanding Term Loan, unsecured indebtedness or any other Indebtedness having an aggregate outstanding principal amount equal to or greater than the Threshold Amount is earlier than May 1, 2028 (such earlier maturity date, the “Springing Maturity Date”), then the Maturity Date with respect to the 2023 Extended Revolving Tranche shall be the date that is 91 days prior to the Springing Maturity Date; (b) prior to the Fifth Amendment Effective Date, with respect to the Initial Term Loans, the earliest of (i) the seventh anniversary of the Closing Date, (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06(a) prior to any Initial Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; (c) from and after the Fifth Amendment Effective Date, with respect to the Initial Term Loans, the earliest of (i) August 24, 2028, (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06(a) prior to any Initial Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; and (d) with respect to the 2021 Term Loans, the earliest of (i) the seventh anniversary of the Closing Date, (ii) the date of termination in whole of the 2021 Term Commitments pursuant to Section 2.06(a) prior to any 2021 Term Borrowing and (iii) the date that the 2021 Term Loans are declared due and payable pursuant to Section 8.02; provided, further, that the reference to Maturity Date with respect to (i) Term Loans and Revolving Credit Commitments that are the subject of Extension pursuant to Section 2.19 and (ii) Term Loans and Revolving Credit Commitments that are incurred pursuant to Section 2.14 or 2.18 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.

“Maximum Leverage Requirement” means, with respect to any request made in reliance on this definition under Article II for an increase in any Revolving Tranche or any Term Loan Tranche, for a New Revolving Facility, for a New Term Facility or for the incurrence of Incremental Equivalent Debt, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such increase, such new Facility or such Incremental Equivalent Debt (and, in each case, after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any increase in any Revolving Tranche or any New Revolving Facility were fully drawn on the effective date thereof but without giving effect to the cash proceeds of such Indebtedness then being incurred), (a) for any such Indebtedness that is secured by a Lien on the Collateral on a pari passu basis with the applicable Term Loans, the Consolidated First Lien Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed 5.00:1.00; (b) for any such Indebtedness that is secured by a Lien on the Collateral on a junior basis to the applicable Term Loans, the Consolidated Senior Secured Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed 5.50:1.00; and (c) for any such Indebtedness that is unsecured, either (x) the Consolidated Total Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed either (i) 6.50:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or similar Investment, the Consolidated Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Fixed Charge Coverage Ratio of the U.S. Borrower for such Test Period, in each case on a Pro Forma Basis, is not less than either (i) 2.00:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or similar Investment, the Fixed Charge Coverage Ratio of the U.S. Borrower immediately prior to the incurrence of such Indebtedness.

“Maximum Rate” has the meaning specified in Section 10.10.

“MFN Provision” has the meaning specified in Section 2.14(f).

“Minimum Extension Condition” has the meaning specified in Section 2.19(g).

“Minimum Tender Condition” has the meaning specified in Section 2.20(b).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means, collectively, the deeds of trust, trust deeds, mortgages and immovable hypothecs in respect of Mortgaged Properties made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Mortgaged Properties” means the parcels of real property identified on Schedule 5.08 and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Natural Person” means (a) any natural person or (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by any Borrower Party (other than any Disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of any Borrower Party and including any proceeds received as a result of unwinding any related Swap Contract in connection with any related transaction) over (ii) the sum of:

(A) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and (y) if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations and/or the U.S. Obligations, together with any applicable premiums, penalties, interest or breakage costs),

(B) the fees and out-of-pocket expenses incurred by any Borrower Party in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(C) all taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution made as a result of or in connection with such Disposition or Casualty Event) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(D) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by any Borrower Party after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by any Borrower Party in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E),

(F) in the case of any Disposition or Casualty Event by a Restricted Subsidiary that is a joint venture or other Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (F)) attributable to the minority interests and not available for distribution to or for the account of Holdings or a Wholly Owned Restricted Subsidiary as a result thereof, and

(G) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any Disposition or Casualty Event; and

(b) with respect to the incurrence or issuance of any Indebtedness by any Borrower Party, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by any Borrower Party in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Non-U.S. Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“New Contracts” has the meaning specified in clause (p) of the definition of “Consolidated EBITDA”.

“New Holdings” has the meaning specified in the definition of “Holdings”.

“New Loan Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Commitment” has the meaning specified in Section 2.14(a).

“New Revolving Facility” has the meaning specified in Section 2.14(a).

“New Revolving Loan” has the meaning specified in Section 2.14(a).

“New Term Commitment” has the meaning specified in Section 2.14(a).

“New Term Facility” has the meaning specified in Section 2.14(a).

“New Term Loan” has the meaning specified in Section 2.14(a).

“Non-Consenting Lender” has the meaning specified in Section 3.08(c).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Extending Lender” has the meaning specified in Section 2.19(e).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the U.S. Borrower that is not a Guarantor.

“Non-U.S. Lender” means a lender that is not a U.S. Person.

“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the U.S. Borrower that is not a U.S. Subsidiary.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04. For the avoidance of doubt, the Obligations include both the U.S. Obligations and the Canadian Obligations.

“OFAC” shall have the meaning specified in the definition of Sanctions Laws and Regulations.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other LC” has the meaning specified in Section 2.03(c)(v).

“Other Principal Investors” means (i) each affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC and (ii) each fund, entity, investor or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08).

“Outstanding Amount” means: (a) with respect to the Term Loans, Revolving Credit Loans and Specified Refinancing Revolving Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any Borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Specified Refinancing Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum Dollar Amount available for drawing under Letters of Credit taking effect on such date.

“Parent Holding Company” means any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interest of Holdings and which does not hold Capital Stock in any other Person (except for any other Parent Holding Company).

“Pari Passu Indebtedness” means:

(a) with respect to any Borrower, any Indebtedness that ranks pari passu in right of payment to the applicable Loans; and

(b) with respect to any Guarantor, its guarantee of the Obligations and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s guarantee of the Obligations.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).

“Participating Member State” means each state as described in any EMU Legislation.

“PATRIOT Act” has the meaning specified in Section 10.22.

“Payment Block” means any of the circumstances described in Section 2.05(b)(viii) and (ix).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Certificate” shall mean the Perfection Certificate executed and delivered by the Loan Parties party thereto, substantially in the form of Exhibit L.

“Perfection Exceptions” means that no Loan Party shall be required to (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over commodities accounts, securities accounts, deposit accounts, futures accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Borrower Parties, (ii) perfect the security interest in the following other than by the filing of a UCC or PPSA financing statement or analogous filing in the jurisdiction of the applicable Loan Party: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), (3) Fixtures (as defined in the UCC or PPSA), except to the extent that the same are Equipment (as defined in the UCC or PPSA) or are related to real property covered or intended by the Loan Documents to be covered by a Mortgage and (4) Assigned Agreements (as defined in the Security Agreement), (iii) send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing and the Administrative Agent has exercised its acceleration rights pursuant to Section 8.02 of this Agreement, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located other than the laws of the United States, any state thereof, the District of Columbia or the jurisdiction of organization of any Loan Party granting such lien (excluding in each case the pledge of Equity Interests, which shall be governed by the law of the jurisdiction of organization of the entity whose shares are being pledged), or (v) deliver landlord waivers, estoppels or collateral access letters.

“Periodic Term CORRA Determination Day” has the meaning specified in the definition of “Term CORRA.”

“Permitted ABL Debt” means the ABL Obligations (including any additional Indebtedness permitted to be incurred under any incremental facilities potentially available under the ABL Credit Agreement) permitted to be incurred and secured pursuant to the terms of the ABL Credit Agreement, in an aggregate principal amount not to exceed $550,000,000.

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that such purchase and sale or exchange must occur within 90 days of each other and any cash or Cash Equivalents received must be applied in accordance with Section 7.04.

“Permitted Canadian Transaction” means those certain transactions undertaken pursuant to that certain step plan delivered to the Administrative Agent on or around March 7, 2019.

“Permitted Debt” has the meaning specified in Section 7.01.

“Permitted Debt Exchange” has the meaning specified in Section 2.20(a).

“Permitted Debt Exchange Notes” means Indebtedness in the form of unsecured, first lien, second lien or other junior lien notes; provided that such Indebtedness (i) satisfies the Permitted Other Debt Conditions, (ii) the covenants of such Indebtedness are, taken as a whole, not more restrictive to the Borrower Parties than those contained in the Loan Documents (taken as a whole) (except for (x) covenants or other provisions applicable only to periods after the Maturity Date of the applicable Facility existing at the time of incurrence or issuance of such Permitted Debt Exchange Notes and (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the lenders under the applicable Facility, without further Lender approval or voting requirement) or otherwise are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance (as determined by the Borrower Representative in good faith (provided that, at the Borrower Representative’s option, delivery of a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (ii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Representative of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)) at the time of incurrence or issuance of such Permitted Debt Exchange Notes, (iii) does not mature prior to the Latest Maturity Date of the Term Loans (other than Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket), (iv) such Indebtedness is not at any time guaranteed by any Person other than U.S. Loan Parties, and (v) to the extent secured, such Indebtedness is not secured by property other than the U.S. Collateral and the Liens securing such Indebtedness shall be subject to Applicable Intercreditor Arrangements and the security agreements governing such Liens shall be substantially the same as of the Collateral Documents (with such differences as are reasonably acceptable to the Administrative Agent).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.20(a).

“Permitted Holders” means each of (a) the Sponsor, (b) managers and members of management of the U.S. Borrower (or any Permitted Parent (other than clause (c) of the definition thereof)) or its Subsidiaries that have ownership interests in the U.S. Borrower (or such Permitted Parent (other than clause (c) of the definition thereof)), (c) any other beneficial owner in the common equity of the U.S. Borrower (or such Permitted Parent (other than clause (c) of the definition thereof)) as of the Closing Date, (d) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which any of the Persons described in clause (a), (b) or (c) above are members; provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a), (b) and (c), collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of the U.S. Borrower (or any Permitted Parent (other than clause (c) of the definition thereof)) then held by such group, and (e) any Permitted Parent.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the U.S. Borrower or any Restricted Subsidiary;

(3) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4) any Investment by the U.S. Borrower or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the U.S. Borrower or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 7.04 or any other Disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Fifth Amendment Effective Date and listed on Schedule 7.05, (y) made pursuant to binding commitments in effect on the Fifth Amendment Effective Date and listed on Schedule 7.05 or (z) that replaces, refinances, refunds, renews, modifies, amends or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Fifth Amendment Effective Date or as otherwise permitted under this definition or otherwise under Section 7.05;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $40,000,000 outstanding at any one time in the aggregate;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the U.S. Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the U.S. Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization by the U.S. Borrower or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the U.S. Borrower or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the U.S. Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 7.01(j), including any payments in connection with the termination thereof;

(11) any Investment by the U.S. Borrower or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $240,000,000 and (y) 55.0% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) additional Investments by the U.S. Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $200,000,000 and (y) 45.0% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.18(b) (except transactions described in clause (2), (3), (4), (9), (13) or (14) of such Section 6.18(b));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of Section 7.05;

(15) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments consisting of (v) Liens permitted under Section 7.02, (w) Indebtedness (including guarantees) permitted under Section 7.01, (x) mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 7.03, (y) Asset Sales permitted under Section 7.04, or (z) Restricted Payments permitted under Section 7.05;

(19) repurchases of the Senior Notes;

(20) guarantees of Indebtedness permitted to be Incurred under Section 7.01 and obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the U.S. Borrower or any of its Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the U.S. Borrower and its Subsidiaries;

(25) Investments in joint ventures of the U.S. Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $80,000,000 and (y) 18.0% of Four Quarter Consolidated EBITDA; provided that the Investments permitted pursuant to this clause (25) may, at the Borrower Representative’s option, be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available pursuant to clause (c) of the first paragraph of Section 7.05;

(26) the Transactions (including payment of the purchase consideration under the Acquisition Agreement) and the Permitted Canadian Transaction;

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the U.S. Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Permitted Liens;

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the U.S. Borrower, the U.S. Borrower or any Subsidiary of the U.S. Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the U.S. Borrower, so long as no cash is actually advanced by the U.S. Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the U.S. Borrower or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.05;

(33) non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted;

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(36) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which a Borrower Party beneficially owns at least 35% of the shares of Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’, airports’, navigation authority’s or other like Liens, in each case for sums not yet overdue by more than sixty (60) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the U.S. Borrower or a direct or indirect parent of the U.S. Borrower;

(3) Liens for Taxes, assessments or other governmental charges or levies (i) which are not yet overdue for thirty (30) days or not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the U.S. Borrower or a direct or indirect parent of the U.S. Borrower;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) as to real property of such Person, survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.01(a) or (d) and obligations secured ratably thereunder; provided that, in the case of Liens securing Indebtedness permitted to be incurred pursuant to Section 7.01(d), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(7) Liens of any of the Borrowers or any of the Guarantors existing on the Fifth Amendment Effective Date and listed on Schedule 7.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the U.S. Borrower, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the U.S. Borrower at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time the U.S. Borrower or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the U.S. Borrower or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the U.S. Borrower or any Restricted Subsidiary, a Person other than the U.S. Borrower or Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the U.S. Borrower or any Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the U.S. Borrower or any Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing (i) Indebtedness or other obligations of the U.S. Borrower or a U.S. Subsidiary Guarantor owing to a Borrower or a Subsidiary Guarantor or (ii) Indebtedness or other obligations of the Canadian Borrower or a Canadian Guarantor owing to the Canadian Borrower or another Canadian Guarantor, in each case, permitted to be Incurred in accordance with Section 7.01;

(11) Liens securing Swap Contracts Incurred in accordance with Section 7.01;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code or PPSA financing statement filings regarding, operating leases or consignments entered into by the Borrowers and the Guarantors in the ordinary course of business;

(15) Liens in favor of any Borrower or any Subsidiary Guarantor;

(16) (i) Liens on Receivables Assets and related assets, or created in respect of bank accounts into which only the collections in respect of Receivables Assets have been, sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software, technology and other intellectual property licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 8.01(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products” (including those described in Sections 7.01(j) and (w));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (7), (8), (9), (11), (24) or (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (11), (24) or (25) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any Refinancing Expenses, related to such refinancing, refunding, extension, renewal or replacement and (z) (A) any amounts Incurred under this clause (23) as refinancing indebtedness of clause (24) of this definition hereunder shall be secured to the same extent, including with respect to any subordination provisions, and subject to Applicable Intercreditor Arrangements, and (B) any amounts incurred under this clause (23) as refinancing indebtedness of clause (25) of this definition shall reduce the amount available under such clause (25);

(24) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to Section 7.01 if at the time of any Incurrence of such Pari Passu Indebtedness and after giving Pro Forma Effect thereto (i) with respect to any such Pari Passu Indebtedness that will be secured by a Lien on the U.S. Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio would be less than or equal to 5.00 to 1.00 or (ii) with respect to any such Pari Passu Indebtedness that will be secured by a Lien on the U.S. Collateral on a “junior” basis to the Liens securing the Obligations, the Consolidated Senior Secured Net Leverage Ratio would be less than or equal to 5.50 to 1.00; provided that such Indebtedness shall be secured by the same (or less) U.S. Collateral that secures the Initial Term B-1 Loans, on a first lien “equal and ratable” basis with the Liens securing the Obligations or on a “junior” basis to the Liens securing the Obligations (in each case pursuant to Applicable Intercreditor Arrangements);

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $250,000,000 and (y) 57.5% of Four Quarter Consolidated EBITDA at any one time outstanding;

(26) Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to Section 7.01(u);

(27) Liens on equipment of any Borrower or any Guarantor granted in the ordinary course of business to such Borrower’s or such Guarantor’s client at which such equipment is located;

(28) Liens on the Collateral securing Indebtedness permitted under Section 7.01(b)(y) so long as all such Liens on the Fixed Asset Priority Collateral rank junior in priority to the Liens on the Fixed Asset Priority Collateral securing the Obligations (it being understood that such Liens on the ABL Priority Collateral may rank senior in priority to the Liens on the ABL Priority Collateral securing the Obligations) pursuant to the ABL Intercreditor Agreement;

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 7.05 (to the extent applicable) to be a prepayment of such Indebtedness;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of any Borrower or any Guarantor to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Borrowers and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Guarantor in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of any of the Borrowers or any of the Guarantors granted in the ordinary course of business;

(36) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness Incurred in accordance with Section 7.01(t);

(37) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date for any Mortgaged Property and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(38) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights;

(39) (a) Liens solely on any cash earnest money deposits made by any Borrower Party in connection with any letter of intent or other agreement in respect of any Permitted Investment, (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (c) Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Borrower Party or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(46) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(47) Liens on cash proceeds of Indebtedness (and related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 7.01;

(48) Liens on property constituting U.S. Collateral securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto, and (ii) any Incremental Equivalent Debt and the Incremental Equivalent Debt Documents related thereto and, in each case, any Permitted Refinancings thereof (or successive Permitted Refinancings thereof); provided that such Liens are subject to customary Applicable Intercreditor Arrangements; and

(49) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person.

For all purposes hereunder, (w) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (x) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (y) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or clause (24) above (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower Representative in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or clause (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition and (z) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or clause (24) above (giving effect to the Incurrence of such portion of such Indebtedness), any calculation of the Consolidated First Lien Net Leverage Ratio on such date of determination shall not include any such Indebtedness (and shall not give effect to any netting of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of this definition.

“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (w) customary offers or obligations to repurchase, repay or redeem upon a change of control, asset sale, casualty or condemnation event or initial public offering, (x) maturity payments and customary mandatory prepayments for Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket, (y) special mandatory redemptions in connection with customary escrow arrangements and customary acceleration rights after an event of default or (z) “AHYDO” payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred.

“Permitted Parent” means (a) any direct or indirect parent of the U.S. Borrower so long as a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof holds 50% or more of the Voting Stock of such direct or indirect parent of the U.S. Borrower, (b) Holdings, so long as it constitutes a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof, and (c) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a), (b), (c) or (d) of the definition thereof) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Permitted Refinancing” means, with respect to any Person, any modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses incurred (including OID and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Indebtedness under Section 7.01(d) or with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt and amounts not to exceed the Inside Maturity Basket, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on subordination terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to collateral) as those subordination terms contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent; (d) if the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same extent, including with respect to any subordination provisions, and subject to Applicable Intercreditor Arrangements; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (other than to the extent permitted by any other clause of this definition or with respect to interest rate, optional prepayment premiums and optional redemption provisions) Indebtedness are, either (i) substantially identical to or less favorable to the investors providing such Permitted Refinancing, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption provisions), not more restrictive to the Borrower Parties than those set forth in this Agreement or are customary for similar indebtedness in light of then-prevailing market conditions at the time of incurrence (provided that, at the Borrower Representative’s option, delivery of a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Representative of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; (f) such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); and (g) at the time thereof, other than with respect to Indebtedness under Section 7.01(d) and Section 7.01(j), no Event of Default under Section 8.01(f) or (g) shall have occurred and be continuing.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA. For greater certainty, “Plan” excludes any Foreign Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means “Pledged Debt” (or similar term) as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

“Pledged Interests” means “Pledged Interests” (or similar term) as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

“Pounds Sterling” and “£” means freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“PPSA” means the Personal Property Security Act (Ontario) together with any regulations thereto and related Minister’s Orders as in effect from time to time; provided, however, if granting, attachment, perfection or priority of the Liens in any Collateral are governed by the personal property security or any other applicable laws of any Canadian jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws or other applicable laws in such other jurisdiction for the purposes of the provisions of this Agreement, including in the case of Québec, the Civil Code of Québec, relating to such granting, attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment-Based Incremental Facility” has the meaning specified in Section 2.14(a).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Previous Holdings” has the meaning specified in the definition of “Holdings”.

“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Institution”.

“primary obligations” has the meaning specified in the definition of “Contingent Obligations”.

“primary obligors” has the meaning specified in the definition of “Contingent Obligations”.

“Prime Lending Rate” means, for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent), in each case, for such day. Each change in the Prime Lending Rate shall be effective on the date that such change is publicly announced or quoted as being effective.

“Principal Investors” means (i) each Initial Principal Investor and (ii) each Other Principal Investor.

“Principal Investor Lenders” means the Principal Investors that are Lenders.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated Cash Interest Expense, Consolidated Interest Expense, Consolidated Total Assets, Consolidated Net Income, Consolidated EBITDA and Four Quarter Consolidated EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any Specified Transaction, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 24 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the U.S. Borrower or a direct or indirect parent of the U.S. Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a secured overnight financing rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the U.S. Borrower may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the nature included on Schedule 1.01(a) attached hereto, to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings”.

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the U.S. Borrower (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the U.S. Borrower (or any successor thereto) or of any direct or indirect parent of the U.S. Borrower) and are reasonably anticipated to result from actions taken or to be taken within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add back, exclusion or otherwise, for such period.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” has the meaning specified in Section 6.02.

“Qualified Holding Company Indebtedness” means Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings (other than a Subsidiary as provided for under clause (i) of the proviso in Section 7.09 of this Agreement), (B) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation, in each case, other than at the final maturity of such Indebtedness (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (C) below), (C) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior notes (or no more restrictive than is customary) of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior notes of a holding company, including (x) customary assets sale, change of control provisions and customary acceleration rights after an event of default, (y) customary “AHYDO” payments and (z) special mandatory redemptions in connection with customary escrow arrangements and customary acceleration rights after an event of default) and (D) if such Indebtedness is secured, it shall only be secured by assets of any Parent Holding Company (other than Holdings) and any Subsidiary of Holdings that is not prohibited from guaranteeing such Indebtedness as provided in clause (A) of this definition; provided that, at Holdings’ option, delivery of a certificate of a Responsible Officer to the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Indebtedness only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default under Section 8.01(f) or (g) shall have occurred and be continuing.

“Qualified IPO” means the consummation of an offering (on either a primary or secondary basis) of the common Equity Interests of Holdings or any Parent Holding Company (other than an offering pursuant to a registration statement on Form S-8) resulting in such Equity Interests being listed on a nationally-recognized stock exchange in the applicable jurisdiction.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is non-recourse to, and does not obligate, any Borrower Party, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings,

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by any Borrower Party are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the U.S. Borrower), and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the U.S. Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of any Borrower Party (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1) all sales, conveyances, assignments and/or contributions of Receivables Assets by any Borrower Party to any Receivables Subsidiary are made at Fair Market Value in the context of a Receivables Financing (as determined in good faith by the U.S. Borrower), and

(2) the financing terms, covenants, termination events and other provisions thereof shall be on market terms at the time such Receivables Financing is first entered into (as determined in good faith by the U.S. Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of any Borrower Party (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Qualified Reporting Subsidiary” has the meaning specified in Section 6.01.

“Qualifying Bids” has the meaning specified in the definition of “Dutch Auction”.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Facilities for reasons outside of the Borrower Representative’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Borrower Representative or any direct or indirect parent of the U.S. Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Ratio Debt” has the meaning specified in the first paragraph of Section 7.01.

“Ratio-Based Incremental Facility” has the meaning specified in Section 2.14(a).

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the U.S. Borrower or any of its Subsidiaries that are, or are in the process of becoming, subject to a Qualified Receivables Financing or Qualified Receivables Factoring, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other payment support obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the U.S. Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing or Factoring Transaction.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the U.S. Borrower or any of its Subsidiaries pursuant to which the U.S. Borrower or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the U.S. Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the U.S. Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the U.S. Borrower and/or one or more of its Subsidiaries (including, a special purpose securitization vehicle (or similar entity)) in which the U.S. Borrower or any Subsidiary of the U.S. Borrower or a direct or indirect parent of the U.S. Borrower makes an Investment (or which otherwise owes to the U.S. Borrower or one of its Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified Receivables Financing) and to which the U.S. Borrower or any Subsidiary of the U.S. Borrower or a direct or indirect parent of the U.S. Borrower sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the U.S. Borrower and its Subsidiaries or a direct or indirect parent of the U.S. Borrower, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the U.S. Borrower or any Parent Holding Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Borrower Party (other than a Receivables Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Borrower Party (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of any Borrower Party (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the U.S. Borrower nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the U.S. Borrower reasonably believes to be no less favorable to the U.S. Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the U.S. Borrower, and

(3) to which neither the U.S. Borrower nor any other Subsidiary of the U.S. Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the U.S. Borrower or any Parent Holding Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the U.S. Borrower or such Parent Holding Company giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent, any Lender or any L/C Issuer.

“Reference Period” has the meaning given to such term in the definition of “Pro Forma Basis”.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurocurrency Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurocurrency Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” has the meaning specified in the definition of “Transactions”.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the applicable Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.

“Refinancing Expenses” means, in connection with any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock otherwise permitted by this Agreement, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay (1) accrued and unpaid interest, (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, additional shares of such Disqualified Stock or Preferred Stock); (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock incurred in connection with such refinancing.

“Refinancing Incremental Amount” has the meaning specified in Section 2.14(a).

“Refinancing Indebtedness” has the meaning specified in Section 7.01(n).

“Refinancing Notes” means one or more series of senior unsecured notes, or senior secured notes secured by the U.S. Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or senior secured notes secured by the U.S. Collateral on a “junior” basis to the Liens securing the Obligations, in each case issued in respect of a refinancing of outstanding Indebtedness of the U.S. Borrower under any one or more Term Loan Tranches; provided that, (a) such Refinancing Notes shall only be guaranteed by the U.S. Loan Parties that guaranteed the Term Loan Tranche being refinanced, (b) if such Refinancing Notes shall be secured, then (i) such Refinancing Notes shall only be secured by a security interest in the U.S. Collateral that secured the Term Loan Tranche being refinanced, and (ii) such Refinancing Notes shall be issued subject to Applicable Intercreditor Arrangements; (c) other than with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt and Refinancing Notes in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, no Refinancing Notes shall (i) mature prior to the Latest Maturity Date of the Term Loan Tranche being refinanced or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary assets sale, casualty events or similar event, change of control provisions, special mandatory redemptions in connection with customary escrow arrangements and customary acceleration rights after an event of default and (y) customary “AHYDO” payments); (d) the covenants, events of default, guarantees, collateral and other terms of such Refinancing Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance (as determined by the Borrower Representative in good faith) (it being understood that no Refinancing Notes shall include any financial maintenance covenants, but that customary cross-acceleration provisions may be included and that any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) (provided that, at the Borrower Representative’s option, delivery of a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent in good faith at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower Representative of its objection during such five Business Day period (or shorter) (including a reasonable description of the basis upon which it objects)); (e) such Refinancing Notes may not have obligors or Liens that are more extensive than those which applied to the Indebtedness being refinanced (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); and (f) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Term Loan Tranche being so refinanced (or to the less than pro rata prepayment of the applicable outstanding Term Loans made by any Term Lenders that will be purchasers of the Refinancing Notes, as approved by such Term Lenders) and the payment of fees, expenses and premiums, if any, payable in connection therewith.

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Refunding Capital Stock” has the meaning specified in Section 7.05.

“Register” has the meaning specified in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower Parties in exchange for assets transferred by the Borrower Parties will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, migration, or leaching into or through the Environment.

“Relevant Administrator” has the meaning specified in Section 3.04(b).

“Relevant Governmental Body” means the FRB or the NYFRB, or a committee officially endorsed or convened by the FRB or the NYFRB, or any successor thereto.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).

“Replaceable Lender” has the meaning specified in Section 3.08(a).

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reply Amount” has the meaning specified in the definition of “Dutch Auction”.

“Reply Discount” has the meaning specified in the definition of “Dutch Auction”.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Event” means (i) any prepayment or repayment of any tranche of Initial Term Loans, in whole or in part, with the proceeds of, or conversion of any portion of such Initial Term Loans into, any new or replacement tranche of syndicated term loans of like currency under credit facilities incurred for the primary purpose of repaying, refinancing, or replacing the Initial Term Loans with loans bearing interest with an All-in Yield less than the All-in Yield applicable to such portion of the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent in consultation with the Borrower Representative, consistent with generally accepted financial practices) and (ii) any amendment to any tranche of the Term Facility which reduces the All-in Yield applicable to the Initial Term Loans; provided that a Repricing Event shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the Initial Term Loans, including, without limitation, in the context of a transaction involving an initial public offering, a Change of Control or an Enterprise Transformative Event.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held by (x) any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (y) any Affiliate Lenders (other than Debt Fund Affiliates) shall be deemed to have voted in the same proportion as Lenders that are not Affiliate Lenders vote on such matter; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans as of any date of determination shall be determined using the Dollar Amount thereof.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans as of any date of determination shall be determined using the Dollar Amount thereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of Holdings or the U.S. Borrower), or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the U.S. Borrower.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(c).

“Retired Capital Stock” has the meaning specified in Section 7.05.

“Return Bid” has the meaning specified in the definition of “Dutch Auction”.

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(e).

“Revolving Credit Borrowing” means a borrowing under a single Tranche of the Revolving Credit Facility consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term Benchmark Rate Loans and RFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders under such Tranche of the Revolving Credit Facility pursuant to Section 2.01(b).

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Commitments” means, as to any Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the U.S. Borrower pursuant to Section 2.01(b) or New Revolving Commitments to the applicable Borrower established pursuant to Section 2.14 and (b) purchase participations in L/C Obligations, in an aggregate principal amount and/or Dollar Amount not to exceed the amount set forth under the heading “2023 Extended Revolving Tranche Commitment” opposite such Lender’s name on Annex I to the Fifth Amendment, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, or in any incremental amendment establishing New Revolving Commitments pursuant to Section 2.14, as applicable, as the same may be adjusted from time to time in accordance with this Agreement. The Revolving Credit Commitments shall include all Revolving Credit Commitment Increases, New Revolving Commitments and Specified Refinancing Revolving Credit Commitments.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments in respect of any Revolving Tranche at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (and after the termination of all Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations).

“Revolving Credit Loans” means the 2023 Extended Revolving Tranche Loans.

“Revolving Credit Note” means a promissory note of the U.S. Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the U.S. Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under the same Revolving Tranche.

“Revolving Tranche” means (a) the 2023 Extended Revolving Tranche and (b) any Specified Refinancing Debt constituting revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Fifth Amendment Effective Date pursuant to the terms hereof, e.g., New Revolving Commitments and Extended Revolving Commitments.

“RFR” means, for any Obligations consisting of any interest, fees or other amounts denominated in Pounds Sterling, SONIA.

“RFR Business Day” means any day except for (a) a Saturday, (b) a Sunday, (c) for any Obligations consisting of any interest, fees or other amounts denominated in Pounds Sterling, a day on which banks are closed for general business in London or (d) for any Obligations consisting of any interest, fees or other amounts denominated in Dollars, a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“RFR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“RFR Interest Payment” means, in respect of any Interest Period in relation to an RFR Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Section 2.08.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“RFR Lookback Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by a Borrower Party whereby a Borrower Party transfers such property to a Person and such Borrower Party leases it from such Person, other than leases between the U.S. Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctioned Country” means, at any time, a country, region, or territory that is the subject of a general export, import, financial, investment or other trade-related embargo under any Sanctions Laws and Regulations, which countries as of the date of this Agreement include Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine.

“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions Laws and Regulations, including (a) any Person listed in any Sanctions Laws and Regulations-related lists of designated Persons maintained by the U.S. government (including OFAC’s Specially Designated Nationals and Blocked Parties List, the U.S. Department of State’s list of Debarred Parties, and the U.S. Department of Commerce’s Entity List), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state or the Canadian government, (b) any Person located, operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any Person or Persons described in (a) or (b) above.

“Sanctions Laws and Regulations” means (i) any economic or financial sanctions or other requirements imposed by, or based upon the obligations or authorities set forth in, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the Export Administration Act, the Export Administration Regulations, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act of 1996, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, and any similar law, regulation, or executive order that may be enacted, from time to time, by the United States government and (ii) any economic or financial sanctions or other requirements imposed under similar laws or regulations enacted by the European Union or any member state thereof, the United Kingdom or Canada including, without limitation, Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing, including, without limitation, His Majesty’s Treasury of the United Kingdom, and Global Affairs Canada, Public Safety Canada, or other relevant sanctions authority based upon the obligations and authorities set forth in the Canadian Anti- Terrorism Laws, that apply to the Loan Parties or any of their respective Subsidiaries (as any of the foregoing laws may from time to time be amended, renewed, extended or replaced).

“Screen Rate” means (a) with respect to the Eurocurrency Rate for any Interest Period for any Alternative Currency not listed in clause (b) or (c) below, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over administration of that rate) and Interest Period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); (b) with respect to the Eurocurrency Rate for any Interest Period for Euros, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) for the relevant Interest Period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); and (c) with respect to the Eurocurrency Rate for any Interest Period for Canadian Dollars, ~~the average bid rate for Canadian bankers’ acceptances~~Term CORRA as administered by the Term CORRA Administrator for the relevant Interest Period ~~displayed on page CDOR of the Reuters screen (or any replacement Reuters page which displays that rate)~~. If such page or service ceases to be available, the Administrative Agent may specify another page or service, displaying the relevant rate after consultation with the Borrower Representative; provided that, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Rate. Notwithstanding the foregoing, if the Screen Rate, determined as provided above, would otherwise be less than zero, then the Screen Rate shall be deemed to be zero for all purposes.

“SEC” means the U.S. Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Second Amendment” means Amendment No. 2 to the Credit Agreement, dated as of July 1, 2021, among Holdings, the Borrowers, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent and the 2021 Term Lenders party thereto.

“Second Amendment Effective Date” has the meaning specified in the Second Amendment.

“Section 2.19 Additional Amendment” has the meaning specified in Section 2.19(c).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Cash Management Bank, except for any such Cash Management Agreement designated by the Borrower Representative in writing to the Administrative Agent and the relevant Cash Management Bank as an “unsecured cash management agreement” as of the Closing Date or, if later, on or about the time of entering into such Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank, except for any such Swap Contract designated by the Borrower Representative and the applicable Hedge Bank in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Obligations” has the meaning specified in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders (including, for the avoidance of doubt, the L/C Issuers), the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means, collectively, (i) the New York law governed Security Agreement dated as of the date hereof executed by the Loan Parties party thereto, substantially in the form of Exhibit F-1 (the “U.S. Security Agreement”), (ii) the British Columbia law governed Security Agreement dated as of the date hereof executed by the Loan Parties party thereto, substantially in the form of Exhibit F-2 (the “Canadian Security Agreement”), (iii) the New York law governed Security Agreement dated as of the date hereof executed by the Canadian Loan Parties party thereto (the “U.S. Security Agreement for Canadian Grantors”) and (iv) each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12, 6.14 or 6.16.

“Security Agreement Supplement” means each of the U.S. Security Agreement Supplements, as defined in the U.S. Security Agreement, each of the Canadian Security Agreement Supplements, as defined in the Canadian Security Agreement and each of the U.S. Security Agreement for Canadian Grantors Supplements, as defined in the U.S. Security Agreement for Canadian Grantors.

“Sellers” has the meaning specified in the Preliminary Statements to this Agreement.

“Seller Material Adverse Effect” means any event, development, circumstance, effect or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Sellers (as defined in the Acquisition Agreement in effect on December 18, 2018) to perform their respective obligations under the Acquisition Agreement, or that would prevent or materially impede, interfere with, hinder or delay the consummation by the Sellers of the transactions contemplated hereby.

“Senior Notes” means the $ 640,000,000 aggregate principal amount of 10.00% unsecured senior notes of the U.S. Borrower due 2027 issued on the Closing Date pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of the Closing Date, relating to the Senior Notes, among the U.S. Borrower, as issuer, the other Loan Parties party thereto and the Senior Notes Trustee, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited under the Loan Documents.

“Senior Notes Trustee” has the meaning assigned to the term “Trustee” in the Senior Notes Indenture.

“Similar Business” means any business engaged or proposed to be engaged in by Holdings and its Subsidiaries on the Closing Date and any business or other activities that are similar, ancillary, complementary, incidental or related thereto, or an extension, development or expansion of, the businesses in which Holdings and its Subsidiaries are engaged following the Acquisition on the Closing Date.

“Sixth Amendment” means Amendment No. 6 to the Credit Agreement, dated as of March 25, 2024, among Holdings, the Borrowers, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“Sixth Amendment Effective Date” has the meaning specified in the Sixth Amendment.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning provided in the definition of “Daily Simple SOFR Rate.”

“SOFR Rate Day” has the meaning provided in the definition of “Daily Simple SOFR Rate.”

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the aggregate present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of the Loan Parties as they become absolute and matured and is sufficient to enable payment of all such Person’s obligations due and accruing due, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination, (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and is for any reason unable to pay its debts or meet its obligations as they generally become due and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Existing Tranche” has the meaning specified in Section 2.19(a).

“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Credit Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Representations” means the representations and warranties made solely by the U.S. Borrower and Holdings in Sections 5.01(a) and (b)(ii), 5.02(a), 5.04, 5.13, 5.17, 5.18 (subject to the last paragraph of Section 4.01), 5.19 and 5.20 (in each case, after giving effect to the Transactions, and in the case of the representations and warranties made pursuant to Sections 5.19 and 5.20, to be limited to the use of proceeds not violating the Laws referenced therein).

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the U.S. Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the U.S. Borrower or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the U.S. Borrower or implementation of any initiative not in the ordinary course of business.

“Sponsor” means (i) Carlyle Partners VII, L.P. and (ii) one or more investment funds advised, managed or controlled by the foregoing and, in each case (whether individually or as a group), Affiliates of the foregoing (but excluding any operating portfolio companies of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the U.S. Borrower or any Subsidiary of the U.S. Borrower which the U.S. Borrower has determined in good faith to be customary in a Factoring Transaction or Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means with respect to any security or Indebtedness, the date specified in such security or the documentation governing such Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lien” has the meaning specified in Section 7.02.

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms expressly subordinated in right of payment to the Obligations and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) for purposes of Section 6.01, any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means, collectively, all Guarantors other than Holdings.

“Subsidiary Redesignation” has the meaning given to such term in the definition of “Unrestricted Subsidiary”.

“Supplemental Agent” has the meaning specified in Section 9.14(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B-1 Facility” means the facility in respect of the Initial Term B-1 Loans (including any Term Commitment Increase with respect to the Initial Term B-1 Loans), as the context may require.

“Term B-2 Facility” means the facility in respect of the Initial Term B-2 Loans (including any Term Commitment Increase with respect to the Initial Term B-2 Loans), as the context may require.

“Term B-1 Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term B-1 Commitment at such time, and (b) at any time after the Closing Date, any Lender that holds Initial Term B-1 Loans and/or commitments in respect of Initial Term B-1 Loans at such time.

“Term B-2 Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term B-2 Commitment at such time, and (b) at any time after the Closing Date, any Lender that holds Initial Term B-2 Loans and/or commitments in respect of Initial Term B-2 Loans at such time.

“Term Benchmark Rate” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate based on the applicable Adjusted Term SOFR Rate or the applicable Adjusted Eurocurrency Rate.

“Term Benchmark Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate or the Adjusted Eurocurrency Rate, as applicable.

“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Term SOFR Rate Loans, the same Interest Period.

“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment, (ii) its 2021 Term Commitment, (iii) its Term Commitment Increase, (iv) its New Term Commitment or (v) its Specified Refinancing Term Commitment. The amount of each Lender’s Initial Term Commitment and/or 2021 Term Commitment is as set forth in the definition thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning specified in Section 2.14(a).

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan for any Interest Period, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first (1st) day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a CORRA Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term

CORRA Administrator on the first (1st) preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first (1st) preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Adjustment” means, a percentage equal to (i) 0.29547% per annum (29.547 basis points) for a CORRA Available Tenor of one-month’s duration, and (ii) 0.32138% per annum (32.138 basis points) for a CORRA Available Tenor of three months’ duration.

“Term CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Term CORRA.

“Term CORRA Reference Rate” means the forward looking term rate based on CORRA.

“Term Facility” means a facility in respect of any Term Loan Tranche (including any Term Commitment Increase with respect to any Term Loan Tranche), as the context may require.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility.

“Term Loan Tranche” means the respective facility and commitments utilized in making (or, where applicable, conversion of) Term Loans hereunder, with there being two Tranches on the ~~Fifth~~Sixth Amendment Effective Date (immediately after giving effect to the funding of the ~~2023~~2024 Specified Refinancing Term Loans ~~and the 2023 Incremental Term B-1 Loans~~), i.e., (i) the Initial Term B-1 Loans and (ii) the Initial Term B-2 Loans. Additional Term Loan Tranches may be added after the Closing Date pursuant to the terms hereof, e.g., New Term Loans, Specified Refinancing Term Loans, New Term Commitments, Extended Term Loans and Specified Refinancing Term Commitments.

“Term Note” means a promissory note of the applicable Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the indebtedness of such Borrower to such Term Lender resulting from the Term Loans under the same Term Loan Tranche made or held by such Term Lender.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum for all Interest Periods.

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Borrowing and for any tenor comparable to the applicable Interest Period (or with respect to any calculation with respect to a Base Rate Loan, for a tenor of one-month), the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two RFR Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on the applicable Adjusted Term SOFR Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding RFR Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding RFR Business Day is not more than five (5) RFR Business Days prior to such Term SOFR Determination Day.

“Test Period” means the most recent period of four consecutive fiscal quarters of the U.S. Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the U.S. Borrower).

“Third Amendment” means Amendment No. 3 to the Credit Agreement, dated as of the Third Amendment Effective Date, between Holdings, the Borrowers, and the Administrative Agent.

“Third Amendment Effective Date” means December 22, 2022.

“Threshold Amount” means $150,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations. With respect to any Revolving Tranche, the Total Revolving Credit Outstandings in respect of such Revolving Tranche means the aggregate Outstanding Amount of all Revolving Credit Loans under such Revolving Tranche and L/C Obligations related to Letters of Credit issued under such Revolving Tranche.

“Tranche” means any Term Loan Tranche or any Revolving Tranche.

“Transaction Commitment Date” has the meaning specified in Section 1.02(i).

“Transaction Costs” has the meaning given to such term in the definition of “Transactions”.

“Transactions” means the direct or indirect acquisition, which acquisition may be accomplished through one or more separate transactions on and following the Closing Date, of the Company by the U.S. Borrower pursuant to the Acquisition Agreement, together with each of the following transactions consummated or to be consummated in connection therewith:

(a) the Sponsor, together with certain other investors arranged by and/or designated by the Sponsor (including members of management of the Company), directly or indirectly making cash or rollover equity investments, in each case, in the form of (i) common equity or (ii) preferred equity with provisions reasonably acceptable to the Arrangers and the Initial Principal Investors, to Holdings, and Holdings, directly or indirectly, making (or causing to be made) cash contributions, in the form of common equity or preferred equity with provisions reasonably acceptable to the Arrangers and the Initial

Principal Investors, to the U.S. Borrower in an aggregate amount equal to at least 35% of the total pro forma consolidated net debt and equity capitalization of Holdings and its Subsidiaries on the Closing Date (including rollover equity uncapped, but excluding any Letters of Credit issued on the Closing Date and amounts funded on the Closing Date under the Revolving Credit Facility and/or ABL Facility for working capital purposes and amounts under the Facilities and the Senior Notes on the Closing Date to fund upfront fees or OID), in each case, after giving effect to the Transactions; provided that the Sponsor shall directly or indirectly own at least 50.1% of the voting equity securities of the Company immediately following the consummation of the Transactions (the “Equity Contribution”);

(b) the Acquisition and, if applicable, the other transactions described in the Acquisition Agreement or related thereto;

(c) the applicable Borrower obtaining the Facilities and the ABL Facility;

(d) the U.S. Borrower issuing and selling the Senior Notes;

(e) all existing third-party indebtedness for borrowed money of the Company and its subsidiaries under (x) that certain Term Loan Credit Agreement, dated as of July 7, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Term Loan Credit Agreement”), by and among certain affiliates of the Company party thereto, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacities, the “Existing Credit Agreement Agent”), (y) that certain ABL Credit Agreement, dated as of July 7, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof), by and among certain affiliates of the Company party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent, and (z) those certain 10.000% Senior Notes due 2023 issued pursuant to an Indenture, dated as of July 7, 2015, by and among the Company, certain affiliates of the Company party thereto and Wells Fargo Bank, National Association, as trustee, being repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated (or notice for the repayment or redemption thereof being given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy and discharge in full the obligations under any related indentures or notes), and all related guaranties and security interests being terminated and released substantially concurrently with the initial funding of the Facilities (or arrangements for such termination and release reasonably satisfactory to each Administrative Agent being made) (the “Refinancing”); and

(f) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term SOFR Rate Loan, a Eurocurrency Rate Loan or an RFR Loan.

“UBS” has the meaning specified in Section 9.09(a).

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement Rate excluding the Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the applicable Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the applicable Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(d).

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unpaid Amount” has the meaning specified in Section 7.05.

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the U.S. Borrower (other than a Borrower or any direct or indirect parent of a Borrower) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company may designate any Subsidiary of the U.S. Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Borrower, but excluding any Borrower or any direct or indirect parent of any Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the U.S. Borrower or any other Subsidiary of the U.S. Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of any Borrower Party that is not a Subsidiary of the Subsidiaries to be so designated other than the Equity Interests of such Unrestricted Subsidiary; provided, further, however, that (i) immediately after giving effect to such designation no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing as a result of such designation and (ii) on a Pro Forma Basis after giving effect to such designation, the Fixed Charge Coverage Ratio of the U.S. Borrower is not less than 2.00 to 1.00; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.05.

The Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (a “Subsidiary Redesignation”); provided, however, that on a Pro Forma Basis after giving effect to such Subsidiary Redesignation, the Fixed Charge Coverage Ratio of the U.S. Borrower is not less than 2.00 to 1.00. Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly incurred or established, as applicable, at such time.

Any such designation by the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding the foregoing, (i) no Subsidiary of the U.S. Borrower may be designated as an Unrestricted Subsidiary if such Subsidiary is a “Restricted Subsidiary” (or any comparable term) under the ABL Credit Agreement or the Senior Notes with an aggregate outstanding principal amount in excess of $150,000,000 and (ii) simultaneously with any Subsidiary of the U.S. Borrower being designated as a “Restricted Subsidiary” (or any comparable term) under the ABL Credit Agreement or the Senior Notes, such Subsidiary shall be designated as a Restricted Subsidiary.

For the avoidance of doubt, neither the U.S. Borrower nor the Canadian Borrower may be designated as an Unrestricted Subsidiary at any time; provided, however, that any Co-Borrower that has ceased to be a Co-Borrower pursuant to Section 11.03 prior to the effectiveness of such designation may be designated as an Unrestricted Subsidiary (provided that such designation is otherwise permitted hereunder).

“U.S. Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“U.S. Collateral” means the Collateral that secures the U.S. Obligations.

“U.S. Guaranty” means, collectively, the U.S. Guaranty made by the U.S. Borrower and the U.S. Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or 6.16 with respect to the Obligations.

“U.S. Loan Party” means Holdings, the U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Obligations” means the Obligations of the U.S. Loan Parties under the Loan Documents with respect to any Loan made to the U.S. Borrower, any Letter of Credit, any Secured Cash Management Agreement or any Secured Hedge Agreement.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” has the meaning specified in the definition of “Security Agreement”.

“U.S. Security Agreement for Canadian Grantors” has the meaning specified in the definition of “Security Agreement”.

“U.S. Subsidiary” means any Subsidiary of the U.S. Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Subsidiary Guarantor” means any Subsidiary Guarantor that is a U.S. Subsidiary (other than any Subsidiary Guarantor that constitutes an “Excluded Subsidiary” with respect to the U.S. Obligations).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(h)(ii)(B)(c).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, with respect to the Borrower Parties on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail- In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WURA” means the Winding Up and Restructuring Act (Canada).

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) With respect to any (x) Investment or acquisition, merger, amalgamation or similar transaction that has been definitively agreed to or publicly announced and (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(1) whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in compliance with Section 7.01;

(2) whether any Lien being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock or to secure any such Indebtedness is permitted to be Incurred in accordance with Section 7.02 or the definition of “Permitted Liens”;

(3) whether any other transaction or action undertaken or proposed to be undertaken in connection with such Investment, acquisition, merger, amalgamation or similar transaction or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock (including any Restricted Payments, Dispositions, fundamental changes or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in this Agreement;

(4) any calculation of the ratios, baskets or financial metrics, including Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA, Consolidated Total Assets, Consolidated Interest Expense, Consolidated Cash Interest Expense and/or Pro Forma Cost Savings and baskets determined by reference to Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA or Consolidated Total Assets, and whether a Default or Event of Default exists in connection with the foregoing;

(5) other than in connection with any L/C Credit Extension or any Revolving Credit Borrowing with respect to the Revolving Credit Commitments that exist on the Fifth Amendment Effective Date, whether any Default or Event of Default (or any specified Default or Event of Default) has occurred, is continuing or would result from such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness;

(6) other than in connection with any L/C Credit Extension or any Revolving Credit Borrowing with respect to the Revolving Credit Commitments that exist on the Fifth Amendment Effective Date, whether any representations and warranties (or any specified representations and warranties) are true and correct; and

(7) whether any condition precedent to the Incurrence of Indebtedness (including Acquired Indebtedness), Disqualified Stock, Preferred Stock or Liens, in each case, that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is satisfied, at the option of the Borrower Representative, the date that the definitive agreement (or other relevant definitive documentation) for or public announcement of such Investment or acquisition or repayment, repurchase or refinancing or Incurrence of Indebtedness is entered into or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or

“Consolidated EBITDA”. For the avoidance of doubt, if the Borrower Representative elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the (i) Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA, Consolidated Total Assets, Consolidated Cash Interest Expense and/or Pro Forma Cost Savings of the U.S. Borrower and (ii) the applicable exchange rate utilized in calculating compliance with any dollar-based provision of this Agreement, from the Transaction Commitment Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by the Borrower Parties with any other provision of the Loan Documents or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be incurred, (b) for purposes of determining compliance with any provision which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, as applicable, such condition shall be deemed satisfied so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the Transaction Commitment Date, (c) for purposes of determining whether the bring down of representations and warranties (or specified representations and warranties) in connection with any such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, as applicable, are true and correct, such condition shall be deemed satisfied so long as such representation and warranties, as applicable, are true and correct in all material respects on the Transaction Commitment Date, and (d) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements (or other relevant definitive documentation) are terminated (or conditions in any conditional notice can no longer be met or public announcements with respect thereto are withdrawn), such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements (or other relevant definitive documentation) are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Loan Documents after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Funded Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the U.S. Borrower.

(j) For the purposes of Sections 2.05(b)(ii), 6.12, 7.03, 7.04 and 7.05, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary.

Section 1.03 Accounting Term.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP or the application thereof, or any election by the Borrower Representative to report in IFRS in lieu of GAAP for financial reporting purposes, would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent and the Borrower Representative shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed) (provided that any change affecting the computation of the ratio set forth in Section 7.08 shall be subject solely to the approval of the Required Revolving Lenders (not to be unreasonably withheld, conditioned or delayed) and the Borrower Representative); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Borrower Representative shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower Representative may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.04 Rounding. Any financial ratios required to be maintained by the U.S. Borrower, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. References to specific provisions (or defined terms) in the ABL Loan Documents shall be to such provisions (or defined terms) as amended or replaced (to the extent such amendment or replacement is permitted by the Loan Documents), and cross-references shall be deemed amended as necessary to refer to the same provisions that are referenced in the ABL Loan Documents as in effect on the Closing Date.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section 1.08) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount (the “Agent’s Spot Rate of Exchange”) to be determined at the rate of exchange for the purchase of Dollars with the Alternative Currency or other currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price” or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) For purposes of determining the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Fixed Charge Coverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (i) testing the Financial Covenant, at the Exchange Rate as of the last day of the fiscal quarter for which such measurement is being made, and (ii) calculating any Consolidated Total Net Leverage Ratio, the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio (other than for the purposes of determining compliance with Section 7.08) and Consolidated Senior Secured Net Leverage Ratio, at the Exchange Rate as of the date of determination, and will, in the case of Indebtedness and Consolidated Funded Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period; provided that if any Borrower Party has entered into any currency Swap Contracts in respect of any borrowings, the Dollar Amount of such borrowings shall be determined by first taking into account the effects of that currency Swap Contract.

(c) The Administrative Agent shall determine the Dollar Amount of each Revolving Credit Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) for Revolving Credit Loans, as of the first day of each Interest Period applicable thereto, (ii) upon the issuance and increase of any Letter of Credit denominated in an Alternative Currency and (iii) shall, on a semi-annual basis, promptly notify the Borrower Representative and the Revolving Credit Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate on the date of the related Borrowing request for purposes of the initial such determination for any Revolving Credit Loan.

(d) Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

(e) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan, RFR Loan or Letter of Credit is denominated in an Alternative Currency such amount shall be the relevant Dollar Amount of such Alternative Currency (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(f) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate”, “Eurocurrency Rate” or “RFR Loan” or with respect to any comparable or successor rate thereto.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated Dollar Amount of such Letter of Credit in effect at such time after giving effect to any expiration periods applicable thereto; provided, however, that (i) if any presentation of drawing documents shall have been made on or prior to the expiration date of such Letter of Credit and the applicable L/C Issuer shall not yet have honored such drawing or given notice of dishonor, the amount of such Letter of Credit that is the subject of such drawing shall be treated as still outstanding and (ii) with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the Dollar Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10 Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.02(i)), the Consolidated Cash Interest Expense, Consolidated Interest Expense, the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA and Consolidated Total Assets shall be calculated (including, in each case, for purposes of Sections 2.14 and 2.15) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four- quarter period (including, with respect to any proposed Investment or acquisition pursuant to Rule 2.7 of The City Code on Takeovers and Mergers (or a similar arrangement) for which committed financing is obtained or is sought to be obtained, the relevant determination or calculation may be made with respect to an event occurring or intended to occur subsequent to such four-quarter period); provided that notwithstanding the foregoing, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b), (ii) the Applicable Rate, (iii) the Applicable Facility Fee and (iv) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenant, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness.

Section 1.11 Calculation of Baskets. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Four Quarter Consolidated EBITDA and/or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.12 Borrower Representative. Each Borrower hereby designates the U.S. Borrower as its Borrower Representative. The U.S. Borrower will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2.02 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of the Borrowers under the Loan Documents. The U.S. Borrower hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the U.S. Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Each Borrower hereby releases the U.S. Borrower to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law.

Section 1.13 Joint and Several Liability and Related Matters.

(a) Notwithstanding anything set forth in any Loan Document, (i) no Canadian Collateral shall secure any Obligations of any U.S. Loan Parties or of any Restricted Subsidiary (other than the Canadian Obligations) and no guarantee provided by any Canadian Loan Party that constitutes an Excluded Subsidiary with respect to the U.S. Obligations shall guarantee any Obligations of any U.S. Borrowers or any Restricted Subsidiary (other than the Canadian Obligations), (ii) no asset that is required to be pledged by a U.S. Loan Party in support of the Canadian Obligations but that constitutes Excluded Property with respect to the U.S. Obligations may provide any credit support other than credit support for a Canadian Obligation and (iii) the U.S. Borrower (or any other Borrower with respect to U.S. Obligations) is not jointly and severally liable as a co-debtor or co-borrower for any Loans to the Canadian Borrower, and the Canadian Borrower (or any other Borrower with respect to Canadian Obligations) is not jointly and severally liable for any Loans to any U.S. Borrower.

(b) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including all Collateral Documents), (i) no Collateral of any Canadian Loan Party that constitutes an Excluded Subsidiary with respect to the U.S. Obligations shall secure, directly or indirectly, any obligation other than a Canadian Obligation, (ii) no proceeds of Collateral or other amounts received by any Agent or Lender from the Canadian Loan Parties that constitute Excluded Subsidiaries with respect to the U.S. Obligations shall be applied, directly or indirectly, as payment in respect of any Obligation other than a Canadian Obligation, and (iii) no Canadian Loan Party that constitutes an Excluded Subsidiary with respect to the U.S. Obligations shall provide any credit support or guaranty of any obligation other than a Canadian Obligation. As of the Closing Date, it is the intent of the parties hereto that the terms of the Loan Documents shall not result in any entity that is a Controlled Non-U.S. Subsidiary or FSHCO being treated as holding an obligation of a United States person (as described in Section 956 of the Code) and the terms of the Loan Documents shall be interpreted to achieve such result.

Section 1.14 Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include easement, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan” and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01 The Loans.

(a) The Initial Term Borrowing. Subject to the terms and conditions set forth herein, (i) each Term B-1 Lender with an Initial Term B-1 Commitment severally agrees to make a single loan denominated in Dollars to the U.S. Borrower on the Closing Date in an amount not to exceed such Term B-1 Lender’s Initial Term B-1 Commitment and (ii) each Term B-2 Lender with an Initial Term B-2 Commitment severally agrees to make a single loan denominated in Dollars to the Canadian Borrower on the Closing Date in an amount not to exceed such Term B-2 Lender’s Initial Term B-2 Commitment. The Initial Term B-1 Borrowing shall consist of Initial Term B-1 Loans made simultaneously by the Term B-1 Lenders in accordance with their respective Initial Term B-1 Commitments. The Initial Term B-2 Borrowing shall consist of Initial Term B-2 Loans made simultaneously by the Term B-2 Lenders in accordance with their respective Initial Term B-2 Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14). Initial Term Loans may be Base Rate Loans or Term SOFR Rate Loans as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each 2023 Extended Revolving Tranche Lender severally agrees to make loans denominated in Dollars or in one or more Alternative Currencies (each such loan, a “2023 Extended Revolving Tranche Loan”) to the U.S. Borrower from time to time on and after the Fifth Amendment Effective Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the 2023 Extended Revolving Tranche, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s 2023 Extended Revolving Tranche Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing under the 2023 Extended Revolving Tranche, (i) the Total Revolving Credit Outstandings in respect of the 2023 Extended Revolving Tranche shall not exceed the 2023 Extended Revolving Tranche Commitment and (ii) the aggregate Pro Rata Share of the Outstanding Amount of the 2023 Extended Revolving Tranche Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations related to Letters of Credit issued under the 2023 Extended Revolving Tranche, shall not exceed such Lender’s 2023 Extended Revolving Tranche Commitment. Within the limits of each Lender’s 2023 Extended Revolving Tranche Commitment, and subject to the other terms and conditions hereof, the U.S. Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). 2023 Extended Revolving Tranche Loans may be Base Rate Loans (in the case of 2023 Extended Revolving Tranche Loans denominated in Dollars), Term SOFR Rate Loans (in the case of 2023 Extended Revolving Tranche Loans denominated in Dollars), Eurocurrency Rate Loans (in the case of 2023 Extended Revolving Tranche Loans denominated in an Alternative Currency (other than Pounds Sterling)) or RFR Loans (in the case of 2023 Extended Revolving Tranche Loans denominated in Pounds Sterling), as further provided herein. To the extent that any portion of the Revolving Credit Facility has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Revolving Tranches.

(c) After the Closing Date, subject to and upon the terms and conditions set forth herein, each Lender with a Term Commitment (other than an Initial Term Commitment or a 2021 Term Commitment) with respect to any Tranche of Term Loans (other than Initial Term Loans or 2021 Term Loans) severally agrees to make a Term Loan denominated in Dollars under such Tranche to the applicable Borrower in an amount not to exceed such Term Lender’s Term Commitment under such Tranche on the date of incurrence thereof, which Term Loans under such Tranche shall be incurred pursuant to a single drawing on the date set forth for such incurrence. Such Term Loans may be Base Rate Loans or Term SOFR Rate Loans as further provided herein. Once repaid, Term Loans incurred hereunder may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14).

(d) Subject to the terms and conditions set forth herein and in the Second Amendment, each 2021 Term Lender with a 2021 Term Commitment severally agrees to make a single loan denominated in Dollars (the “2021 Term Loans”) to the U.S. Borrower on the Second Amendment Effective Date in an amount not to exceed such 2021 Term Lender’s 2021 Term Commitment. The 2021 Term Borrowing shall consist of 2021 Term Loans made simultaneously by the 2021 Term Lenders in accordance with their respective 2021 Term Commitments. Amounts borrowed under this Section 2.01(d) and subsequently repaid or prepaid may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14). 2021 Term Loans may be Base Rate Loans or Term SOFR Rate Loans as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to another, and each continuation of Term Benchmark Rate Loans or RFR Loans, shall be made upon irrevocable notice by the Borrower Representative to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than (i) 12:00 p.m. (New York City time) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Term Benchmark Rate Loans, (ii) 11:00 a.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans or of any conversion of Term Benchmark Rate Loans to Base Rate Loans and (iii) 2:00 p.m. (London time) four (4) Business Days prior to the requested date of any Borrowing of, or continuation of, RFR Loans. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative.

Each Borrowing of, conversion to or continuation of Term Benchmark Rate Loans or RFR Loans shall be (i) in a principal amount of $3,000,000 (or the equivalent Dollar Amount), or (ii) a whole multiple of $1,000,000 (or the equivalent Dollar Amount) in excess thereof. Except as provided in Section 2.03(d), each Borrowing of, or conversion to, Base Rate Loans shall be (i) in a principal amount of $1,000,000 (or the equivalent Dollar Amount), or (ii) a whole multiple of $500,000 (or the equivalent Dollar Amount) in excess thereof.

Each Committed Loan Notice shall specify (i) the identity of the Borrower requesting a Credit Extension, (ii) whether such Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of a Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to another, or a continuation of Term Benchmark Rate Loans or RFR Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency in which the Revolving Credit Loans to be borrowed are to be denominated (which shall be Dollars or an Alternative Currency). If, with respect to any Term Benchmark Rate Loans, the Borrower Representative fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans, or Revolving Credit Loans shall be made as, or converted to, Term Benchmark Rate Loans with an Interest Period of one month (unless it is the continuation of an RFR Loan or if the currency of the Loan is specified as Pounds Sterling, in which case the applicable Revolving Credit Loan shall be made as an RFR Loan having in Interest Period of one month). Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Rate Loans or RFR Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Term Benchmark Rate Loans or RFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Pro Rata Share of the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of Term Benchmark Rate Loan or RFR Loans, as applicable, is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Term Benchmark Rate Loans or RFR Loans, as applicable, with an Interest Period of one month as described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. (New York City time) in the case of Loans denominated in Dollars, and not later than the applicable time specified by the Administrative Agent in the case of any Revolving Credit Loan denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower Representative, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Term Benchmark Rate Loan or RFR Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Rate Loan or RFR Loan unless the applicable Borrower pays the amount due under Section 3.06 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Term Benchmark Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Rate Loans upon determination of such interest rate. The Administrative Agent shall promptly upon the amount of any RFR Interest Payment becoming determinable notify (i) (such notification to be made no later than three applicable RFR Business Days prior to the due date for such RFR Interest Payment) the Borrower Representative of the amount of that RFR Interest Payment; (ii) each relevant Lender of the proportion of that RFR Interest Payment which relates to that Lender’s Pro Rata Share of the relevant RFR Loan; and (iii) the relevant Lenders and the Borrower Representative of each applicable rate of interest and the amount of interest for each day relating to the determination of that RFR Interest Payment (including a breakdown of such rate and amount of interest as between the Applicable Rate and the Daily Simple RFR for such date and any other information that the Borrower Representative may reasonably request in relation to the calculation of such rate and amount or the determination of that RFR Interest Payment). The determination of the Term Benchmark Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to another, and all continuations of Term Loans or Revolving Credit Loans of the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of the U.S. Borrower or any Restricted Subsidiary (provided that the U.S. Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of the U.S. Borrower or any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary and shall be a co-applicant for each such Letter of Credit issued for the account of a Restricted Subsidiary, but in no event shall the Canadian Borrower, any Controlled Non-U.S. Subsidiary, any FSHCO or any direct or indirect Subsidiary of a Controlled Non-U.S. Subsidiary be responsible for any amounts drawn on any Letters of Credit issued for the account of the U.S. Borrower or a U.S. Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(c), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the U.S. Borrower or any Restricted Subsidiary; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (w) the Total Revolving Credit Outstandings in respect of any Revolving Tranche would exceed such Revolving Tranche (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (y) the aggregate Pro Rata Share of the Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Revolving Credit Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided further that no L/C Issuer identified on Schedule 1.01(f) shall have any obligation to make a L/C Credit Extension if, after giving effect thereto, the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed the amount set forth opposite such L/C Issuer’s name on Schedule 1.01(f). Within the foregoing limits, and subject to the terms and conditions hereof, the U.S. Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the U.S. Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or been terminated or that have been drawn upon and reimbursed. All Letters of Credit shall be denominated in Dollars or an Alternative Currency; provided that each L/C Issuer’s obligation to issue Letters of Credit in any Alternative Currency shall be subject to the currency limitations set forth on Schedule 1.01(f). Notwithstanding anything to the contrary herein, none of Jefferies Finance LLC, Nomura Corporate Funding Americas, LLC or any of their respective Affiliates shall be required to issue any Letter of Credit in any Alternative Currency.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit (and, in the case of clause (B) and (C) unless the applicable requisite consents specified therein have been obtained, no L/C Issuer shall issue any Letter of Credit) if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur after the earlier of (x) three Business Days prior to the scheduled Latest Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day) and (y) more than 12 months after the date of issuance or last renewal, unless the applicable L/C Issuer, in its sole discretion, have approved such expiry date.

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and/or (ii) the applicable L/C Issuer has approved such expiry date and such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section 2.16 at least three Business Days prior to the Letter of Credit Expiration Date;

(D) the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E) such Letter of Credit is in an initial stated amount of less than $5,000 (or the equivalent Dollar Amount) or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion;

(F) such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(G) if the proceeds of any Letter of Credit would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or any dealing or investment in or with any country or territory that, at the time of such funding, is a Sanctioned Country, in each case, in violation of Sanctions Laws and Regulations or (ii) in any manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement;

(H) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(I) any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.17(a)(iv) or the delivery of Cash Collateral in accordance with Section 2.16 with the U.S. Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure under such Tranche.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) The foregoing benefits and immunities shall not excuse any L/C Issuer from liability to the U.S. Borrower to the extent of any direct damages (as opposed to indirect, special, consequential, punitive or exemplary damages claims which are hereby waived by the U.S. Borrower to the extent permitted by applicable law) suffered by the U.S. Borrower that are caused by such L/C Issuer’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of an irrevocable Letter of Credit Application, including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer (it being understood that such draft language for each such Letter of Credit must be in English or, if agreed to in the sole discretion of the applicable L/C Issuer, accompanied by an English translation certified by the Borrower Representative to be a true and correct English translation), appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. (New York City time) at least five Business Days (or such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Latest Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the applicable L/C Issuer otherwise agree); (B) the amount thereof and the currency in which such Letter of Credit is to be denominated; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate or other documents to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a Borrower Party); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii) Promptly following delivery of any Letter of Credit Application to the applicable L/C Issuer, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application and, if the Administrative Agent has not received a copy of such Letter of Credit Application, then the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the U.S. Borrower or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the Revolving Credit Facility multiplied by the amount of such Letter of Credit.

(iii) If the Borrower Representative on behalf of the Borrower Party so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower Representative shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv) Promptly upon request thereof by the Borrower Representative or the Administrative Agent and after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower Representative, the Borrower Party and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) the Administrative Agent in turn will notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.

(v) Notwithstanding anything to the contrary set forth above, the issuance of any Letters of Credit by any L/C Issuer under this Agreement shall be subject to such reasonable additional letter of credit issuance procedures and requirements as may be required by such L/C Issuer’s internal letter of credit issuance policies and procedures, in its sole discretion, as in effect at the time of such issuance, including requirements with respect to the prior receipt by such L/C Issuer of customary “know your customer” information regarding a prospective account party or applicant that is not a Borrower hereunder, as well as regarding any beneficiaries of a requested Letter of Credit. Additionally, if (a) the beneficiary of a Letter of Credit issued hereunder is an issuer of a letter of credit not governed by this Agreement for the account of the U.S. Borrower or any Restricted Subsidiary (an “Other LC”), and (b) such Letter of Credit is issued to provide credit support for such Other LC, no amendments may be made to such Other LC without the consent of the applicable L/C Issuer hereunder.

(d) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any drawing under such Letter of Credit, the applicable L/C Issuer shall, within the period determined by applicable Law or rules specified in such Letter of Credit, examine drawing document(s). After such examination of drawing document(s), the applicable L/C Issuer shall notify the Borrower Representative of the date and the amount of a draft presented under any Letter of Credit and paid by such L/C Issuer. Each L/C Issuer shall notify the Borrower Representative of the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the U.S. Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit) after the Borrower Representative shall have received notice of such payment with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed prior to 3:00 p.m. (New York time) in the case of drawings in Dollars or an Alternative Currency, in each case, on the applicable Honor Date, from and including the date paid or disbursed to but excluding the date such L/C Issuer was reimbursed by the U.S. Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Rate as in effect from time to time for Revolving Credit Loans that are maintained as Base Rate Loans. If the U.S. Borrower fails to so reimburse such L/C Issuer on such next Business Day, the L/C Issuer will notify the Administrative Agent thereof and the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, in the case of an Unreimbursed Amount, the Borrower Representative shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans in Dollars or the applicable Alternative Currency, as applicable, to be disbursed on such date in an amount equal to, and denominated in the same currency as, the Unreimbursed Amount, in accordance with the requirements of Section 2.02 but without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Term SOFR Rate Loans, Eurocurrency Rate Loans or RFR Loans, as the case may be, but subject to the amount of the unused portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by a L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including each Lender acting as a L/C Issuer) shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in an amount equal to, and in Dollars, its applicable Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the U.S. Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied (other than the condition in Section 4.02(c), which shall be deemed to be satisfied) or for any other reason, the U.S. Borrower shall be deemed to have incurred from the applicable L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Revolving Credit Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each applicable Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the U.S. Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Representative of a Committed Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the U.S. Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such principal amount, the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(d)(vi) shall be conclusive absent manifest error.

(e) Repayment of Participations.

(i) If, at any time after a L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the U.S. Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The obligation of the U.S. Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the U.S. Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other drawing document that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the U.S. Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against the U.S. Borrower’s obligations hereunder.

The Borrower Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the instructions of the Borrower Representative or other irregularity, the Borrower Representative will promptly notify the applicable L/C Issuer. The Borrower Representative shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g) Role of L/C Issuer. Each Lender and the U.S. Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The U.S. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the U.S. Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the U.S. Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the U.S. Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the U.S. Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may, in its sole discretion, either accept documents that appear on their face to be in order and make payment upon such documents, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Letter of Credit Fees. The U.S. Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its applicable Pro Rata Share, a Letter of Credit fee in Dollars which shall accrue for each Letter of Credit on the Dollar Amount thereof in an amount equal to the Applicable Rate then in effect for Term Benchmark Rate Loans with respect to the Revolving Credit Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases automatically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective applicable Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each fiscal quarter, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to a L/C Issuer. The U.S. Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee in Dollars equal to 0.125% of the maximum daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears and based on the Dollar Amount thereof. Such fronting fee shall be due and payable on the last Business Day of each fiscal quarter beginning with the last Business Day of the first full fiscal quarter to end after the Closing Date in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the U.S. Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Reporting. To the extent that any Letters of Credit are issued by a L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals less than 31 days (and in no event shall any such report be provided earlier than the fifth Business Day after the end of any calendar month in respect of a calendar month period).

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unused Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this clause (l) and there are outstanding Revolving Credit Loans under the non-terminating Tranches, the U.S. Borrower agrees to repay all such Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (l)) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the U.S. Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16 but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

(m) Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the U.S. Borrower (i) shall reimburse, indemnify and compensate the applicable L/C Issuer hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the U.S. Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The U.S. Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the U.S. Borrower, and that the U.S. Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed in writing by the applicable L/C Issuer and the Borrower Representative when a Letter of Credit is issued by such L/C Issuer, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the U.S. Borrower for, and such L/C Issuer’s rights and remedies against the U.S. Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional.

(i) Any Borrower may, upon notice by the Borrower Representative substantially in the form of Exhibit J to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Section 2.05(a)(iii) or Section 2.05(a)(iv) below; provided that (1) such notice must be received by the Administrative Agent not later than (A) 12:00 p.m. (New York City time) three Business Days prior to any date of prepayment of Term Benchmark Rate Loan, (B) 2:00 p.m. (London time) four Business Days prior to any date of prepayment of RFR Loans and (C) 11:00 a.m. (New York City time) on the date of prepayment of Base Rate Loans (or such shorter period as the Administrative Agent shall agree); (2) any prepayment of Term Benchmark Rate Loans or RFR Loans shall be (x) in a principal amount of $3,000,000 (or the equivalent Dollar Amount), or (y) a whole multiple of $1,000,000 (or the equivalent Dollar Amount) in excess thereof; and (3) any prepayment of Base Rate Loans shall be (x) in a principal amount of $1,000,000 (or the equivalent Dollar Amount), or (y) a whole multiple of $500,000 (or the equivalent Dollar Amount) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Term Benchmark Rate Loans or RFR Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Term Benchmark Rate Loans or RFR Loans, absent direction by the Borrower Representative, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Term Benchmark Rate Loans or RFR Loans, as applicable, in each case in a manner that minimizes the amount payable by the applicable Borrower in respect of such prepayment pursuant to Section 3.06). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower Representative, subject to clause (ii) below, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iii), Section 2.05(a)(iv) and Section 3.06. Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in an Alternative Currency, shall be made in the relevant Alternative Currency. Subject to Section 2.17, each prepayment of outstanding Term Loan Tranches pursuant to this Section 2.05(a) shall be applied to the Term Loan Tranche or Term Loan Tranches designated on such notice on a pro rata basis within such Term Loan Tranche. Subject to Section 2.17, each prepayment of an outstanding Term Loan Tranche pursuant to this Section 2.05(a) shall be applied to the remaining amortization payments of such Term Loan Tranche as directed by the Borrower Representative (or, if the Borrower Representative has not made such designation, in direct order of maturity), but, in any event, on a pro rata basis to the Lenders within such Term Loan Tranche.

(ii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) If any Borrower (A) makes a voluntary prepayment of any Initial Term Loans pursuant to this Section 2.05(a) resulting in a Repricing Event, (B) effects an amendment with respect to Initial Term Loans resulting in a Repricing Event or (C) makes a prepayment of any Initial Term Loans pursuant to Section 2.05(b)(iii) resulting in a Repricing Event, in each case prior to the six-month anniversary of the ~~Fifth~~Sixth Amendment Effective Date, such Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to 1.00% of the principal amount prepaid (or in the case of clause (B), a prepayment premium in an amount equal to 1.00% of the principal amount of affected Term Loans held by Term Lenders not consenting to such amendment).

(iv) Notwithstanding anything to the contrary contained in this Agreement, if the U.S. Borrower (A) makes a voluntary prepayment of any 2021 Term Loans pursuant to this Section 2.05(a) or (B) makes a prepayment of any 2021 Term Loans pursuant to Section 2.05(b)(iii), the U.S. Borrower shall pay to the Administrative Agent, for the ratable account of the applicable 2021 Term Lenders, (x) if such prepayment is made on or prior to the first anniversary of the Second Amendment Effective Date, a prepayment premium in an amount equal to 2.00% of the principal amount of 2021 Term Loans prepaid, or (y) if such prepayment is made on or prior to the second anniversary of the Second Amendment Effective Date but after the first anniversary of the Second Amendment Effective Date, a prepayment premium in an amount equal to 1.00% of the principal amount of 2021 Term Loans prepaid (the “2021 Term Loan Prepayment Premium”); provided no 2021 Term Loan Prepayment Premium will be required after the second anniversary of the Second Amendment Effective Date.

(b) Mandatory.

(i) For any Excess Cash Flow Period, within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrowers shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for such Excess Cash Flow Period, minus (B) the sum of:

(1) the aggregate amount of voluntary principal prepayments of the Loans or Indebtedness that is pari passu in right of payment and security with the Initial Term Loans, in each case, made during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the date immediately prior to the date on which the relevant Excess Cash Flow prepayment is or would be required to be made (including prepayments at a discount to par and open market purchases, with credit given for the actual amount of the cash payment and prepayments in connection with lender replacement provisions (including pursuant to Section 3.08)) (except prepayments of Loans under any Revolving Tranche or other revolving Indebtedness that is pari passu in right of payment and security with the Revolving Credit Commitments that are not accompanied by a corresponding permanent commitment reduction of the Revolving Tranches), in each case other than to the extent that any such prepayment is funded with the proceeds of Specified Refinancing Debt, Refinancing Notes or any other long-term Indebtedness,

(2) any amount not required to be applied to such prepayment pursuant to Section 2.05(b)(viii) or (ix),

(3) the portion of the Excess Cash Flow applied (to the extent any Borrower Party is required by the terms thereof) to prepay, repay or purchase Indebtedness that is pari passu in right of payment and security with the Initial Term Loans (to the extent the documentation governing such Indebtedness requires such a prepayment or repurchase thereof with Excess Cash Flow, in each case in an amount not to exceed the product of (x) the amount of Excess Cash Flow and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness), in each case other than to the extent that any such prepayment is funded with the proceeds of Specified Refinancing Debt, Refinancing Notes or any other long-term Indebtedness,

(4) the amount of capital expenditures made in cash by the Borrower Parties during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Borrower Representative’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; provided that to the extent the Borrower Representative exercises such option, such amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such capital expenditures are funded with the proceeds of Specified Refinancing Debt, Refinancing Notes or any other long-term Indebtedness,

(5) the aggregate amount of cash consideration paid by the Borrower Parties (on a consolidated basis) in connection with any Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the U.S. Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; provided that to the extent the U.S. Borrower exercises such option, such amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such cash consideration is funded with the proceeds of Specified Refinancing Debt, Refinancing Notes or any other long-term Indebtedness,

(6) at the Borrower Representative’s election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Section 2.05(b)(i)(B)(6) in respect of prior fiscal years, the aggregate consideration required to be paid in cash by the Borrower Parties pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) or made pursuant to Section 7.05 or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of the U.S. Borrower following the end of such fiscal year, provided that to the extent the aggregate amount of cash actually utilized to finance such Investments and capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

provided that such percentage in respect of any Excess Cash Flow Period shall be reduced to 25% or 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was equal to or less than 4.50:1.00 or 4.00:1.00, respectively (the amount described in this clause (i), the “ECF Prepayment Amount”); provided further that no prepayment shall be required with respect to any Excess Cash Flow Period unless the ECF Prepayment Amount exceeds the greater of $50,000,000 and 11.25% of Four Quarter Consolidated EBITDA, and in such case, the ECF Prepayment Amount shall be the amount in excess thereof; provided further that, if the Consolidated First Lien Net Leverage Ratio on a Pro Forma Basis after giving effect to any Excess Cash Flow prepayment would result in the percentage in respect of the applicable Excess Cash Flow Period being reduced to 25% or 0%, then such reduced percentage applicable to the Excess Cash Flow prepayment required to be made shall apply.

(ii) If any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) results in the receipt by any Borrower Party of aggregate Net Cash Proceeds in excess of the greater of $50,000,000 and 11.25% of Four Quarter Consolidated EBITDA (“Relevant Transaction”), then, except to the extent the Borrower Representative elects in a written notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 7.04, the Borrowers shall prepay, subject to Section 2.05(b)(viii), an aggregate principal amount of Term Loans in an amount equal to 100% (as may be adjusted pursuant to the second proviso below) of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof (or within 15 Business Days after the later of the date the threshold referred to above is first exceeded and the date the relevant Net Cash Proceeds are received) by the Borrower Parties; provided that the Borrowers may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is pari passu in right of payment and security with the Initial Term Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Article I); provided further that, so long as no Event of Default shall have occurred and be continuing or would result therefrom, such prepayment percentage shall be reduced from 100% to 50% or 0% if, on a Pro Forma Basis after giving effect to such Asset Sale or Casualty Event, as the case may be, and the use of proceeds therefrom, the Consolidated First Lien Net Leverage Ratio would be equal to or less than 4.50:1.00 or 4.00:1.00, respectively (any Net Cash Proceeds in respect of any such Asset Sale or Casualty Event not required to be applied in accordance with this Section 2.05(b) as a result of the application of this proviso shall collectively constitute “Leverage Excess Proceeds”); provided further that only the amount of Net Cash Proceeds in excess of the greater of $50,000,000 and 11.25% of Four Quarter Consolidated EBITDA for any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) shall be subject to prepayment pursuant to this Section 2.05(b)(ii) and, in such case, the required prepayment shall be only the amount in excess thereof.

(iii) Upon the incurrence or issuance by any Borrower Party of any Refinancing Notes, any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.01, the Borrowers shall prepay an aggregate principal amount of Term Loan Tranches in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Borrower Party.

(iv) Upon the incurrence by any Borrower Party of any Specified Refinancing Debt constituting revolving credit facilities, the Borrowers shall prepay an aggregate principal amount of Revolving Credit Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Borrower Party.

(v) If for any reason the sum of the Total Revolving Credit Outstandings in respect of any Revolving Tranche or the sum of outstanding Specified Refinancing Revolving Loans at any time exceed the sum of the applicable Revolving Tranche in respect thereof (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.06), the U.S. Borrower shall immediately prepay the Loans under the applicable Revolving Tranche and/or Cash Collateralize the L/C Obligations related thereto in an aggregate amount equal to such excess; provided, however, that the U.S. Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Loans under the applicable Revolving Tranche the sum of the Total Revolving Credit Outstandings in respect of any Revolving Tranche or the outstanding Specified Refinancing Revolving Loans, as the case may be, exceed the aggregate Revolving Credit Commitments in respect of any Revolving Tranche or the commitments to make Specified Refinancing Revolving Loans, as the case may be, then in effect.

(vi) Subject to Section 2.17, the aggregate amount of any prepayment of Term Loans that is required pursuant to this Section 2.05(b) shall be made to each Term Loan Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan Tranche, in a manner that provides for more favorable prepayment treatment of other Term Loan Tranches, so long as each other such Term Loan Tranche receives its Pro Rata Share of any amount to be applied more favorably, except to the extent otherwise agreed by the Majority Lenders of each Term Loan Tranche receiving less than such Pro Rata Share) (other than a prepayment of (x) Term Loans or Revolving Credit Loans, as applicable, with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche or Revolving Tranche, as applicable, being refinanced pursuant thereto or (y) Term Loans with the proceeds of any Refinancing Notes issued to the extent permitted under Section 7.01(a), which shall be applied to the Term Loan Tranche being refinanced pursuant thereto). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied to interest on each such Term Loan Tranche on a pro rata basis that is accrued and payable at such time and thereafter to the remaining scheduled installments with respect to such Term Loan Tranche in direct order of maturity. Each prepayment of Term Loans under a particular Tranche of a Facility pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Term SOFR Rate Loans under such Tranche; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Tranche to the full extent thereof before application to Term SOFR Rate Loans, in each case in a manner that minimizes the amount payable by the applicable Borrower in respect of such prepayment pursuant to Section 3.06.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term Benchmark Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term Benchmark Rate Loan pursuant to Section 3.06 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iii) or Section 2.05(a)(iv). Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the applicable Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower Representative or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b) (it being agreed, for clarity, that interest shall continue to accrue on the Loans so prepaid until the amount so deposited is actually applied to prepay such Loans). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower Representative or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii) Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Non-U.S. Subsidiary (or a U.S. Subsidiary of a Non-U.S. Subsidiary) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Non-U.S. Subsidiary (or a U.S. Subsidiary of a Non-U.S. Subsidiary) (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any director or officer of such Subsidiaries) from being repatriated to the applicable Borrower or so prepaid or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Non-U.S. Subsidiary.

(ix) Notwithstanding any other provisions of this Section 2.05, to the extent that the U.S. Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i), would result in adverse tax consequences, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Non-U.S. Subsidiary.

(x) the U.S. Borrower shall not be required to monitor any Payment Block and/or reserve cash for future repatriation after the Borrower Representative has notified the Administrative Agent of the existence of such Payment Block.

(c) Term Lender Opt-Out. With respect to any mandatory prepayment of Initial Term Loans, 2021 Term Loans and, unless otherwise specified in the documents therefor, other Term Loan Tranches, pursuant to Section 2.05(b)(i) or (ii), any Appropriate Lender, at its option (but solely to the extent the Borrower Representative elects for this clause (c) to be applicable to a given prepayment, other than in connection with any Refinancing Notes or any Specified Refinancing Term Loans), may elect not to accept such prepayment as provided below. The Borrower Representative may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (ii) at least ten Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower Representative, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrower Representative elects for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrowers and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranches owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, New Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be applied in accordance with the ABL Intercreditor Agreement and, if not otherwise required to be prepaid, retained by the Borrowers (such amounts, “Retained Declined Proceeds”).

(d) All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in the currency in which they were made.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. Any Borrower may, upon written notice by the Borrower Representative to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 (or the equivalent Dollar Amount) or any whole multiple of $100,000 (or the equivalent Dollar Amount) in excess thereof and (iii) no Borrower shall terminate or reduce (A) the Commitments under any Tranche of the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (y) the Total Revolving Credit Outstandings with respect to such Tranche would exceed the Revolving Credit Commitments under such Tranche or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. For the avoidance of doubt, (i) upon termination of the Aggregate Commitments and payment in full of all Obligations in cash and in immediately available funds (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), this Agreement shall automatically terminate and the Administrative Agent shall comply with Section 9.01(c) and Section 9.11.

(b) Mandatory.

(i) The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche, which in the case of the Initial Term Commitments shall be the Closing Date and in the case of the 2021 Term Commitments shall be the Second Amendment Effective Date.

(ii) Upon the incurrence by any Borrower Party of any Specified Refinancing Debt constituting revolving credit facilities, the Revolving Credit Commitments of the Lenders under the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the Commitments under such revolving credit facilities.

(iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iv) The aggregate Revolving Credit Commitments with respect to any Tranche of the Revolving Credit Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Tranche of the Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit or the Revolving Credit Commitments with respect to any Revolving Tranche under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08). All facility fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination. For the avoidance of doubt, to the extent that any portion of the Revolving Credit Loans have been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, any prepayments of revolving Loans made pursuant to this Section 2.06 (other than any prepayments of revolving Loans made pursuant to Section 2.06(b)(ii)) shall be allocated ratably among the Revolving Tranches.

Section 2.07 Repayment of Loans.

(a) Initial Term B-1 Loans. The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term B-1 Lenders the aggregate principal amount of all Initial Term B-1 Loans outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Initial Term B-1 Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term B-1 Loans made as of the Closing Date)):

Date	Amount
The last Business Day of the fiscal quarter ending on December 31, 2019	0.25% of the aggregate principal amount of the Initial Term B-1 Loans on the Closing Date

The last Business Day of each fiscal quarter ending prior to the Fifth Amendment Effective Date for the Term B-1 Facility starting with the fiscal quarter ending on March 31, 2020	0.2506265664% of the aggregate principal amount of the Initial Term B-1 Loans on the First Amendment Effective Date

The last Business Day of each fiscal quarter ending prior to the ~~Maturity~~Sixth Amendment Effective Date for the Term B-1 Facility starting with the fiscal quarter ending on September 30, 2023	0.25% of the aggregate principal amount of the Initial Term B-1 Loans on the Fifth Amendment Effective Date

The last Business Day of each fiscal quarter ending prior to the Maturity Date for the Term B-1 Facility starting with the fiscal quarter ending on June 30, 2024	0.25% of the aggregate principal amount of the Initial Term B-1 Loans on the Sixth Amendment Effective Date

Maturity Date for the Term B-1 Facility	All unpaid aggregate principal amounts of any outstanding Initial Term B-1 Loans provided, however, that (i) if the date scheduled for any principal repayment installment is not a Business Day, such principal repayment installment shall be repaid on the next preceding Business Day, and (ii) the final principal repayment installment of the Initial Term B-1 Loans shall be repaid on the Maturity Date for the Initial Term B-1 Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term B-1 Loans outstanding on such date.

(b) Initial Term B-2 Loans. The Canadian Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term B-2 Lenders the aggregate principal amount of all Initial Term B-2 Loans outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Initial Term B-2 Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term B-2 Loans made as of the Closing Date)):

Date	Amount
The last Business Day of the fiscal quarter ending on December 31, 2019	0.25% of the aggregate principal amount of the Initial Term B-2 Loans on the Closing Date

The last Business Day of each fiscal quarter ending prior to the Fifth Amendment Effective Date for the Term B-2 Facility starting with the fiscal quarter ending on March 31, 2020	0.2506265664% of the aggregate principal amount of the Initial Term B-2 Loans on the First Amendment Effective Date

The last Business Day of each fiscal quarter ending prior to the ~~Maturity~~Fifth Amendment Effective Date for the Term B-2 Facility starting with the fiscal quarter ending on September 30, 2023	0.25% of the aggregate principal amount of the Initial Term B-2 Loans on the Fifth Amendment Effective Date

The last Business Day of each fiscal quarter ending prior to the Maturity Date for the Term B-2 Facility starting with the fiscal quarter ending on June 30, 2024	0.25% of the aggregate principal amount of the Initial Term B-2 Loans on the Sixth Amendment Effective Date

Maturity Date for the Term B-2 Facility	All unpaid aggregate principal amounts of any outstanding Initial Term B-2 Loans provided, however, that (i) if the date scheduled for any principal repayment installment is not a Business Day, such principal repayment installment shall be repaid on the next preceding Business Day, and (ii) the final principal repayment installment of the Initial Term B-2 Loans shall be repaid on the Maturity Date for the Initial Term B-2 Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term B-2 Loans outstanding on such date.

(c) 2021 Term Loans. The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the 2021 Term Lenders on the Maturity Date for the 2021 Term Loans the aggregate principal amount of all 2021 Term Loans outstanding on such date.

(d) Revolving Credit Loans. The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Tranche the aggregate principal amount of all of its Revolving Credit Loans of such Tranche outstanding on such date.

(e) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08 Interest.

(a) Subject to the provisions of the following sentence, (i) each Term SOFR Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Term SOFR Rate for such Interest Period plus (B) the Applicable Rate for Term SOFR Rate Loans under such Facility; (ii) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate for Eurocurrency Rate Loans under such Facility; (iii) each RFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Daily Simple RFR for each day within such Interest Period plus (B) the Applicable Rate for RFR Loans under such Facility; and (iv) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility. During the continuance of an Event of Default under Section 8.01(a), (f) or (g), the applicable Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration), at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments other than as set forth in Section 2.14(e)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Interest on each Loan shall be payable in the currency in which each Loan was made.

(d) All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Facility Fee. The U.S. Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of each Tranche of the Revolving Credit Facility, a facility fee equal to the Applicable Facility Fee multiplied by the actual daily amount of the aggregate Revolving Credit Commitments under such Tranche (whether used or unused), subject to adjustment as provided in Section 2.17. The facility fee shall accrue at all times from the Closing Date until the Latest Maturity Date of the Revolving Credit Facility, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the last Business Day of the first full fiscal quarter to end following the Closing Date, and on the Maturity Date for each Tranche of the Revolving Credit Facility (provided that, if any Revolving Credit Loans under such Tranche or any L/C Obligations under such Tranche remain outstanding following the Maturity Date for such Tranche of the Revolving Credit Facility or the date on which the aggregate Revolving Credit Commitments under such Tranche shall expire or be terminated, the facility fee with respect to such Revolving Credit Loans and such L/C Obligations shall continue to accrue for so long as such Revolving Credit Loans and such L/C Obligations remain outstanding and shall be due and payable on demand). For the avoidance of doubt, the facility fee payable hereunder shall accrue and be payable in Dollars.

(b) Other Fees and Closing Payments. The applicable Borrower shall pay to the Lenders, the Arrangers, the Initial Principal Investors, the Administrative Agent and the Collateral Agent such fees and closing payments as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans based on clause (b) in the definition of “Base Rate” and all computations of interest for RFR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which generally accepted market practice differs from the foregoing, in accordance with such generally accepted market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the U.S. Borrower or for any other reason, the U.S. Borrower or the Lenders determine that (i) the Consolidated First Lien Net Leverage Ratio as calculated by the U.S. Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest and/or fees for any period, the U.S. Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the U.S. Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause shall not limit the rights of the Administrative Agent, any Lender or the applicable L/C Issuer, as the case may be, under Section 2.03(d)(iii), Section 2.03(h) or (i), Section 2.08(b) or under Article VIII. Except in any case where a demand is excused as provided above, any additional interest and fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest and fees as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury Regulations Section 5f.103-1(c) and Proposed United States Treasury Regulations Section 1.163-5(b) (or any amended or successor version), as a non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the written request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which execution and delivery the Administrative Agent shall record in the Register, which, to the extent consistent with the records in the Register, shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the applicable Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than the applicable time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the equivalent Dollar Amount. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Rate Loans or RFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. A L/C Issuer can elect to receive payments in respect of Letters of Credit in Dollars rather than in an Alternative Currency.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Rate Loans or RFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 3:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility. If both such Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or a L/C Issuer hereunder that any Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower do not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.16, (B) the assignments and participations (including by means of a Dutch Auction and open market debt repurchases) described in Section 10.07, (C) (i) the incurrence of any New Term Loans in accordance with Section 2.14, (ii) the prepayment of Revolving Credit Loans in accordance with Section 2.14(e) in connection with a Revolving Credit Commitment Increase or (iii) any Specified Refinancing Debt in accordance with Section 2.18, (D) any Extension described in Section 2.19, or (E) any applicable circumstances contemplated by Section 2.05(b), 2.14, 2.17 or 3.08.

Section 2.14 Incremental Facilities.

(a) The U.S. Borrower or the Canadian Borrower (in each case, together with any Co-Borrower) may, from time to time after the Closing Date, upon notice by the Borrower Representative to the Administrative Agent and the Person appointed by the Borrower Representative to arrange an incremental Facility (such Person (who may be (i) the Administrative Agent or (ii) any other Person appointed by the Borrower Representative after consultation with the Administrative Agent), the “Incremental Arranger”) specifying the proposed Borrower (which shall be either the U.S. Borrower or the Canadian Borrower, and which may include a Co-Borrower), the proposed amount thereof and the proposed currency denomination thereof, request (i) an increase in the Commitments under any Revolving Tranche (which shall be on the same terms as, and become part of, such Revolving Tranche proposed to be increased) (each, a “ Revolving Credit Commitment Increase”), (ii) an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clause (d) below with respect to amortization)) (each, a “Term Commitment Increase”), (iii) the addition of one or more new revolving credit facilities to the Facilities, in each case, in such currency or currencies as the Borrower Representative identifies in such notice (each, a “New Revolving Facility” and, any advance made by a Lender thereunder, a “New Revolving Loan”; and the commitments thereof, the “New Revolving Commitment”) and (iv) the addition of one or more new term loan facilities, in each case, in such currency or currencies as the Borrower Representative identifies in such notice (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and together with the Revolving Credit Commitment Increase, the New Revolving Commitments and the Term Commitment Increase, the “New Loan Commitments”) in an amount not to exceed the sum of (w) the greater of (A) $446,000,000 and (B) 100% of Four Quarter Consolidated EBITDA (without reduction for the amount of the 2023 Incremental Term B-1 Commitment Increase, or any Indebtedness incurred under the Cash-Capped Incremental Facility prior to the Fifth Amendment Effective Date) (the “ Cash-Capped Incremental Facility”), (x) an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Leverage Requirement is satisfied, (y) an amount equal to (i) (A) all voluntary prepayments of pari passu Term Loans (including, for the avoidance of doubt, any New Term Loans that are pari passu in right of payment and security with the Initial Term Loans) made pursuant to Section 2.05(a) and (B) all repurchases of pari passu Term Loans

(including, for the avoidance of doubt, any New Term Loans) made pursuant to the terms hereof in an amount equal to the actual amount of cash utilized for such repurchase and (ii) voluntary prepayments of Revolving Credit Loans (including, for the avoidance of doubt, any New Revolving Loans) made pursuant to Section 2.05(a) to the extent accompanied by a corresponding, permanent reduction in the Revolving Credit Commitments pursuant to Section 2.06(a), in each case, to the extent not funded with the proceeds of long term Indebtedness (excluding, for the avoidance of doubt, proceeds of any revolving credit facility (including the Revolving Credit Facility or any Refinancing Incremental Amount)) (the “Prepayment-Based Incremental Facility”) and (z) in the case of any New Revolving Facility, New Term Loans or New Term Commitments that effectively extend the Maturity Date of, or refinance, any Facility, an amount equal to the portion of the Facility to be replaced with (or refinanced by) such New Revolving Facility, New Term Loans or New Term Commitments and the payment of fees, expenses and premiums, if any, payable in connection therewith (the “Refinancing Incremental Amount”) (such sum, at any such time and subject to Section 1.02(i), the “Incremental Amount”); provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000 or, in the case of any New Loan Commitments denominated in an Alternative Currency, the equivalent Dollar Amount, and (y) the entire amount of any increase that may be requested under this Section 2.14; provided, further, that for purposes of any New Loan Commitments established pursuant to this Section 2.14 and Incremental Equivalent Debt incurred pursuant to Section 2.15:

(A) At the applicable Borrower’s option, the applicable Borrower shall be deemed to have used amounts under the Ratio-Based Incremental Facility (to the extent compliant therewith), prior to utilization of the Prepayment-Based Incremental Facility and the Cash-Capped Incremental Facility, and the applicable Borrower shall be deemed to have used the Prepayment-Based Incremental Facility prior to utilization of the Cash-Capped Incremental Facility,

(B) New Loan Commitments pursuant to this Section 2.14 and Incremental Equivalent Debt pursuant to Section 2.15 may be incurred under the Ratio-Based Incremental Facility (to the extent compliant therewith), the Cash-Capped Incremental Facility and the Prepayment-Based Incremental Facility, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, at the applicable Borrower’s option, first calculating the incurrence under the Ratio-Based Incremental Facility (without inclusion of any amounts substantially concurrently utilized pursuant to the Cash-Capped Incremental Facility, the Prepayment-Based Incremental Facility or any amounts substantially concurrently incurred under Section 7.01 (other than any Ratio Debt incurred pursuant to Section 7.01 (including, without limitation, pursuant to clause (o) thereof)) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility) and then calculating the incurrence under the Cash-Capped Incremental Facility,

(C) all or any portion of Indebtedness originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility shall automatically cease to be deemed incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the applicable Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Cash-Capped Incremental Facility and/or the Prepayment-Based Incremental Facility, as applicable, by all or such portion, as applicable, of the aggregate principal amount of such Indebtedness); provided that, for the avoidance of doubt, any Indebtedness originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility and subsequently deemed to be incurred under the Ratio-Based Incremental Facility pursuant to this clause (C) shall not be subject to the MFN Provision as a result of being deemed incurred under the Ratio-Based Incremental Facility; and

(D) solely for the purpose of calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio to determine the availability under the Ratio-Based Incremental Facility at the time of incurrence, any cash proceeds incurred pursuant to this Section 2.14 and/or Incremental Equivalent Debt being incurred at such test date in calculating such Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio shall be excluded for purposes of calculating Adjusted Cash or Cash Equivalents.

The applicable Borrower may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as such Borrower may deem appropriate.

(b) For the avoidance of doubt, the Borrowers will not be obligated to approach any Lender to participate in any New Loan Commitments. Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The Borrowers may also invite additional Eligible Assignees reasonably satisfactory to the Incremental Arranger and, solely in connection with a Revolving Credit Commitment Increase or New Revolving Facility, with the consent of the Administrative Agent and each L/C Issuer (to the extent the consent of any of the foregoing would be required to assign Revolving Credit Loans to such Eligible Assignee, which consent shall not be unreasonably withheld, delayed or conditioned) to become Lenders pursuant to a joinder agreement to this Agreement. Neither the Administrative Agent nor the Collateral Agent (in their respective capacities as such) shall be required to execute, accept or acknowledge any joinder agreement pursuant to this Section 2.14 and such execution shall not be required for any such joinder agreement to be effective; provided that, with respect to any New Loan Commitments, the applicable Borrower must provide to the Administrative Agent the documentation providing for such New Loan Commitments.

(c) If (i) a Revolving Tranche or a Term Loan Tranche is increased in accordance with this Section 2.14 or (ii) a New Term Facility or New Revolving Facility is added in accordance with this Section 2.14, the Incremental Arranger and the applicable Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, New Term Facility or New Revolving Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase, New Term Facility or New Revolving Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or Revolving Tranche or (ii) any addition of a New Term Facility or New Revolving Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in writing (which may be executed and delivered by the applicable Borrower and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Term Facility or New Revolving Facility or to effectuate the increases to the Term Loan Tranche or Revolving Tranche and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility or New Revolving Facility. As of the Increase Effective Date, in the case of an increase to an existing Term Loan Tranche, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.07(a) or 2.07(b) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in writing (which may be executed and delivered by the applicable Borrower and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.

(d) With respect to any Revolving Credit Commitment Increase, Term Commitment Increase or addition of New Term Facility or New Revolving Facility pursuant to this Section 2.14, (i) no Event of Default (subject to Section 1.02(i)) would exist after giving effect to such increase (except in connection with any acquisition or similar Investment, where no Event of Default under Section 8.01(a), (f) or (g) shall be the standard); (ii) (A) in the case of any increase of any Revolving Tranche, (1) the final maturity shall be the same as the Maturity Date applicable to such Revolving Tranche, (2) no amortization or mandatory commitment reduction prior to the Maturity Date applicable to such Revolving Tranche shall be required and (3) the terms and documentation applicable to the Revolving Credit Facility shall apply, (B) in the case of any New Revolving Facility, (1) the final maturity shall be no earlier than the Latest Maturity Date applicable to the Revolving Credit Facility, and (2) no amortization or mandatory commitment reduction prior to the Latest Maturity Date applicable to the Revolving Credit Facility shall be required, (C) in the case of any increase of a Term Loan Tranche, the final maturity of the Term Loans, New Term Loans, Specified Refinancing Term Loans or Extended Term Loans increased pursuant to this Section shall be no earlier than the Latest Maturity Date for, and such additional Loans shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of, any other outstanding Term Loans, New Term Loans, Specified Refinancing Term Loans or Extended Term Loans, as applicable; provided, that Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket at the time of Incurrence may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and, with respect to Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket at the time of Incurrence, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, and (D) in the case of any New Term Facility, other than in the case of Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket at the time of Incurrence, such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan Tranche and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any existing Term Loan Tranche; (iii) except with respect to the All- in Yield and as set forth in subclause (D) above with respect to final maturity and Weighted Average Life to Maturity, any such New Term Facility or New Revolving Facility shall have terms reasonably satisfactory to the Incremental Arranger; and (iv) to the extent reasonably requested by the Incremental Arranger and expressly set forth in the documentation relating to such New Term Facility or New Revolving Facility, the Incremental Arranger shall have received legal opinions, resolutions, officers’ certificates, reaffirmation agreements and/or subsequent ranking agreements or amendment agreements to, confirmations of and/or lower ranking Collateral Documents, as applicable, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12, Section 6.14 and/or Section 6.16 with respect to Holdings and each Borrower and each material Subsidiary Guarantor that is organized in a jurisdiction for which counsel to the Administrative Agent advises that such deliveries are reasonably necessary to preserve the Collateral in such jurisdiction (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, and the applicable Borrower. Notwithstanding the foregoing, (x) to the extent any terms of any Term Commitment Increase, Revolving Credit Commitment Increase, New Term Facility or New Revolving Facility are more favorable to the existing Lenders than comparable terms existing in the Loan Documents, such terms (if favorable to the existing Lenders) may be, in consultation with the Incremental Arranger), incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements (including, for the avoidance of doubt, at the option of the applicable Borrower, the applicable Borrower may, but shall not be required to, increase the Applicable Rate or amortization payments relating to any existing Term Facility to bring such Applicable Rate in line with the relevant Term Commitment Increase or New Term Facility to achieve fungibility with such existing Term Facility), (y) the terms of any New Revolving Facility shall be substantially identical to the Revolving Credit Facility, except for (i) terms that are applicable only after the then Latest Maturity Date of the Revolving Credit Facility or (ii) such terms as may be included subject solely as to administrative matters and subject to the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and (z) the terms of any New Term Facility or New Revolving Facility may be incorporated if otherwise reasonably satisfactory to the applicable Borrower, the Incremental Arranger and the Administrative Agent. To the extent any Borrower establishes a New Revolving Facility, then the Administrative Agent and such Borrower shall be permitted to amend this Agreement to require borrowings and repayments on a pro rata basis among Revolving Tranches (except for (A) payments of interest and fees at different rates on the Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Credit Loan, and (C) repayments made in connection with a permanent repayment and termination of the Revolving Credit Loans or Revolving Credit Commitments of Revolving Credit Loans after the effective date of such New Revolving Facility).

(e) On the Increase Effective Date with respect to an increase to an existing Revolving Tranche, (x) each Revolving Credit Lender under such Revolving Tranche immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Credit Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding L/C Obligations relating to Letters of Credit issued under such Revolving Tranche such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in L/C Obligations under such Revolving Tranche will equal the Pro Rata Share of the aggregate Revolving Credit Commitments under such Revolving Tranche of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment under such Revolving Tranche and (y) if, on the date of such increase, there are any Revolving Credit Loans outstanding under such Revolving Tranche, such Revolving Credit Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Revolving Credit Loans under such Revolving Tranche made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.06. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan Tranche.

(f) (i)(A) Any New Revolving Facility and New Term Facility, in each case, incurred by the U.S. Borrower shall rank pari passu in right of payment with the other Facilities, not be Guaranteed by any Person that is not a U.S. Loan Party, and be unsecured or, to the extent secured by the Collateral, secured either on a first lien “equal and ratable” basis with the other Facilities or on a “junior” basis with the other Facilities, in each case over the same (or less) U.S. Collateral that secures the Initial Term B-1 Loans (and in each case, such New Revolving Facility or New Term Facility shall be subject to the

Applicable Intercreditor Arrangements that are reasonably satisfactory to the Incremental Arranger) and (B) any New Revolving Facility and New Term Facility, in each case, incurred by the Canadian Borrower shall rank pari passu in right of payment with the other Facilities, be Guaranteed by the Loan Parties, and be secured by the Collateral on a first lien “equal and ratable” basis with the same Collateral that secures the Initial Term B-2 Loans; provided that, if the holders of such New Revolving Facility or New Term Facility would not, upon the effectiveness of such New Revolving Facility or New Term Facility, be bound by the provisions of the Closing Date Collateral Allocation Agreement, the Administrative Agent shall, on behalf of itself and the Lenders (including the holders of such New Revolving Facility or New Term Facility), enter into a Collateral Allocation Agreement, (ii) the New Term Facility or New Revolving Facility, as applicable, shall, for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) the Term Facility or Revolving Credit Facility, as the case may be, unless the applicable Borrower otherwise elects (but in any event no more favorably than the existing Term Loans or Revolving Credit Loans, as applicable), (iii) any New Term Facility that is secured on a pari passu basis with the applicable Term Facility shall share ratably (or on a lesser basis) with respect to any mandatory prepayments of the Term Facility (other than mandatory prepayments resulting from a refinancing of any Facility, which may be applied exclusively to the Facility being refinanced) and (iv)(A) with respect to any syndicated floating rate New Term Facility denominated in Dollars, in the form of term loans, pari passu in right of payment with the Term Facility, secured on a pari passu basis with the Term Facility and that is incurred (x) on or prior to the date that is eighteen (18) months after the Closing Date and (y) under the Ratio-Based Incremental Facility, the applicable All-in Yield payable by the Borrower applicable to such New Term Facility shall be determined by such Borrower and the Lenders providing such New Term Facility and shall not be more than 50 basis points higher than the corresponding applicable All-in Yield payable by the Borrower for the Initial Term B-1 Loans or the Initial Term B-2 Loans, unless the applicable interest rate margin with respect to each of the Initial Term B-1 Loans and the Initial Term B-2 Loans is increased to the amount necessary so that the difference between the All-in Yield with respect to such New Term Facility and the corresponding All-in Yield on the Initial Term B-1 Loans and the Initial Term B-2 Loans is equal to 50 basis points, and (B) with respect to any syndicated floating rate New Term Facility denominated in Dollars, in the form of term loans, pari passu in right of payment with the Term Facility, secured on a pari passu basis with the Term Facility and that is incurred (x) on or prior to the date that is six (6) months after the Second Amendment Effective Date and (y) under the Ratio-Based Incremental Facility, the applicable All-in Yield payable by the Borrower applicable to such New Term Facility shall be determined by such Borrower and the Lenders providing such New Term Facility and shall not be more than 50 basis points higher than the corresponding applicable All-in Yield payable by the Borrower for the 2021 Term Loans, unless the applicable interest rate margin with respect to 2021 Term Loans is increased to the amount necessary so that the difference between the All-in Yield with respect to such New Term Facility and the corresponding All-in Yield on the 2021 Term Loans is equal to 50 basis points (this clause (iv), the “MFN Provision”); provided that this clause (iv) shall not apply to any New Term Facility that has a final maturity later than two years after the Latest Maturity Date of the then outstanding Term Loans or is incurred in connection with an acquisition or investment permitted hereunder, or to New Term Facilities in an aggregate amount equal to or less than the greater of (x) $334,500,000 and (y) 75% of Four Quarter Consolidated EBITDA.

(g) If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.14 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

(h) To the extent any New Revolving Facility or New Term Facility shall be denominated in an Alternative Currency, this Agreement and the other Loan Documents shall be amended to the extent necessary or appropriate to provide for the administrative and operational provisions applicable to such Alternative Currency, in each case as are reasonably satisfactory to the Administrative Agent.

(i) To the extent any Guarantee or security granted prior to the date of incurrence under this Section 2.14 to support the Obligations and/or the Canadian Obligations in any jurisdiction requires application, registration or similar steps to be taken in such jurisdiction for any New Revolving Facility, Revolving Credit Commitment Increase, New Term Facility, and/or Term Commitment Increase which the Borrower and the lenders under such facility desire to benefit on a pari passu basis from such Guarantees and/or such security are not obtained prior to such incurrence, such inability to complete such application, registration, filing or equivalent perfection requirements shall not be deemed to adversely impact the pari passu nature of such applicable facility hereunder and the relevant provisions of this Agreement (including, without limitation, Section 2.03 and 8.04) shall be interpreted as if such applicable facility benefits from such Guarantee or security.

Section 2.15 Incremental Equivalent Debt.

(a) Any U.S. Loan Party may from time to time after the Closing Date issue one or more series of senior secured, senior unsecured, senior subordinated, subordinated notes, loans or Extendable Bridge Loans/Interim Debt (which notes, loans and/or Extendable Bridge Loans/Interim Debt, if secured by the U.S. Collateral, are secured on a first lien “equal and ratable” basis with the Liens on the U.S. Collateral securing the Obligations or secured on a “junior” basis with the Liens on the U.S. Collateral securing the Obligations) and guaranteed only by U.S. Loan Parties or entities who become U.S. Loan Parties (such notes, loans and/or Extendable Bridge Loans/Interim Debt, collectively, “Incremental Equivalent Debt”) in an amount not to exceed the Incremental Amount (at the time of incurrence, subject to Section 1.02(i)); provided that (i) no Event of Default would exist after giving Pro Forma Effect to any such request, subject to Section 1.02(i), and (ii) any such incurrence of Incremental Equivalent Debt shall be in a minimum amount of the lesser of (x) $5,000,000 (or the equivalent Dollar Amount) and (y) the entire amount that may be requested under this Section 2.15; provided, further, that any New Loan Commitments established pursuant to Section 2.14 and Incremental Equivalent Debt issued pursuant to this Section 2.15, (A) at the applicable Borrower’s option, will count, first, to reduce the amount available under the Ratio-Based Incremental Facilities (to the extent compliant therewith), second, to reduce the amount available under the Prepayment-Based Incremental Facilities and, third, to reduce the maximum amount under the Cash-Capped Incremental Facilities, (B) Incremental Equivalent Debt pursuant to this Section 2.15 may be incurred under the Ratio-Based Incremental Facilities, the Cash-Capped Incremental Facilities and the Prepayment-Based Incremental Facilities, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions, at the applicable Borrower’s option, by first calculating the incurrence under the Ratio-Based Incremental Facilities (without inclusion of any amounts substantially concurrently utilized pursuant to the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility or any amounts substantially concurrently incurred under Section 7.01 (other than any Ratio Debt incurred pursuant to Section 7.01)) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility) and then calculating the incurrence under the Cash-Capped Incremental Facility and (C) all or any portion of Incremental Equivalent Debt originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility shall automatically cease to be deemed incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the applicable Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Incremental Equivalent Debt under the Ratio-Based Incremental

Facility (which, for the avoidance of doubt, shall have the effect of increasing the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility, as applicable, by all or such portion, as applicable, of the aggregate principal amount of such Incremental Equivalent Debt); provided that, for the avoidance of doubt, any Indebtedness originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility and subsequently deemed to be incurred under the Ratio-Based Incremental Facility pursuant to this clause (C) shall not be subject to the MFN Provision as a result of being deemed incurred under the Ratio-Based Incremental Facility. The applicable Borrower may appoint any Person as arranger of such Incremental Equivalent Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).

(b) As a condition precedent to the incurrence of any Incremental Equivalent Debt pursuant to this Section 2.15, (i) such Incremental Equivalent Debt shall not be Guaranteed by any Person that is not a U.S. Loan Party or that does not become a U.S. Loan Party and shall not be secured by a lien on any assets that are not part of the U.S. Collateral, (ii) to the extent secured, such Incremental Equivalent Debt shall be subject to intercreditor arrangements that are reasonably satisfactory to the Incremental Equivalent Debt Arranger and, if such Incremental Equivalent Debt Arranger is not the Administrative Agent, the Administrative Agent, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the then Latest Maturity Date, provided, that Extendable Bridge Loans/Interim Debt, customary escrow arrangements and Incremental Equivalent Debt in an amount not in excess of the Inside Maturity Basket may have a maturity date earlier than the Latest Maturity Date, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not (A) be shorter than that of any then-existing Term Loan Tranche, or (B) to the extent unsecured, be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary assets sale, event of loss or similar event or change of control provisions and customary acceleration rights after an event of default, (y) special mandatory redemptions in connection with customary escrow arrangements or (z) so-called “AHYDO” payments); provided, that, with respect to Extendable Bridge Loans/Interim Debt and Incremental Equivalent Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, the Weighted Average Life to Maturity thereof may be shorter than that of any then- existing Term Loan Tranche, (v) such Incremental Equivalent Debt (other than any Extendable Bridge Loans/Interim Debt) shall not be subject to any mandatory redemption or prepayment provisions or rights (except to the extent any such mandatory redemption or prepayment is required to be applied pro rata (or greater than pro rata) to the Term Loans and other Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations), (vi) with respect to any Incremental Equivalent Debt consisting of syndicated floating rate term loans that are pari passu in right of payment with the Term Facility, secured on a pari passu basis with the Term B-1 Facility, denominated in Dollars and incurred on or prior to the date that is eighteen (18) months after the Closing Date in reliance on the Ratio-Based Incremental Facility, the MFN Provision shall be applicable thereto as though such loans were a New Term Facility (provided that this clause (vi) shall not apply to any Incremental Equivalent Debt that has a final maturity later than two years after the Latest Maturity Date of the then outstanding Term Loans) and (vii) the covenants, events of default, guarantees, collateral and other terms of such Incremental Equivalent Debt are customary for similar debt securities or loans in light of then-prevailing market conditions at the time of incurrence (as determined by the applicable Borrower in good faith) (it being understood that (A) no Incremental Equivalent Debt in the form of term loans or notes shall include any financial maintenance covenants, but that customary cross-acceleration provisions may be included and (B) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based; provided, that any such negative covenants applicable to Extendable Bridge Loans/Interim Debt may be maintenance covenants) ( provided that, at the Borrower Representative’s option, delivery of a certificate of a Responsible Officer of the Borrower Representative to the Incremental Equivalent Debt Arranger in good faith at least three Business Days (or such shorter period as may be agreed by the Incremental Equivalent Debt Arranger) prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (b), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Incremental Equivalent Debt Arranger provides notice to the Borrower Representative of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)). Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the creditors providing such Incremental Equivalent Debt and the applicable Borrower.

(c) The Lenders hereby authorize the Incremental Equivalent Debt Arranger (and the Lenders hereby authorize the Incremental Equivalent Debt Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the applicable Borrower as may be necessary in order to secure any Incremental Equivalent Debt with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Incremental Equivalent Debt Arranger and the applicable Borrower in connection with the incurrence of such Incremental Equivalent Debt, in each case on terms consistent with this Section 2.15. If the Incremental Equivalent Debt Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Equivalent Debt Arranger herein shall be done in consultation with the Administrative Agent and, with respect to applicable documentation (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.16 Cash Collateral.

(a) Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the U.S. Borrower shall, in each case, promptly deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or the applicable L/C Issuer, the U.S. Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender.

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, deposit accounts at the Administrative Agent or the Collateral Agent (or other financial institution selected by any of them). The U.S. Borrower, and to the extent provided by any Lender, such Lender, hereby grant to (and subject to the control of) the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the U.S. Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.03, 2.05, 2.06, 2.17, 8.02 or 8.04 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Section 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the U.S. Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the U.S. Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default pursuant to Section 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the U.S. Borrower as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the U.S. Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C

Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any facility fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the U.S. Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the Pro Rata Share of each non-Defaulting Lender under a Revolving Tranche shall be determined without giving effect to the Commitment under such Revolving Tranche of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender under a Revolving Tranche to acquire, refinance or fund participations in Letters of Credit issued under such Revolving Tranche shall not exceed the positive difference, if any, of (1) the Commitment under such Revolving Tranche of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans under such Revolving Tranche of that Revolving Credit Lender. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) If the Borrower Representative, the Administrative Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to the application of Section 2.17(a)(iv)) in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the U.S. Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.18 Specified Refinancing Debt.

(a) The U.S. Borrower or the Canadian Borrower (in each case, together with any Co-Borrower) may, from time to time after the Closing Date, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving credit facilities, the “Specified Refinancing Revolving

Credit Commitment”) pursuant to procedures reasonably specified by any Person appointed by the applicable Borrower, as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the applicable Borrower, to refinance (including by extending the maturity) (i) all or any portion of any Term Loan Tranches then outstanding under this Agreement, (ii) all or any portion of any Revolving Tranches then in effect under this Agreement or (iii) all or any portion of any Revolving Credit Commitment Increase, Term Commitment Increase, New Term Facility or New Revolving Facility incurred under Section 2.14, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii)(x) in the case of Specified Refinancing Debt incurred by the U.S. Borrower, will not have obligors other than the U.S. Loan Parties or entities who shall have become U.S. Loan Parties (it being understood that the roles of such obligors as borrowers or guarantors with respect to such obligations may be interchanged) and (y) in each case, shall only be guaranteed by the Loan Parties that guaranteed the Term Loan Tranche or Revolving Tranche being refinanced; (iii) will be (x) unsecured or (y) in the case of Specified Refinancing Debt incurred by the U.S. Borrower, secured by the U.S. Collateral on a first lien “equal and ratable” basis with the Liens securing the U.S. Obligations or on a “junior” basis to the Liens securing the U.S. Obligations (in each case pursuant to intercreditor arrangements reasonably satisfactory to the Specified Refinancing Agent and, if the Specified Refinancing Agent is not the Administrative Agent, the Administrative Agent); (iv) in the case of Specified Refinancing Debt incurred by the Canadian Borrower, will be Guaranteed by the Loan Parties and secured by the Collateral on a first lien “equal and ratable” basis with the same Collateral that secures the Initial Term B-2 Loans; provided that, if the holders of such Specified Refinancing Debt would not, upon the effectiveness of such Specified Refinancing Debt, be bound by the provisions of the Closing Date Collateral Allocation Agreement, the Administrative Agent shall, on behalf of itself and the Lenders (including the holders of such Specified Refinancing Debt), enter into a Collateral Allocation Agreement; (v) will have such pricing and optional prepayment terms as may be agreed by the applicable Borrower and the applicable Lenders thereof; (vi) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the Revolving Tranche being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced; provided, that Extendable Bridge Loans/Interim Debt and Specified Refinancing Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and, with respect to Extendable Bridge Loans/Interim Debt and Specified Refinancing Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans; (vii) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan Tranches than the Specified Refinancing Term Loans); (viii) each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) and participations in Letters of Credit pursuant to Section 2.03 shall be allocated pro rata among the Revolving Tranches; (ix) subject to clauses (v) and (vi) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are customary for similar debt securities in light of then-prevailing market conditions at the time of incurrence or issuance (as determined by the applicable Borrower in good faith) (it being understood that no Specified Refinancing Debt in the form of term loans shall include any financial maintenance covenants) ( provided that, at the Borrower Representative’s option, delivery of a certificate of a Responsible Officer of the Borrower Representative to the Specified Refinancing Agent in good faith at least three Business Days (or such shorter period as may be agreed by the Specified Refinancing Agent) prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Specified Refinancing Debt or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (a), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Specified Refinancing Agent provides notice to the Borrower Representative of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)); and (x) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (or less than the pro rata prepayment of outstanding Loans made by any Term Lenders or the Revolving Credit Lenders, as applicable, that will be lenders of the Specified Refinancing Debt, as approved by such Term Lenders or the Revolving Credit Lenders, as applicable; provided that in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced), in each case pursuant to Section 2.05 and 2.06, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that (1) are agreed between the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses). Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent and each L/C Issuer in the case of Specified Refinancing Revolving Credit Commitments, the applicable Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent. For the avoidance of doubt, any allocations of Specified Refinancing Debt shall be made at the applicable Borrower’s sole discretion, and the applicable Borrower will not be obligated to allocate any Specified Refinancing Debt to any Lender.

(b) The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating Lenders providing such Specified Refinancing Debt and to the extent reasonably requested by the Specified Refinancing Agent, receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrowers and the Guarantors, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12, 6.14 and/or Section 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Specified Refinancing Agent and the applicable Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.

(c) Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less $5,000,000 (or the equivalent Dollar Amount) and (y) an integral multiple of $1,000,000 (or the equivalent Dollar Amount) in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the U.S. Borrower in respect of a Revolving Tranche pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Credit Commitments.

(d) The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the applicable Borrower, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Borrower Representative, to effect the provisions of or consistent with this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of a Revolving Tranche shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.18 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

(e) To the extent any Guarantee or security granted prior to the date of incurrence under this Section 2.18 to support the Obligations and/or the Canadian Obligations in any jurisdiction requires application, registration, filing or equivalent perfection requirements to be taken in such jurisdiction for any Specified Refinancing Debt which the Borrower and the lenders under such facility desire to benefit on a pari passu basis from such Guarantees and/or such security are not obtained prior to such incurrence, such inability to complete such application, registration, filing or equivalent perfection requirements shall not be deemed to adversely impact the pari passu nature of such Specified Refinancing Debt hereunder and the relevant provisions of this Agreement (including, without limitation, Section 2.03 and 8.04) shall be interpreted as if such Specified Refinancing Debt benefit from such Guarantee or security.

Section 2.19 Extension of Term Loans and Revolving Credit Commitments

(a) Any Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Credit Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term

Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Credit Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.19; provided that (i) any such request shall be made by such Borrower to certain Lenders specified by such Borrower with Term Loans or Revolving Credit Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the Term Loans or on the aggregate Revolving Credit Commitments) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower Representative shall provide a notice to the Administrative Agent (in such capacity, the “Extended Loans Agent”) (who shall provide a copy of such notice to each of the requested Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches shall be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the applicable Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans or Revolving Credit Commitments, as applicable, set forth in Section 10.07. No requested Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date). On the Extension Date applicable to any applicable Revolving Tranche under the Revolving Credit Facility, the U.S. Borrower shall prepay the Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders) outstanding on such Extension Date applicable to the relevant Revolving Tranche (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders), as the case may be, applicable to the non-extending Revolving Credit Lenders under such Revolving Tranche in accordance with any revised Pro Rata Share of a Revolving Credit Lender in respect of the extended Revolving Credit Facility arising from any non ratable Extension to the Revolving Credit Commitments under this Section 2.19.

(b) The Borrower Representative shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Extended Loans Agent may agree in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Extended Loans Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.19 (each, an “Extension”), the Borrower Representative and Extended Loans Agent shall agree to such procedures regarding timing, rounding, lender revocation and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, in each case acting reasonably to accomplish the purposes of this Section 2.19. The Borrower Representative may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Extended Loans Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.19(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.19(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.19(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Extended Loans Agent, and the Extending Lenders. Subject to the requirements of this Section 2.19 and without limiting the generality or applicability of Section 10.01 to any Section 2.19 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.19 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.19 Additional Amendments do not become effective prior to the time that such Section 2.19 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.19 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the applicable Existing Tranches or be guaranteed by any Person other than the Guarantors that guarantee the applicable Existing Tranche and (ii) so long as any Existing Term Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata or otherwise more favorable basis. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the applicable Borrower and the Extended Loans Agent, to effect the provisions of this Section 2.19; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.19 Additional Amendment. The Lenders hereby authorize the Extended Loans Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Borrower as may be necessary in order to establish any Extended Loans and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Extended Loans Agent and the applicable Borrower in connection with the establishment of such Extended Loans, in each case on terms consistent with and/or to effect the provisions of this Section 2.19.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e) If, in connection with any proposed Extension Amendment, any requested Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the applicable Borrower may, on notice to the Extended Loans Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the applicable Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Extended Loans Agent nor any Lender shall have any obligation to the applicable Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the applicable Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.19, if the Non-Extending Lender does not execute and deliver to the Extended Loans Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the applicable Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower Representative and the Extended Loans Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the applicable Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by any Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower Representative’s sole discretion and may be waived by the Borrower Representative) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.

Section 2.20 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the U.S. Borrower, the U.S. Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”) with any Lender (other than any Lender that, if requested by the U.S. Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and Refinancing Expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the U.S. Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the U.S. Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the U.S. Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of such Term Loans offered to be exchanged by the U.S. Borrower pursuant to such Permitted Debt Exchange Offer, then the U.S. Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the U.S. Borrower and the Exchange Agent and (vi) any applicable Minimum Tender Condition (as defined below) shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the U.S. Borrower pursuant to this Section 2.20, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05(a) or (b), and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 (or the equivalent Dollar Amount) in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower Representative may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower Representative’s discretion) of Term Loans of any or all applicable classes be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower Representative and the Exchange Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.20 and without conflict with Section 2.20(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower Representative and the Exchange Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The U.S. Borrower shall be responsible for compliance with, and hereby agree to comply with, all applicable securities and other laws and regulations in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Exchange Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the U.S. Borrower’s compliance with such laws and regulations in connection with any Permitted Debt Exchange (other than the U.S. Borrower’s reliance on any certificate delivered pursuant to Section 2.20(a) above for which the such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended, and/or other applicable securities laws and regulations.

(e) If the Exchange Agent is not the Administrative Agent, the actions authorized to be taken by the Exchange Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.20, any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.21 Additional Alternative Currencies.

(a) The U.S. Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Credit Loans under any Tranche, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders under such Tranche; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans under any Tranche, the Administrative Agent shall promptly notify each Revolving Credit Lender under such Tranche thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant L/C Issuer. Each such Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in the requested currency.

(c) Any failure by any Revolving Credit Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders that would be obligated to make Revolving Credit Loans denominated in such requested currency consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Credit Loans under the applicable Tranche; and if the Administrative Agent and the relevant L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 2.21, the Administrative Agent shall promptly so notify the Borrower Representative.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Any and all payments by or on account of any obligation of the U.S. Loan Parties (with respect to the U.S. Obligations) and the Canadian Loan Parties (with respect to the Canadian Obligations) or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings for Indemnified Taxes have been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the Administrative Agent (for amounts paid to the Administrative Agent in its own right) or Lender receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) In addition but without duplication, the U.S. Loan Parties (with respect to U.S. Obligations) and the Canadian Loan Parties (with respect to the Canadian Obligations) shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of amounts paid pursuant to this Section 3.01(a), the U.S. Loan Parties (with respect to the U.S. Obligations) and the Canadian Loan Parties (with respect to the Canadian Obligations) shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The relevant Recipient shall notify the applicable Borrower of the imposition of any Indemnified Tax reasonably promptly after becoming aware of the imposition of such Tax. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(m) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Within 30 days after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) or Section 3.05 with respect to such Lender it will, if requested by the Borrower Representative, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01 or Section 3.05, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations and/or the Canadian Obligations of any Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c) and Section 3.05. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by such Borrower under this Section 3.01(g).

(h) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(h)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the case of U.S. Obligations,

(A) any Lender that is a U.S. Person shall deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent) copies of executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Non-U.S. Lender shall deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), whichever of the following is applicable:

(a) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b) copies of executed IRS Form W-8ECI (or any successor form);

(c) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(d) to the extent a Non-U.S. Lender is not the beneficial owner (e.g., where the Non-U.S. Lender is a partnership or a participating Lender), copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender shall provide a certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower or the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the U.S. Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) each Recipient shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the U.S. Borrower and the Administrative Agent to (i) comply with their obligations under FATCA and (ii) determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the U.S. Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the U.S. Borrower) executed copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the U.S. Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the U.S. Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

Each Recipient agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower Representative and the Administrative Agent or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 3.01(h).

(i) The agreements in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer, and the term “applicable law” includes FATCA.

Section 3.02 [Reserved].

Section 3.03 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Rate or the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Adjusted Term SOFR Rate or the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, an Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Rate Loans or Eurocurrency Rate Loans, as applicable, in the affected currency or currencies or to convert Base Rate Loans to Term SOFR Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans, the interest rate on which is determined by reference to the Adjusted Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (A) if applicable and such Lender’s Term SOFR Rate Loans are denominated in Dollars, prepay or convert all of such Lender’s Term SOFR Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Base Rate) or (B) if applicable and such Lender’s Eurocurrency Rate Loans are denominated in an Alternative Currency, prepay all of such Lender’s Eurocurrency Rate Loans (the interest rate with respect to such Eurocurrency Rate Loans shall be determined by an alternative rate mutually acceptable to the applicable Borrower and the applicable Revolving Credit Lenders), in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly after such demand, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.06. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.04 Inability to Determine Rates.

(a) If the Administrative Agent reasonably determines that for any reason, adequate and reasonable means do not exist for determining the Term SOFR Rate, Eurocurrency Rate or RFR for any requested Interest Period with respect to a proposed Term SOFR Rate Loan, Eurocurrency Rate Loan or RFR Loan, as applicable, or is informed by the Required Lenders that the Term SOFR Rate, Eurocurrency Rate or RFR for any requested Interest Period with respect to a proposed Term SOFR Rate Loan, Eurocurrency Rate Loan or RFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Term SOFR Rate Loan, Eurocurrency Rate Loan or RFR Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Rate Loans, Eurocurrency Rate Loans in the affected currency or currencies or RFR Loans, as applicable, shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Term SOFR Rate component of the Base Rate, the utilization of the Adjusted Term SOFR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Rate Loans, Eurocurrency Rate Loans the RFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, and the applicable Borrower shall not have to pay any amounts that would otherwise be due under Section 3.06 with respect to such revocation or conversion (or, in the case of a pending request for a Loan denominated in an Alternative Currency, the applicable Borrower, the Administrative Agent and the applicable Lenders may establish a mutually acceptable alternative rate).

(b) Notwithstanding anything else in this Agreement to the contrary, if at any time:

(i) (A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances set forth in Section 3.04(a) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in Section 3.04(a) have not arisen but the supervisor or the administrator of the existing Benchmark or a Governmental Authority or an insolvency official having jurisdiction over the supervisor or administrator, or a court or an entity with similar insolvency or resolution authority over the supervisor or administrator, or the central bank for the currency of such Benchmark has made a public statement or published information stating that the administrator or supervisor (each of the foregoing, a “Relevant Administrator”) has ceased or will cease to use such Benchmark for determining interest rates for loans in Dollars; provided that, in the case of this clause (B), at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark;

(ii) a Relevant Administrator has made a public statement or published information announcing that the existing Benchmark is no longer representative;

(iii) an event has occurred that would require the existing Benchmark set forth in any non-speculative interest rate Swap Contract related to the Loans to be amended by adherence to a final protocol published by, or other amendment promulgated by, the International Swaps and Derivatives Association, Inc. (“ISDA”) to facilitate the replacement of such Benchmark or if any non-speculative interest rate Swap Contract related to the Loans is entered into after the Third Amendment Effective Date and is subject to ISDA definitions amended after the Third Amendment Effective Date that reflect a replacement of such Benchmark used in this Agreement on the Third Amendment Effective Date; or

(iv) either (A) a notification is made by Holdings to the Administrative Agent or (B) a notification is made by the Administrative Agent to Holdings, and Holdings agrees in writing that such notification constitutes a Benchmark Trigger Event (as defined below), in each case, that at least five currently outstanding syndicated credit facilities denominated in Dollars, each available for review (including by way of availability through posting on DebtDomain, Intralinks, Debt X, SyndTrak Online or by similar electronic means) and identified by Holdings in such notice, contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the then-current Benchmark, a replacement benchmark rate (each of (i) through (iv), a “Benchmark Trigger Event”), then (x) if a Benchmark Trigger Event pursuant to clause (i) of the definition thereof has occurred, the Benchmark Replacement Rate will replace the applicable Benchmark on the applicable Benchmark Replacement Date, with respect to the Facilities, for all purposes hereunder and under any Loan Document in respect of such Benchmark, with respect to the Facilities, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (it being understood that, in connection with the implementation of a Benchmark Replacement Rate pursuant to this clause (x), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time (to the extent expressly provided in the definition of “Benchmark Replacement Conforming Changes”, with the consent of Holdings) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document), and (y) if a Benchmark Trigger Event pursuant to clauses (ii) – (iv) of the definition thereof has occurred, the Administrative Agent and Holdings may establish an alternate benchmark floating rate of interest to the applicable Benchmark, that is a Benchmark Replacement Rate, and may enter into an amendment to this Agreement (the “Benchmark Replacement Amendment”) to reflect such Benchmark Replacement Rate and such other related changes to this Agreement with respect thereto as may be applicable in their discretion, including provisions for the Administrative Agent and Holdings to allow for the adoption (without further amendment) of a term structure and any Benchmark Replacement Conforming Changes, which amendment shall become effective within five Business Days of the date that notice of such Benchmark Replacement Rate is provided to the Lenders unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders stating that such Required Lenders object to such Benchmark Replacement Rate; provided further that any Benchmark Replacement Rate implemented pursuant to this Section 3.04 shall only be implemented to the extent it is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion).

(c) If a Benchmark Trigger Event pursuant to clauses (ii) – (iv) of the definition thereof has occurred and there is not a Benchmark Replacement Rate, then the Administrative Agent and Holdings may establish an alternate benchmark floating term rate of interest to the applicable Benchmark that is not a Benchmark Replacement Rate, which may include a spread or method for determining a spread or other adjustments or modifications (including to make appropriate adjustments to (i) preserve pricing in effect at the time of selection of such new rate and (ii) for the duration and time for determination of such rate in relation to any applicable Interest Period), and enter into a Benchmark Replacement Amendment to reflect such alternate rate of interest, which amendment shall become effective within five Business Days of the date that notice of such alternate rate of interest is provided to the Lenders unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders stating that such Required Lenders object to such alternate rate of interest (the “Alternative Benchmark Rate”); provided that any Alternative Benchmark Rate implemented pursuant to this paragraph shall only be implemented to the extent it is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion). For the avoidance of doubt, (x) except in the case of the 2021 Term Loans, if any such alternate rate of interest determined pursuant to this paragraph would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for purposes of this Agreement and (y) solely in the case of the 2021 Term Loans, if any such alternate rate of interest determined pursuant to this paragraph would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

(d) Following the effectiveness of the Benchmark Replacement Rate or the Benchmark Replacement Amendment, if any Benchmark Trigger Event occurs with respect to the Benchmark Replacement Rate or the Alternative Benchmark Rate identified in such Benchmark Replacement Amendment (including, for the avoidance of doubt, any change in or alternative to the Benchmark Replacement Adjustment or any change in or alternative to a compounded or term methodology for calculating such benchmark), then the Administrative Agent and Holdings may enter into an additional Benchmark Replacement Amendment to reflect another Benchmark Replacement Rate without any further action or consent of any other party to this Agreement or to reflect an Alternative Benchmark Rate which amendment, for the avoidance of doubt, shall become effective within five Business Days of the date that notice of such alternate rate of interest is provided to the Lenders, unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders stating that such Required Lenders object to such alternate rate of interest; provided that, with respect to any such additional Benchmark Replacement Amendment to reflect another Benchmark Replacement Rate, such Required Lenders shall (i) not be entitled to object to any such Benchmark Replacement Rate based on SOFR or SONIA contained in such additional Benchmark Replacement Amendment and (ii) only be entitled to object to the Benchmark Replacement Adjustments with respect thereto.

(e) Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent and Holdings shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final U.S. Treasury Regulations or other Internal Revenue Service guidance such that the use of an alternative rate of interest pursuant to this Section 3.04 shall not result in a deemed exchange of any Loans under Section 1001 of the Code.

Section 3.05 Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Term Benchmark Rate or (as the case may be) issuing or participating in Letters of Credit, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.05(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01 and (ii) Excluded Taxes), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy and liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Term Benchmark Rate funds or deposits, additional interest on the unpaid principal amount of each Term Benchmark Rate Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term Benchmark Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower Representative shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such written notice.

(d) For purposes of this Section 3.05, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.06 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term Benchmark Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any Term Benchmark Rate Loan on the date or in the amount notified by the Borrower Representative;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing; or

(d) any mandatory assignment of such Lender’s Term Benchmark Rate Loans pursuant to Section 3.08 on a day other than the last day of the Interest Period for such Loans, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding anticipated profits). The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.07 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.03, 3.04 or 3.05, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests compensation under Section 3.05, or any Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then such Lender or the L/C Issuer, as applicable, will, if requested by the Borrower Representative and at the applicable Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as applicable, in the future and (ii) would not, in the judgment of such Lender or such L/C Issuer, as applicable, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer. The provisions of this clause (b) shall not affect or postpone any Obligations of the applicable Borrower or rights of such Lender pursuant to Section 3.05.

(c) If any Lender requests compensation by any Borrower under Section 3.05, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term Benchmark Rate Loans, or to convert Base Rate Loans into Term SOFR Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) If the obligation of any Lender to make or continue from one Interest Period to another any Term Benchmark Rate Loan, or to convert Base Rate Loans into Term SOFR Rate Loans shall be suspended pursuant to Section 3.07(c) hereof, such Lender’s Term Benchmark Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term Benchmark Rate Loans (or, in the case of an immediate conversion required by Section 3.03, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term Benchmark Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term Benchmark Rate Loans shall remain as Base Rate Loans.

(e) If any Lender gives notice to any Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to the conversion of such Lender’s Term Benchmark Rate Loans pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(f) A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the applicable Borrower hereunder) under comparable syndicated credit facilities.

Section 3.08 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 (other than with respect to Other Taxes) as a result of any condition described in such Sections or any Lender ceases to make Term SOFR Rate Loans, Eurocurrency Rate Loans or RFR Loans as a result of any condition described in Section 3.03 or 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.08) (collectively, a “ Replaceable Lender”), then the Borrower Representative may, on three Business Days’ prior written notice from the Borrower Representative to the Administrative Agent and such Lender (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to the Lenders for consent), either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the applicable Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the applicable Borrower to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than a L/C Issuer), repay all Obligations of the applicable Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a L/C Issuer, repay all obligations of the applicable Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of the applicable Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) deliver any Notes evidencing such Loans to the Borrower Representative or the Administrative Agent (for return to the applicable Borrower). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the applicable Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.08(a), the applicable Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.06.

(b) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as a L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements consistent with the requirements of Section 2.16) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c) In the event that (i) the Borrower Representative or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders or Majority Lenders of the applicable class, as applicable, have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided, that the term “Non-Consenting Lender” shall also include any Lender that (x) rejects (or is deemed to reject) an Extension under Section 2.19, which Extension has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such Extension and (y) does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18. For the avoidance of doubt, (A) if any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the applicable Borrower, pursuant to Section 3.08(a) on or prior to the date that is 6 months after the ~~Fifth~~Sixth Amendment Effective Date in connection with any such waiver, amendment or modification constituting a Repricing Event, the applicable Borrower shall pay such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Initial Term Loans so assigned or prepaid or (B) if any 2021 Term Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its 2021 Term Loans or its 2021 Term Loans are prepaid by the U.S. Borrower, pursuant to Section 3.08(a) on or prior to the second anniversary of the Second Amendment Effective Date, the U.S. Borrower shall pay such Non-Consenting Lender the 2021 Term Loan Prepayment Premium that would otherwise be payable by the U.S. Borrower in connection with a voluntary prepayment thereof.

(d) Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.

Section  3.09 CORRA Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for the purposes of this Section 3.09), if a CORRA Benchmark Transition Event and its related CORRA Benchmark Replacement Date have occurred prior to any setting of the then-current CORRA Benchmark, then (x) if a CORRA Benchmark Replacement is determined in accordance with clause (a) of the definition of “CORRA Benchmark Replacement” for such CORRA Benchmark Replacement Date, such CORRA Benchmark Replacement will replace such CORRA Benchmark for all purposes hereunder and under any Loan Document in respect of such CORRA Benchmark setting and subsequent CORRA Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a CORRA Benchmark Replacement is determined in accordance with clause (b) of the definition of “CORRA Benchmark Replacement” for such CORRA Benchmark Replacement Date, such CORRA Benchmark Replacement will replace such CORRA Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such CORRA Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such CORRA Benchmark Replacement from Lenders comprising the Majority Lenders under the applicable Tranche. If the CORRA Benchmark Replacement is Adjusted Daily Compounded CORRA, all interest payments will be payable on the last day of each Interest Period.

(b) CORRA Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a CORRA Benchmark Replacement, the Administrative Agent will have the right to make CORRA Conforming Changes from time to time (to the extent expressly provided in the definition of “CORRA Conforming Changes”, with the consent of Holdings) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such CORRA Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any CORRA Benchmark Replacement and (ii) the effectiveness of any CORRA Conforming Changes in connection with the use, administration, adoption or implementation of a CORRA Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a CORRA Benchmark pursuant to Section 3.09(d) and (y) the commencement of any CORRA Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.09 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.09.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a CORRA Benchmark Replacement), (i) if the then-current CORRA Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such CORRA Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such CORRA Benchmark has provided a public statement or publication of information announcing that any tenor for such CORRA Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any CORRA Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a CORRA Benchmark (including a CORRA Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a CORRA Benchmark (including a CORRA Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all CORRA Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a CORRA Benchmark Unavailability Period, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans, which are of the type that have a rate of interest determined by reference to the then-current CORRA Benchmark, to be made, converted or continued during any CORRA Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein, and the applicable Borrower shall not have to pay any amounts that would otherwise be due under Section 3.06 with respect to such revocation or conversion (or the applicable Borrower, the Administrative Agent and the applicable Lenders may establish a mutually acceptable alternative rate).

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01 Conditions to the Initial Credit Extension on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent, except as otherwise agreed between the Borrowers and the Administrative Agent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings and its Subsidiaries, giving effect to the Transactions):

(i) executed counterparts of (A) this Agreement from Holdings and the Borrowers, (B) the Holdings Guaranty from Holdings, (C) the U.S. Guaranty from the U.S. Borrower and each U.S. Subsidiary Guarantor, (D) the Canadian Guaranty from each Canadian Guarantor, (E) the Intercompany Subordination Agreement, (F) the ABL Intercreditor Agreement from Holdings, the Borrowers, the Subsidiary Guarantors and the ABL Representative and (G) the Perfection Certificate;

(ii) the U.S. Security Agreement, duly executed by Holdings, the U.S. Borrower and each Subsidiary Guarantor that is a U.S. Subsidiary, together with (subject to the last paragraph of this Section 4.01);

(A) to the extent required to be pledged under the terms of the U.S. Security Agreement, certificates, if any, representing the Equity Interests in the U.S. Borrower and, to the extent received by Holdings after Holdings’ use of commercially reasonable efforts to receive such certificates or otherwise without undue burden or expense, each wholly owned U.S. Subsidiary other than Immaterial Subsidiaries, accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing the Pledged Debt indorsed in blank (or instrument of transfer, as applicable);

(B) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Collateral Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of Holdings, the U.S. Borrower and each Subsidiary Guarantor that is a U.S. Subsidiary created under the U.S. Security Agreement, covering the U.S. Collateral described in the U.S. Security Agreement; and

(C) evidence that all other actions, recordings and filings of or with respect to the U.S. Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby (subject to the Perfection Exceptions) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements);

(iii) the Canadian Security Agreement, duly executed by the Canadian Borrower and each Subsidiary Guarantor that is a Canadian Subsidiary, together with (subject to the last paragraph of this Section 4.01);

(A) to the extent required to be pledged under the terms of the Canadian Security Agreement, certificates, if any, representing the Equity Interests in the Canadian Borrower and, to the extent received after Holdings’ and the Canadian Borrower’s use of commercially reasonable efforts to receive such certificates or otherwise without undue burden or expense, each wholly owned Canadian Subsidiary other than Immaterial Subsidiaries, accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing the Pledged Debt indorsed in blank (or instrument of transfer, as applicable) shall have been delivered to the Collateral Agent;

(B) copies of proper financing statements, filed or duly prepared for filing under the PPSA in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Canadian Borrower and each Subsidiary Guarantor that is a Canadian Subsidiary created under the Canadian Security Agreement, covering the Canadian Collateral described in the Canadian Security Agreement; and

(C) evidence that all other actions, recordings and filings of or with respect to the Canadian Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby (subject to the Perfection Exceptions) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches and PPSA financing change statements);

(iv) (A) an U.S. Intellectual Property Security Agreement, duly executed by Holdings, the U.S. Borrower and each Subsidiary Guarantor that is a U.S. Subsidiary that owns intellectual property that is required to be pledged in accordance with the U.S. Security Agreement, (B) a Canadian Intellectual Property Security Agreement, duly executed by the Canadian Borrower and each Subsidiary Guarantor that is a Canadian Subsidiary that owns intellectual property that is required to be pledged in accordance with the Canadian Security Agreement and (C) the U.S. Security Agreement for Canadian Grantors, duly executed by each Canadian Loan Party, and an U.S. Intellectual Property Security Agreement for Canadian Grantors, duly executed by each Canadian Loan Party that owns intellectual property that is required to be pledged in accordance with the U.S. Security Agreement for Canadian Grantors;

(v) a Note executed by the applicable Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date;

(vi) a Committed Loan Notice and a Letter of Credit Application, if applicable, in each case relating to the initial Credit Extension;

(vii) a solvency certificate executed by the chief financial officer of the U.S. Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit M;

(viii) such customary documents and certifications (including Organization Documents and, if applicable, good standing certificates or certificates of status) as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of the Loan Parties acting as such in connection with this Agreement and the other Loan Documents and (B) that Holdings, each Borrower and each Subsidiary Guarantor is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(ix) an opinion of Latham & Watkins LLP, special New York counsel to Holdings, the Borrowers and the Subsidiary Guarantors, addressed to each Secured Party, in form and substance reasonably satisfactory to the Administrative Agent;

(x) opinions of local counsel for the Borrowers and the Guarantors listed on Schedule 4.01(a)(x) hereto, in form and substance reasonably satisfactory to the Administrative Agent; and

(xi) a certificate of a Responsible Officer of the U.S. Borrower certifying that the conditions set forth in Sections 4.01(b), 4.01(g) and 4.01(h) have been satisfied.

(b) From the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect and there shall not have occurred and be continuing a Seller Material Adverse Effect.

(c) The Arrangers, the Initial Principal Investors and the Administrative Agent shall have received (i) the audited consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity and cash flows of StandardAero Aviation Holdings, Inc., a Delaware corporation (“SAH”), and its Subsidiaries as of and for the fiscal years ended December 31, 2017 and December 31, 2016, and each subsequent fiscal year ended at least 90 days prior to the Closing Date and (ii) the unaudited condensed consolidated balance sheets and the related statements of operations, comprehensive income (loss), stockholder’s equity and cash flows of SAH and its Subsidiaries as of and for (A) the nine-month period ended September 30, 2018, (B) the six-month period ended June 30, 2018, (C) the three-month period ended March 31, 2018 and (D) each subsequent interim fiscal period ended at least 45 days prior to the Closing Date other than any fiscal fourth quarter (in each case, to the extent delivered to the U.S. Borrower pursuant to the terms of the Acquisition Agreement).

(d) The Arrangers, the Initial Principal Investors and the Administrative Agent shall have received a pro forma unaudited combined balance sheet and related pro forma unaudited combined statement of operations of the U.S. Borrower, SAH or a direct or indirect parent of either the U.S. Borrower or SAH and its consolidated subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which historical financial statements of SAH are provided pursuant to Section 4.01(c), prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or as if the Transactions had occurred at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X, or include adjustments for purchase accounting.

(e) Holdings and the U.S. Borrower shall have provided the documentation and other information reasonably requested in writing at least ten Business Days prior to the Closing Date by the Arrangers and the Initial Principal Investors as they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and Canadian Anti-Terrorism Laws, and a Beneficial Ownership Certification, in each case at least three Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree).

(f) (i) The ABL Loan Documents required by the terms of the ABL Credit Agreement shall have been duly executed and delivered by each Loan Party party thereto to the ABL Administrative Agent and shall be in full force and effect and (ii) the Senior Notes Indenture shall have been duly executed and delivered by each U.S. Loan Party party thereto to the Senior Notes Trustee and shall be in full force and effect.

(g) The Acquisition shall have been consummated or, substantially concurrently with the initial borrowing under this Agreement, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate are material and adverse to the Lenders or the Arrangers without the prior consent of the Arrangers (which consent shall not be unreasonably withheld, delayed or conditioned), it being understood that any change to the definition of Company Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Arrangers. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price (or amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Arrangers; provided that (A) any reduction of the purchase price shall be allocated (x) first, to a reduction of the Equity Contribution to the level set forth in the definition of “Transactions”, and (y) second, (I) 65% to a reduction in the amounts of the Term Facility and the Senior Notes on a pro rata basis between them and (II) 35% to a reduction of the Equity Contribution (with the Equity Contribution determined after giving effect to such purchase price decrease and reductions to be no less than the level set forth in the definition of “Transactions”) and (B) any increase in purchase price shall not be funded with indebtedness for borrowed money or disqualified stock of Holdings or any of its Subsidiaries; provided, that in each case the Arrangers shall be deemed to have consented to such modification, amendment, consent or waiver unless they shall object thereto in writing within 3 Business Days of receipt of written notice of such modification, amendment, consent or waiver.

(h) (i) The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects; (ii) Holdings shall have received, or shall substantially concurrently with the initial funding of the Facilities receive, the proceeds from the Equity Contribution; (iii) the Refinancing shall have been, or shall substantially concurrently with the initial funding of the Facilities be, consummated and (iv) the U.S. Borrower shall have received, or shall substantially concurrently with the initial funding of the Facilities receive, the proceeds from the Senior Notes.

(i) All fees and closing payments required to be paid on the Closing Date pursuant to the Fee and Closing Payment Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to any other written agreement with the Arrangers or the Initial Principal Investors, to the extent invoiced at least five Business Days prior to the Closing Date (or such later date as the Borrower Representative may reasonably agree) shall, upon the initial borrowing hereunder, have been paid (which amounts may be offset against the proceeds of the Initial Term Loans).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to (a) the execution and delivery (i) by Holdings, the U.S. Borrower and the Subsidiary Guarantors that are U.S. Subsidiaries of the U.S. Security Agreement and the U.S. Intellectual Property Security Agreement, (ii) by the Canadian Borrower and the Subsidiary Guarantors that are Canadian Subsidiaries of the Canadian Security Agreement and the Canadian Intellectual Property Security Agreement and (iii) by the Canadian Loan Parties of the U.S. Security Agreement for Canadian Grantors and the U.S. Intellectual Property Security Agreement for Canadian Grantors and (b) Filing Collateral or Stock Certificates (each as defined below), to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the Closing Date after Holdings’, the U.S. Borrower’s and the Canadian Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be perfected after the Closing Date in accordance with Section 6.16; provided that Holdings and the U.S. Borrower and the Canadian Borrower shall have delivered all Stock Certificates (with respect to the Company and its Subsidiaries, to the extent received from the Company after Holdings’, the U.S. Borrower’s and the Canadian Borrower’s use of commercially reasonable efforts to receive such certificates or otherwise without undue burden or expense). For purposes of this paragraph, “Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC or PPSA financing statement. “Stock Certificates” means certificates representing Capital Stock of the U.S. Borrower, the Canadian Borrower and the wholly owned U.S. Subsidiaries or wholly owned Canadian Subsidiaries of the Loan Parties (other than Immaterial Subsidiaries) (provided that Holdings, the U.S. Borrower and the Canadian Borrower shall not be required to deliver Stock Certificates constituting Excluded Property) for which a security interest can be perfected by delivering such certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than on the Closing Date, other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Benchmark Rate Loans or RFR Loans) is subject to the following conditions precedent:

(a) Subject in the case of any Borrowing in connection with a New Loan Commitment or Incremental Equivalent Debt to the provisions in Section 1.02(i), the representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) Subject in the case of any Borrowing in connection with a New Loan Commitment or Incremental Equivalent Debt to the provisions in Section 1.02(i), no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Rate Loans or RFR Loans) submitted by the Borrower Representative or any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each of Holdings (solely with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.08, 5.12, 5.13, 5.14, 5.18, 5.19 and 5.20) and the Borrowers represents and warrants, in each case after giving effect to the Transactions, to the Administrative Agent, Collateral Agent and the Lenders on the Closing Date and on each other date thereafter on which a Credit Extension is made, that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (subject, in the case of clause (c), to the Legal Reservations and Section 5.03) (a) is a Person duly organized, formed or incorporated, amalgamated or continued, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i), (b)(ii) (other than with respect to the Borrowers), (c) and (d), to the extent that any failure to be so or to have such could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents or (b) violate any Law; except in each case to the extent that such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents, except for (w)(1) with respect to Holdings, the U.S. Borrower and Subsidiary Guarantors that are U.S. Subsidiaries, filings and registrations necessary to perfect the Liens on the Collateral granted thereby consisting of UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages and (2) with respect to the Canadian Borrower and Subsidiary Guarantors that are Canadian Subsidiaries, filings and registrations necessary to perfect the Liens on the Collateral granted thereby consisting of PPSA financing statements and filings in the Canadian Intellectual Property Office and Mortgages (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party (to the extent such concept is applicable in the relevant jurisdiction and subject, in each case, to the Legal Reservations and Section 5.03) that is party thereto. Subject to the Legal Reservations, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The audited consolidated financial statements of the U.S. Borrower (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries most recently delivered pursuant to Section 6.01(a) fairly present in all material respects the consolidated financial condition of the U.S. Borrower (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of the U.S. Borrower (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries most recently delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the U.S. Borrower (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the U.S. Borrower (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries most recently delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that no assurance can be given that any particular projections will be realized, actual results may vary from such forecasts and that such variations may be material.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the U.S. Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Borrower Party, or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

Section 5.07 Use of Proceeds. The Borrowers (a) will only use the proceeds of the Initial Term Loans made on the Closing Date to finance the Transactions and pay Transaction Costs (including paying any fees, commissions and expenses associated therewith); and (b) will only use (1) the proceeds of the Revolving Credit Loans made on the Closing Date to (A) finance any upfront fees or original issue discount required to be funded on the Closing Date as a result of the “market flex” provisions of the Fee and Closing Payment Letter and (B) in an additional aggregate amount of up to $50,000,000, to finance the working capital needs of the Borrower Parties, for general corporate purposes of the Borrower Parties (including acquisitions and other Investments permitted hereunder) and/or for any other purpose not prohibited by this Agreement and (2) the Letters of Credit issued on the Closing Date in replacement of, or as a backstop for, letters of credit of the U.S. Borrower or the Subsidiaries outstanding on the Closing Date; (c) will use the Letters of Credit issued and the proceeds of all other Borrowings made after the Closing Date to finance the working capital needs of the Borrower Parties, for general corporate purposes of the Borrower Parties (including acquisitions and other Investments permitted hereunder) and/or for any other purpose not prohibited by this Agreement; (d) will use the proceeds of the 2021 Term Loans only as permitted under the Second Amendment; ~~and~~ (e) will use the proceeds of the 2023 Specified Refinancing Term Loans and the 2023 Incremental Term B-1 Loans only as permitted under the Fifth Amendment; and (f) will use the proceeds of the 2024 Specified Refinancing Term Loans and the 2024 Incremental Term B-1 Loans only as permitted under the Sixth Amendment.

Section 5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of the Restricted Subsidiaries has fee simple or other comparable valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.02, except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any real property necessary for the ordinary conduct of the U.S. Borrower’s business, taken as a whole.

(b) Set forth on Schedule 5.08 hereto is a complete and accurate list, in all material respects, of all Material Real Property owned by any Loan Party as of the Closing Date, showing as of the Closing Date, the street address (to the extent available), county or other relevant jurisdiction, state and record owner. As of the Closing Date, no Loan Party owns any Material Real Property except as listed on Schedule 5.08.

Section 5.09 Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Borrower Parties and their respective operations and properties are in compliance with all applicable Environmental Laws and Environmental Permits and none of the Borrower Parties are subject to any Environmental Liability.

(b) (i) None of the properties currently or, to the knowledge of the U.S. Borrower, formerly owned or operated by any Borrower Party is listed or, to the knowledge of the U.S. Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial or local list, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Borrower Party requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) Hazardous Materials have not been Released and there exists no threat of Release of Hazardous Materials on any property currently or, to the knowledge of the U.S. Borrower, formerly owned or operated by any Borrower Party, except for such Releases or threats of Releases that were in compliance with, or would not reasonably be expected to give rise to liability of any Borrower Party under any Environmental Law.

(c) None of the Borrower Parties is undertaking, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d) All Hazardous Materials Released, generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the U.S. Borrower, formerly owned or operated by any Borrower Party have been disposed of in a manner not reasonably expected to result in liability to any Borrower Party.

(e) None of the Borrower Parties has received notice of or is subject to any claim, action, proceeding or suit with respect to any actual or alleged Environmental Liability.

Section 5.10 Taxes. The Borrower Parties have filed or have caused to be filed all Tax returns and reports required to be filed, and have paid all Taxes (including in their capacity as withholding agents) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of the U.S. Borrower or any of its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject any Borrower Party, directly or indirectly, to any tax or civil penalty.

(c) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(d) (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) there exists no Unfunded Pension Liability, (iv) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (vi) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (vii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (viii) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (viii) of this Section 5.11(d), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Plan have been timely made, (iii) neither the U.S. Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Plan and (iv) there are no aggregate unfunded liabilities with respect to Foreign Plans and the present value of the aggregate benefit liabilities of all Foreign Plans did not, as of the last annual valuation date applicable thereto, exceed the assets of all such Foreign Plans.

Section 5.12 Subsidiaries; Capital Stock. As of the Closing Date, after giving effect to the Transactions, there are no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Capital Stock in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except for Permitted Liens.

Section 5.13 Margin Regulations; Investment Company Act.

(a) None of the Loan Parties is engaged, nor will any such Loan Party engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB. No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; provided that this sentence shall not be included in any representation or warranty in connection with the establishment of any New Loan Commitments or the incurrence of New Term Loans unless otherwise agreed by the applicable Borrower and the applicable lenders under any such facility.

(b) None of the Loan Parties is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material. As of the Closing Date, in relation to the Initial Term Loans incurred by the Borrowers on such date, the information included in the Beneficial Ownership Certification, if applicable, is, to the knowledge of the U.S. Borrower, true and correct in all respects.

Section 5.15 Compliance with Laws. Each Borrower Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Intellectual Property; Licenses, Etc. To the knowledge of the U.S. Borrower, each Borrower and each Subsidiary Guarantor owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and provided that the foregoing shall not deem to constitute a representation that the Borrowers and the Subsidiary Guarantors do not infringe or violate the IP Rights held by any other Person. Set forth on Schedule 5.16 is a complete and accurate list of all material registrations or applications for registration in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office of patents, trademarks, copyrights and industrial designs owned or, in the case of copyrights, exclusively licensed by the Borrowers and Subsidiary Guarantors as of the Closing Date. To the knowledge of the U.S. Borrower, the conduct of the business of the Borrowers or Subsidiary Guarantors as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no claim or litigation alleging any such infringement or violation is pending or, to the knowledge of the U.S. Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.17 Solvency. On the Closing Date, after giving effect to the Transactions, the U.S. Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18 Perfection, Etc. Subject to the Legal Reservations and Section 5.03, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in the appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable Canadian jurisdiction) of each Loan Party’s jurisdiction of organization or formation (with respect to each Loan Party that is a Canadian Subsidiary, in each jurisdiction where the chief executive office (or registered office in the case of any Canadian Subsidiary that is a federal corporation) of such Canadian Loan Party is located and where tangible personal property Collateral with a Fair Market Value in excess of $7,500,000 in the aggregate is located) and applicable documents are filed and recorded as applicable in the United States Copyright Office, the United States Patent and Trademark Office or the Canadian Intellectual Property Office, (b) when all applicable and necessary filings, registrations and/or recordings in the appropriate form are made, filed, registered or recorded, as applicable, with the FAA (or a comparable office in Canada or any applicable Canadian jurisdiction) and on the International Registry and (c) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected Liens and, solely with respect to Equity Interests (other than with respect to Equity Interests of any Person that is an “Excluded Subsidiary”), fully perfected first priority Liens, in each case, so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.19 Sanctions; OFAC.

(a) Sanctions Laws and Regulations. Each of Holdings and the Borrowers and each of their respective Subsidiaries is (i) in compliance with applicable Sanctions Laws and Regulations and (ii) in compliance, in all material respects, with applicable anti-money laundering laws and regulations. No Borrowing or Letter of Credit, or use of proceeds therefrom, will violate or result in the violation of any Sanctions Laws and Regulations by any party hereto.

(b) OFAC. None of (I) Holdings, any Borrower or any other Loan Party and (II) the Restricted Subsidiaries that are not Loan Parties or any director, officer or, to the knowledge of Holdings and the Borrowers, manager, agent or employee of Holdings, any Borrower or any of their respective Restricted Subsidiaries, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a Sanctioned Person. The Borrowers will not directly or indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any Person, (x) for the purpose of financing activities or transactions of or with any Sanctioned Person, or dealings or investments in or with any Sanctioned Country, in violation of Sanctions Laws and Regulations, or (y) in any manner that would constitute or give rise to a violation of Sanctions Laws and Regulations by any party hereto.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require any Loan Party that is registered or existing under the laws of Canada or a province or territory thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.

Section 5.20 Anti-Corruption Laws. No part of the proceeds of any Loan will, directly or, to the knowledge of U.S. Borrower, indirectly, be used for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) or any other similar law relating to corruption or bribery that applies to any Loan Party or any of its Subsidiaries (the “Anti-Corruption Laws”). The Borrowers have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Borrowers, their respective Subsidiaries and their respective officers, directors and, to the knowledge of the U.S. Borrower, employees and agents are in compliance in all material respects with Anti-Corruption Laws.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), (A) the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to and (B) with respect to Section 6.14, Holdings shall:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) within 120 days (or 150 days with respect to the fiscal year ending December 31, 2019) after the end of each fiscal year of the U.S. Borrower, a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case, starting with the fiscal year ending December 31, 2020, in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities, the ABL Facility or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered, (ii) any actual or potential inability to satisfy a financial maintenance covenant, including the Financial Covenant, on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), together with a customary management’s discussion and analysis of financial information in a form consistent with that provided to the Sponsor or a form consistent with that provided to the Existing Credit Agreement Agent under the Existing Term Loan Credit Agreement;

(b) within 60 days (or (i) 105 days with respect to the fiscal quarter ending March 31, 2019 or (ii) 90 days with respect to the two fiscal quarters thereafter for which quarterly financial statements are required to be delivered pursuant to this Section 6.01(b)) after the end of each of the first three fiscal quarters of each fiscal year of the U.S. Borrower, a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case, starting with the fiscal quarter ending June 30, 2020, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the U.S. Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information in a form consistent with that provided to the Sponsor or a form consistent with that provided to the Existing Credit Agreement Agent under the Existing Term Loan Credit Agreement;

(c) within 120 days (or 150 days with respect to the fiscal year ending December 31, 2019) after the end of each fiscal year, commencing with the fiscal year ending December 31, 2019, to be distributed only to each Lender that has selected the “Private Side Information” or similar designation, reasonably detailed forecasts prepared by management of the U.S. Borrower (including projected consolidated balance sheets, income statements, Consolidated EBITDA and cash flow statements of the U.S. Borrower and its Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof; provided that delivery of such forecasts pursuant to this Section 6.01(c) shall only be required hereunder prior to an initial public offering of the Capital Stock of the U.S. Borrower, Holdings or any Parent Holding Company; and

(d) concurrently with the delivery of any financial statements pursuant to Sections 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, (A) the obligations in clauses (a), (b) and (c) of this Section 6.01 may be satisfied by furnishing, at the Borrower Representative’s option, the applicable financial statements or, as applicable, forecasts of (I) any successor of the U.S. Borrower, (II) any Wholly Owned Restricted Subsidiary of the U.S. Borrower that, together with its combined and consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the U.S. Borrower and its combined and consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (III) Holdings or any Parent Holding Company; provided that to the extent such information relates to a Qualified Reporting Subsidiary, Holdings or a Parent Holding Company, such information is accompanied by customary consolidating information that explains in reasonable detail the material differences between the information relating to such Qualified Reporting Subsidiary, Holdings or any Parent Holding Company, on the one hand, and the information relating to the U.S. Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, (B) (i) in the event that the U.S. Borrower (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) delivers to the Administrative Agent an Annual Report on Form 10-K for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (a) above, such Form 10-K shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than any such qualification, exception or explanatory paragraph expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the U.S. Borrower (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (b) above, such Form 10-Q shall satisfy all requirements of clause (b) of this Section 6.01 with respect to such fiscal quarter to the extent that it contains the information required by such clause (b), (C) any financial statements required to be delivered pursuant to Section 6.01(a) and 6.01(b) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transactions permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements, and (D) following the consummation of an acquisition in the applicable period or the period thereafter, the obligations in clauses (a) and (b) of this Section 6.01 with respect to the target of such acquisition may be satisfied by, at the option of the U.S. Borrower, (A) furnishing management accounts for the target of such acquisition or (B) omitting the target of such acquisition from the required financial statements of Holdings and its Subsidiaries for the applicable period and the period thereafter.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) no later than five days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b) or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the last paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), which Compliance Certificate, if delivered with the financial statements referred to in Section 6.01(a), shall include a certification that there has been no change to the information in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or (d) of such certification delivered pursuant to Section 4.01(e) or, if applicable, since the date of the most recent certificate delivered pursuant to this Section 6.02(a) or if there have been any such changes, a list in reasonable detail of such changes (but, in each case, only to the extent such changes would result in a change to the list of beneficial owners identified in any such certification);

(b) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the U.S. Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt securities or loans of any Loan Party or of any of its Subsidiaries (other than (i) any immaterial correspondence in the ordinary course of business or (ii) any regularly required monthly, quarterly or annual certificates or notices specific to the nature of a specific facility or the internal requirements of the specific debtholders under such facility (e.g., borrowing base certificates, monthly financial statements, etc.)), in each case pursuant to the terms of the ABL Credit Agreement, the Senior Notes Indenture or any other Junior Financing in a principal amount greater than $150,000,000 and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(e) promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against any Loan Party or any of its Subsidiaries, or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, in each case that would reasonably be expected to have a Material Adverse Effect;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), a report supplementing Schedule 5.12 hereto to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of such Compliance Certificate; and

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary thereof as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) or (d) or Section 6.02(b) or (c) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the U.S. Borrower’s (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the

Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Administrative Agent. The Administrative Agent shall have no responsibility to monitor compliance by any Borrower, and each Lender shall be solely responsible for timely accessing posted documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who wish only to receive information that (i) is publicly available, (ii) is not material with respect to the Borrowers or their respective securities for purposes of applicable foreign, United States federal and state securities laws with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities or (iii) constitutes information of a type that would be publicly available if any Borrower was a public reporting company (as determined by the Borrower Representative in good faith) (such information, “Public Side Information”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” or “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC SIDE” or “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE” or “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Borrower Materials as only containing Public Side Information (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” or “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Borrower Materials that are not marked “PUBLIC SIDE” or “PUBLIC” shall be deemed to contain material non-public information (within the meaning of United States federal and state securities laws) and shall not be suitable for posting on a portion of the Platform designated “Public Side Information”. Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(a) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information”.

Section 6.03 Notices. Promptly, after a Responsible Officer of any Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default (it being understood that any delivery of a notice of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice); provided, that a notice of Default shall be delivered within 30 days of such Default and no such notice shall be required if the Default shall have been cured within 30 days after its occurrence;

(b) of the institution of any material litigation not previously disclosed by any Borrower to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect; and

(d) of the occurrence of any Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the Borrower Representative has taken and proposes to take with respect thereto.

Section 6.04 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by any Borrower Party; except to the extent the failure to pay, discharge or satisfy the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, any Borrower Party of any registered copyrights, patents, trademarks, trade names and service marks that such Borrower Party reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the U.S. Borrower believes (in the good faith judgment of the management of the U.S. Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the U.S. Borrower believes (in the good faith judgment of management of the U.S. Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower Parties. Subject to Section 6.16, the Borrowers shall use commercially reasonable efforts to ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by Holdings, each Borrower and each Subsidiary Guarantor and the

Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee and mortgagee with respect to the property insurance maintained by Holdings, each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the applicable Borrower or applicable Subsidiary Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the applicable Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the U.S. Borrower and its Subsidiaries, and (C) the Collateral Agent agrees that the U.S. Borrower and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance. Notwithstanding anything to the contrary herein, with respect to Canadian Subsidiaries and Collateral located outside of the United States, the requirements of this Section 6.07 shall be deemed satisfied if the U.S. Borrower obtains insurance policies that are customary and appropriate for the applicable jurisdiction and for the avoidance of doubt there shall be no obligation to ensure that the Collateral Agent or the Secured Parties are named as an additional insured or named as loss payee.

Section 6.08 Compliance with Laws. Comply with all applicable Laws (including, without limitation, ERISA, the PATRIOT Act, Anti-Corruption Laws and Canadian Anti-Terrorism Laws) in all material respects and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the U.S. Borrower or, if applicable, Holdings or such Restricted Subsidiary, as the case may be (it being understood and agreed that Non-U.S. Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 6.10 Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which any Borrower Party is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the U.S. Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the U.S. Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the U.S. Borrower’s expense; provided further, that when an Event of Default is continuing the Administrative Agent (or any of its respective representatives) may do any of the foregoing at the expense of the U.S. Borrower at any time and from time to time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the U.S. Borrower the opportunity to participate in any discussions with the U.S. Borrower’s accountants. Notwithstanding anything to the contrary in this Section 6.10, no Borrower Party will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11 Use of Proceeds. The Borrowers will use the Letters of Credit and the proceeds of the Loans only as provided in Sections 5.07, 5.13(a), 5.19 and 5.20.

Section 6.12 Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition of any new U.S. Subsidiary or Canadian Subsidiary that is a Wholly Owned Subsidiary by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary (including a Controlled Non-U.S. Subsidiary or a FSHCO ceasing to be an Excluded Subsidiary) shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any property (other than Excluded Property and real property that is not Material Real Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the U.S. Borrower shall, at the U.S. Borrower’s expense:

(a) in connection with such formation or acquisition of a U.S. Subsidiary or a Canadian Subsidiary, within 90 days after such formation or acquisition or such longer period as the Collateral Agent may agree in its reasonable discretion, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Collateral Agent and the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, (1) for U.S. Subsidiaries that are Wholly Owned Subsidiaries, guaranteeing the Obligations and a joinder or supplement to the applicable Collateral Documents and (2) for Canadian Subsidiaries that are Wholly Owned Subsidiaries, guaranteeing the Canadian Obligations and a joinder or supplement to the applicable Collateral Documents and (B) (if not already so delivered) deliver certificates (or the foreign equivalent thereof, as applicable) representing the Pledged Interests of each such Subsidiary (if any) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing by such Subsidiary to any Loan Party indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement; provided that any Excluded Property shall not be required to be pledged as Collateral,

(b) within 90 days after such formation or acquisition of any such property or any request therefor by the Collateral Agent (or such longer period, as the Collateral Agent may agree in its reasonable discretion) duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Collateral Agent one or more Mortgages (and other documentation and instruments referred to in Section 6.14) (with respect to Material Real Properties only; provided that the U.S. Borrower shall have 120 days after any such formation, acquisition or request to record Mortgages), Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent, to the extent applicable, with the Security Agreement, the Intellectual Property Security Agreement, the Mortgages and the other Collateral Documents (and Section 6.14)), securing payment of (1) for U.S. Loan Parties, all the Obligations and (2) for Canadian Loan Parties, all the Canadian Obligations (provided that to the extent any property to be subject to a Mortgage is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of the Fair Market Value of such property subject thereto and shall not secure the Obligations in respect of Letters of Credit or the Revolving Credit Facility in those states that impose a mortgage tax on paydowns or re-advances applicable thereto) of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all such properties or property; provided that such properties or property shall not be required to be pledged as Collateral, and no Security Agreement Supplements, Intellectual Property Security Agreement Supplements or other Collateral Documents shall be required to be delivered in respect thereof, to the extent that any such properties or property constitute Excluded Property,

(c) within 90 days after such request, formation or acquisition, or such longer period, as the Collateral Agent may agree in its reasonable discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary and each applicable Loan Party to take, whatever action (including the recording of Mortgages (with respect to Material Real Properties only; provided that the U.S. Borrower shall have 120 days after any such request to record Mortgages), the filing of UCC and/or PPSA financing statements, as applicable, the giving of notices and delivery of stock and membership interest certificates or foreign equivalents representing the applicable Capital Stock) as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it), subject to the Legal Reservations and Section 5.03, valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, supplements to other Collateral Documents and security agreements delivered pursuant to this Section 6.12, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms,

(d) within 90 days after the request of the Collateral Agent, or such longer period as the Collateral Agent may agree in its reasonable discretion, deliver to the Collateral Agent, Organization Documents, resolutions and a signed copy of one or more customary opinions, addressed to the Collateral Agent for the benefit of the Secured Parties, of counsel for the Loan Parties (or the Collateral Agent, as applicable) reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions (limited, in the case of any opinions of local counsel to Loan Parties constituting material Subsidiary Guarantors in jurisdictions in which any Mortgaged Property is located, to opinions relating to Material Real Property (and any other Mortgaged Properties located in the same jurisdiction as any such Material Real Property); provided that the U.S. Borrower shall have 120 days after any such request to deliver to Collateral Agent for the benefit of the Secured Parties local counsel real estate opinions relating to Mortgages or Mortgaged Properties),

(e) within 120 days after the request of the Collateral Agent, or such longer period as the Collateral Agent may agree in its reasonable discretion, deliver to the Collateral Agent with respect to each Material Real Property that is the subject of such request and subject to a Mortgage, the following:

(1) an ALTA policy or policies of title insurance (or marked up unconditional commitments or pro formas for such insurance) or similar customary policies in non-U.S. jurisdictions in an amount equal to the then Fair Market Value of such Mortgaged Property and fixtures, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such endorsements as the Collateral Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates,

(2) to the extent applicable, a completed standard “life of loan” flood hazard determination form,

(3) together with each Mortgage, evidence that each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized representative of each party thereto on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent; provided that to the extent any property to be subject to a Mortgage is located in a jurisdiction that imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of the Fair Market Value of such property subject thereto and shall not secure the Obligations in respect of Letters of Credit or the Revolving Credit Facility in those states that impose a mortgage tax on pay-downs or re-advances applicable thereto; and

(4) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer, intangibles, documentary and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings (which shall only be required if the applicable Mortgage cannot serve as a fixture filing in the applicable jurisdiction) in appropriate county land office(s),

(f) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, Collateral Documents and security agreements, in each case, with respect to guaranteeing and/or securing Obligations and/or Canadian Obligations consistent with the terms hereof, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions.

For the avoidance of doubt, nothing in this Section 6.12 or in Section 6.14 shall be deemed to require any Borrower Party to grant security interests or take steps with respect to perfection thereof to the extent such steps are not required in the Collateral Documents for the applicable jurisdiction entered into on the Closing Date (or after the Closing Date in accordance with Section 6.16).

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take commercially reasonable efforts to cause all lessees operating or occupying its properties to comply with all Environmental Laws and Environmental Permits; (b) obtain, maintain and renew all applicable Environmental Permits necessary for its operations and properties; and (c) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of applicable Environmental Laws; provided, however, that no Borrower Party shall be required to undertake any such cleanup, removal, remedial, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.14 Further Assurances. Promptly upon request by the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents. Notwithstanding anything to the contrary in any Loan Documents, neither any Borrower nor any other Loan Party shall be required to make any filings or take any other actions to perfect, evidence or create the Lien on and security interest in any intellectual property except for filings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under applicable anti-money-laundering laws, Canadian Anti-Terrorism Laws, the PATRIOT Act and the Beneficial Ownership Regulation.

Section 6.15 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (i) a public corporate family rating of the U.S. Borrower and a rating of the Facilities, in each case from Moody’s, and (ii) a public corporate credit rating of the U.S. Borrower and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the U.S. Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 6.16 Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16 hereto.

Section 6.17 No Change in Line of Business. Not engage in any material lines of business substantially different from those lines of business conducted by the Borrower Parties on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.18 Transactions with Affiliates.

(a) Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any Borrower involving aggregate consideration in excess of $40,000,000 (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the relevant Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by such Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis (as determined in good faith by the senior management or the Board of Directors of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $185,000,000, the U.S. Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company, approving such Affiliate Transaction, together with a certificate signed by a Responsible Officer of the U.S. Borrower certifying that the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company determined or resolved that such Affiliate Transaction complies with Section 6.18(a)(i).

(b) The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the U.S. Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the U.S. Borrower, Holdings or any Parent Holding Company; provided that such entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the U.S. Borrower) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by Section 7.05 and (b) Permitted Investments (other than Permitted Investments under clause (13) of the definition thereof);

(3) transactions in which the U.S. Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the U.S. Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.18(a)(i);

(4) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(5) any agreement or arrangement as in effect as of the Closing Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement or arrangement is not materially disadvantageous (as determined in good faith by the senior management or the Board of Directors of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(6) the Management Agreement or any transaction or payments (including reimbursement of out-of-pocket expenses or payments under any indemnity obligations) contemplated thereby;

(7) the existence of, or the performance by the U.S. Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date or in connection with the Transactions or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the U.S. Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date or entered into in connection with the Transactions;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the U.S. Borrower and its Restricted Subsidiaries or are on terms at least as favorable (as determined in good faith by the senior management or the Board of Directors of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction effected as part of a Qualified Receivables Financing or a Qualified Receivables Factoring;

(10) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the U.S. Borrower;

(11) payments by the U.S. Borrower or any of its Restricted Subsidiaries to or on behalf of any Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor or (y) approved by a majority of the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company in good faith or a majority of the disinterested members of the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company in good faith;

(12) any contribution to the capital of the U.S. Borrower (other than Disqualified Stock) or any investments by the Sponsor or a direct or indirect parent of the U.S. Borrower in Equity Interests (other than Disqualified Stock) of the U.S. Borrower (and payment of reasonable out-of-pocket expenses incurred by the Sponsor or a direct or indirect parent of the U.S. Borrower in connection therewith);

(13) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the U.S. Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the U.S. Borrower or any of its Subsidiaries (other than the U.S. Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(14) transactions between the U.S. Borrower or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director who is also a director of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower; provided, however, that such director abstains from voting as a director of the U.S. Borrower or such direct or indirect parent of the U.S. Borrower, as the case may be, on any matter involving such other Person;

(15) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by clause (13), (14)(a) or (14)(e) of the second paragraph under Section 7.05;

(16) transactions to effect the Transactions or the Permitted Canadian Transaction, as applicable, and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions (including the Transaction Costs) or the Permitted Canadian Transaction, as applicable;

(17) pledges of Equity Interests of Unrestricted Subsidiaries;

(18) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the U.S. Borrower, Holdings or any Parent Holding Company or of a Restricted Subsidiary, as appropriate, in good faith;

(19) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the U.S. Borrower or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the U.S. Borrower or any of its Restricted Subsidiaries (or of any direct or indirect parent of the U.S. Borrower to the extent such agreements or arrangements are in respect of services performed for the U.S. Borrower or any of the Restricted Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the U.S. Borrower or any of its Restricted Subsidiaries or of any direct or indirect parent of the U.S. Borrower and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the U.S. Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the U.S. Borrower (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the U.S. Borrower or of a Restricted Subsidiary or any direct or indirect parent of the U.S. Borrower;

(20) investments by Affiliates in Indebtedness or Preferred Stock of the U.S. Borrower or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Preferred Stock, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Preferred Stock of the U.S. Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(21) the existence of, or the performance by the U.S. Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement or shareholder’s agreement to which they are a party or become a party in the future;

(22) investments by the Sponsor or a direct or indirect parent of the U.S. Borrower in securities of the U.S. Borrower or debt securities or Preferred Stock of any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor or a direct or indirect parent of the U.S. Borrower in connection therewith);

(23) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(24) any lease entered into between the U.S. Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the U.S. Borrower, as lessor, in the ordinary course of business;

(25) (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business;

(26) transactions pursuant to, and complying with, Section 7.01 (to the extent such transaction complies with Section 6.18(a)) or Section 7.03; or

(27) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the U.S. Borrower and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

Section 6.19 Lender Conference Calls. At the reasonable request of the Administrative Agent, after the date of delivery of the financial information required pursuant to Section 6.01(a), the U.S. Borrower will hold and participate in an annual conference call or teleconference at a time selected by the U.S. Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year of the U.S. Borrower and its Restricted Subsidiaries.

Section 6.20 Aircraft Mortgages. In the event that any Loan Party acquires any Engine and such interest in such Engine (x) has not otherwise been made subject to a perfected Lien of the Collateral Documents in favor of the Collateral Agent and (y) shall be made subject to a perfected Lien of the ABL Representative either as required by the ABL Loan Documents or in such Loan Party’s discretion, then, in each case, the applicable Loan Party shall promptly notify the Collateral Agent of such acquisition. The Loan Parties shall, within 90 days following such acquisition (or such longer period as the Collateral Agent may reasonably agree), subject to the Perfection Exceptions, cause to be executed and delivered, Aircraft Mortgages or Aircraft Mortgage Supplements in respect of such Engines to create in favor of the Collateral Agent, a valid and, subject to any filing and/or recording referred to herein, perfected, first-priority security interest in such Engines (subject only to Permitted Liens) and, corresponding filings, registrations and/or recordations with the International Registry and, if applicable, the FAA; provided that such properties or property shall not be required to be pledged as Collateral, and no Aircraft Mortgage or Aircraft Mortgage Supplements or other Collateral Documents shall be required to be delivered in respect thereof, to the extent that any such properties or property constitute Excluded Property. To the extent that (A) the Collateral Agent’s consent is required for any such registration, or (B) the Collateral Agent is required to initiate any such registration, the Collateral Agent shall cause such consent or such initiation of such registration to be effected at the request of the applicable Loan Party, and no Loan Party shall be in breach of this section should the Collateral Agent fail to do so in a proper fashion. Each Loan Party shall be relieved of taking the actions specified in this paragraph if and to the extent that such Engine is not qualified for registration under 49 U.S.C. § 44108 or comparable Canadian applicable Law or the Cape Town Convention to establish the validity of any such Aircraft Mortgage or Aircraft Mortgage Supplement against a Person that does not have actual notice of the same, or that registration at the International Registry of the International Interest created by any such Aircraft Mortgage or Aircraft Mortgage Supplement constitutes such actual notice for purposes of such statute or applicable Law or to the extent that such property will not be made subject to a perfected Lien of the ABL Representative either as required by the ABL Loan Documents or in such Loan Party’s discretion.

Each Loan Party hereby authorizes the Collateral Agent to file filings with the office of the FAA in Oklahoma City, Oklahoma maintained for the recording of Liens on aircraft and aircraft engines pursuant to the FAA Act (the “FAA Registry”) and the International Registry for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Loan Party under any Loan Document, without the signature of such Loan Party, and naming such Loan Party, as debtor, and the Collateral Agent, as secured party. The Loan Parties agree to take all actions reasonably requested by the Collateral Agent in connection with such filings, including consenting to the filings at the FAA Registry and the International Registry and registering as a “Transacting User Entity” at the International Registry.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), (A) except with respect to Section 7.09, the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly and (B) with respect to Section 7.09, Holdings shall not:

Section 7.01 Indebtedness. Directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and the U.S. Borrower will not permit any of its Restricted Subsidiaries that are not U.S. Loan Parties to issue any shares of Preferred Stock; provided, however, that the U.S. Borrower and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is not a U.S. Loan Party may issue shares of Preferred Stock, in each case, if (x)(1) the Fixed Charge Coverage Ratio for the U.S. Borrower, as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, is greater than or equal to 2.00 to 1.00, or (2) the Consolidated Total Net Leverage Ratio for the U.S. Borrower, as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, is less than or equal to 6.50 to 1.00, in each case, determined on a Pro Forma Basis, and (y) such Indebtedness, Disqualified Stock or Preferred Stock (1) other than with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt and Ratio Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, has a Stated Maturity that is no earlier than the Latest Maturity Date, (2) has a Weighted Average Life to Maturity at the time such Indebtedness is Incurred that is not less than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans; provided, that Ratio Debt in the form of Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket at the time of Incurrence may have a Weighted Average Life to Maturity shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (3) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Latest Maturity Date applicable to the Revolving Credit Facility and (4) shall for purposes of mandatory prepayments not be treated more favorably than the existing Term Loans (such Indebtedness Incurred and Disqualified Stock and Preferred Stock issued, “Ratio Debt”); provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) Incurred and Disqualified Stock or Preferred Stock issued pursuant to the foregoing by Restricted Subsidiaries that are not U.S. Loan Parties (together with the aggregate amount of Indebtedness that may be incurred or assumed and Disqualified Stock or Preferred Stock that may be issued pursuant to clause (o) of the second paragraph of this Section 7.01 by any Restricted Subsidiaries that are not U.S. Loan Parties) shall not exceed the greater of (x) $200,000,000 and (y) 45.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, on a Pro Forma Basis (including pro forma application of the proceeds therefrom).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) (x) Indebtedness arising under the Loan Documents including any refinancing thereof in accordance with Section 2.18, (y) Indebtedness of the U.S. Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (z) Indebtedness of the U.S. Loan Parties evidenced by Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(b) (x) the Incurrence by Holdings, the U.S. Borrower and the U.S. Subsidiary Guarantors of (1) Indebtedness represented by the Senior Notes and the Guarantees thereof, as applicable, and (2) interest paid on the Senior Notes in the form of additional Indebtedness under the Senior Notes Indenture, to the extent such payment would have been permitted pursuant to the terms of the Senior Notes Indenture as in effect on the Closing Date, and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that, if and for so long as all of the Obligations (including the U.S. Obligations) are Guaranteed by all of the Loan Parties (including the Canadian Loan Parties) and secured by all of the Collateral (including the Canadian Collateral) pursuant to the Loan Documents, then all of the Loan Parties may Guarantee the Indebtedness Incurred under this clause (b)(x); and (y) Indebtedness Incurred under the ABL Credit Agreement by Holdings, the Borrowers and the Subsidiary Guarantors consisting of Permitted ABL Debt, and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(c) Indebtedness and Disqualified Stock of the U.S. Borrower and its Restricted Subsidiaries and Preferred Stock of its Restricted Subsidiaries (other than Indebtedness described in clause (a) or (b) above) that is existing on the Fifth Amendment Effective Date and listed on Schedule 7.01 and for the avoidance of doubt, including all Capitalized Lease Obligations existing on the Fifth Amendment Effective Date listed on Schedule 7.01 and Permitted Refinancings thereof;

(d) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the U.S. Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the U.S. Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any of its Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the U.S. Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the U.S. Borrower or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (d), not to exceed the greater of (x) $100,000,000 and (y) 22.50% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (d) or any portion thereof, any Refinancing Expenses; provided that Capitalized Lease Obligations Incurred by the U.S. Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the U.S. Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans under this Agreement or other Pari Passu Indebtedness that is secured by pari passu Liens on the Collateral (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (d) shall cease to be deemed Incurred or outstanding pursuant to this clause (d) but shall be deemed Incurred and outstanding as Ratio Debt from and after the first date on which the U.S. Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the U.S. Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(e) Indebtedness Incurred by the U.S. Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(f) the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the U.S. Borrower or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary of the U.S. Borrower in accordance with this Agreement, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness or Disqualified Stock of the U.S. Borrower owing to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a Restricted Subsidiary that is not a U.S. Loan Party shall be subordinated in right of payment to the U.S. Borrower’s Obligations with respect to this Agreement pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (g);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the U.S. Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the U.S. Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary or the U.S. Borrower owing to the U.S. Borrower or another Restricted Subsidiary; provided that (x) if a U.S. Borrower or a U.S. Subsidiary Guarantor Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not a U.S. Loan Party, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to such Borrower’s or such Subsidiary Guarantor’s Obligations pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the U.S. Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (i);

(j) Swap Contracts and Cash Management Services Incurred (including, without limitation, in connection with any Qualified Receivables Financing), other than for speculative purposes;

(k) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the U.S. Borrower or any Restricted Subsidiary;

(l) Indebtedness or Disqualified Stock of the U.S. Borrower or any of its Restricted Subsidiaries and Preferred Stock of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $200,000,000 and (y) 45.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (l) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (l) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (l) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the U.S. Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the U.S. Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(m) any guarantee by the U.S. Borrower or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock or other obligations of the U.S. Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the U.S. Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement;

(n) the Incurrence by the U.S. Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is less than or equal to, Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (c), this clause (n), clause (o) or clause (r) of this paragraph or subclause (y) of each of clauses (d), (l), (t), (cc) or (dd) of this paragraph (provided that any amounts Incurred under this clause (n) as Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to subclause (y) of any of these clauses shall reduce the amount available under such subclause (y) of such clause so long as such Refinancing Indebtedness remains outstanding) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any Refinancing Expenses (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(2) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively;

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non- Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of any Borrower or any Guarantor, (y) Indebtedness, Disqualified Stock or Preferred Stock of a Canadian Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of a U.S. Loan Party or (z) Indebtedness or Disqualified Stock of the U.S. Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(5) to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired.

(o) (1) Indebtedness, Disqualified Stock or Preferred Stock (i) of the U.S. Borrower or any Restricted Subsidiaries Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person or any similar Investment and (ii) of any Person that is acquired by the U.S. Borrower or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the U.S. Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement and (2) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, an acquisition of any assets, business (including Capital Stock) or Person or any similar Investment; provided, however, that after giving Pro Forma Effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(i) the U.S. Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(ii) (x) the Fixed Charge Coverage Ratio of the U.S. Borrower is greater than or equal to such ratio immediately prior to giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or similar Investment or (y) the Consolidated Total Net Leverage Ratio of the U.S. Borrower is less than or equal to such ratio immediately prior to giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or similar Investment;

provided further, that (1) the aggregate amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (o) by Restricted Subsidiaries that are not U.S. Loan Parties (together with the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the first paragraph of this Section 7.01 by Restricted Subsidiaries that are not U.S. Loan Parties) shall not exceed the greater of (x) $200,000,000 and (y) 45.0% of Four Quarter Consolidated EBITDA, at any one time outstanding on a Pro Forma Basis (including pro forma application of the proceeds therefrom) and (2) such Indebtedness, Disqualified Stock or Preferred Stock (A) other than with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket at the time of Incurrence, has a Stated Maturity that is no earlier than the Latest Maturity Date, (B) has a Weighted Average Life to Maturity at the time such Indebtedness is Incurred that is not less than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans; provided, that any such Indebtedness in the form of Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket at the time of Incurrence may have a Weighted Average Life to Maturity shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (C) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Latest Maturity Date applicable to the Revolving Credit Facility and (D) shall for purposes of mandatory prepayments not be treated more favorably than the existing Term Loans;

(p) Indebtedness of the U.S. Borrower or any of its Restricted Subsidiaries arising from netting services, overdraft protection or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) Indebtedness of the U.S. Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) Contribution Indebtedness;

(s) Indebtedness, Disqualified Stock or Preferred Stock of the U.S. Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries in an aggregate principal amount or liquidation preference, as applicable, not to exceed the greater of (x) $155,000,000 and (y) 35.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (t) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (t) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (t) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which such Non-Guarantor Subsidiary could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent such Non-Guarantor Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(u) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the U.S. Borrower or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(v) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued in a Qualified Receivables Financing or Qualified Receivables Factoring that is not recourse to the U.S. Borrower or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than (x) a Receivables Subsidiary or (y) a Person described in the definition of “Factoring Transaction”;

(w) Indebtedness owed on a short-term basis to banks and other financial institutions in the ordinary course of business of the U.S. Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the U.S. Borrower and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of credit card programs, automatic clearinghouse arrangements and similar arrangements;

(x) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the U.S. Borrower or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower to the extent permitted under Section 7.05;

(y) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(z) Indebtedness Incurred by the U.S. Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(aa) [reserved];

(bb) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the U.S. Borrower or a Restricted Subsidiary as a result of leases entered into by the U.S. Borrower or such Restricted Subsidiary or any direct or indirect parent of the U.S. Borrower in the ordinary course of business;

(cc) the Incurrence by the U.S. Borrower or any Restricted Subsidiary of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued on behalf, or representing guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by, joint ventures; provided that the aggregate principal amount or liquidation preference, as applicable, of Indebtedness Incurred or guaranteed or Disqualified Stock or Preferred Stock issued or guaranteed pursuant to this clause (cc) does not exceed the greater of (x) $80,000,000 and (y) 18.0% of Four Quarter Consolidated EBITDA at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (cc) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (cc) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (cc) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the U.S. Borrower or such Restricted Subsidiary could have Incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the U.S. Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(dd) Indebtedness, Disqualified Stock or Preferred Stock of the U.S. Borrower or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $140,000,000 and (y) 32.5% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (dd) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (dd) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (dd) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the U.S. Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the U.S. Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(ee) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the U.S. Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment;

(ff) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and

(gg) Indebtedness of the U.S. Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of Restricted Payments that could be made at the time of such Incurrence pursuant to clause (c) of the first paragraph under Section 7.05 and clauses (9), (10), (11), (22) and (24) of the second paragraph under Section 7.05; provided that the Incurrence of Indebtedness in reliance on amounts available for making Restricted Payments pursuant to Section 7.05 shall reduce the amount available under any such applicable clause by an amount equal to the outstanding principal amount of such Indebtedness.

The U.S. Borrower or any Restricted Subsidiary may Incur Indebtedness or issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, permitted by this Section 7.01 (including, to the extent permitted by this Section 7.01, through the use of the same basket or other exception used to originally incur the debt securities being satisfied and discharged), to satisfy and discharge any debt securities permitted to be incurred by this Section 7.01 (including, without limitation, the Senior Notes), at the same time as such debt securities are outstanding, so long as the net proceeds of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, are promptly deposited with the trustee to satisfy and discharge the applicable indenture (including the Senior Notes Indenture) in accordance with such debt securities.

For purposes of determining compliance with this Section 7.01, (i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Borrower Representative shall, in its sole discretion, at the time of Incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.01; provided that (A) all Indebtedness under this Agreement Incurred on or after the Closing Date shall be deemed to have been Incurred pursuant to Section 7.01(a), (B) all Indebtedness represented by the Senior Notes Incurred on the Closing Date (and all payments of interest thereon in the form of additional Indebtedness) and all Guarantees of the foregoing will be deemed to have been Incurred pursuant to Section 7.01(b)(x) and (C) all Indebtedness under the ABL Credit Agreement incurred on or after the Closing Date will be deemed to have been incurred pursuant to Section 7.01(b)(y), and the Borrower Representative shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to Section 7.01(a), 7.01(b)(x) or 7.01(b)(y), as applicable, and (ii) in the event that the Borrower Representative shall classify Indebtedness Incurred on the date of determination as Incurred in part as Ratio Debt or as having been incurred under the Ratio-Based Incremental Facility and in part pursuant to one or more other clauses of this Section 7.01, Consolidated Funded Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of this Section 7.01, and shall not give effect to any discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Funded Indebtedness on such date of determination that otherwise would be included in Consolidated Funded Indebtedness. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 7.01. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.01.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the Dollar-equivalent principal amount or liquidation preference, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent), in the case of revolving credit debt or debt financing to fund an acquisition, or first issued in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such Refinancing Indebtedness does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, being refinanced (plus any Refinancing Expenses).

The principal amount or liquidation preference, as applicable, of any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

Section 7.02 Limitations on Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness unless:

(a) in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(b) in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Financing) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

Any Lien created for the benefit of the Secured Parties pursuant to the preceding clause (b) shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

No reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for an implied subordination of any rights of the Agents, the Lenders or other Secured Parties hereunder or arising under any of the other Loan Documents in favor of such Liens.

Section 7.03 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that (A) such Borrower shall (x) in the case the U.S. Borrower, be a person organized under the laws of the United States, any state thereof or the District of Columbia, (y) in the case of the Canadian Borrower, be a person organized under the laws of Canada or any province or territory thereof or (z) in the case of any Co-Borrower, be a person organized under the laws of an Applicable Jurisdiction, and, in each case, such Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Borrower pursuant to documents reasonably acceptable to the Administrative Agent and (B) the surviving person shall provide any documentation and other information about such person as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the PATRIOT Act and Canadian Anti-Terrorism Laws, or (ii) any one or more other Restricted Subsidiaries; provided that (x) any Restricted Subsidiary that is directly owned by a U.S. Loan Party that is not a Controlled Non-U.S. Subsidiary or a FSHCO may not merge, amalgamate or consolidate with any Restricted Subsidiary that is a Controlled Non-U.S. Subsidiary or a FSHCO if such Controlled Non-U.S. Subsidiary or such FSHCO (which would still constitute a FSHCO) shall be the continuing or surviving Person and (y) when any U.S. Subsidiary Guarantor is merging, amalgamating or consolidating with another Restricted Subsidiary that is not a U.S. Subsidiary Guarantor either (A) the U.S. Subsidiary Guarantor shall be the continuing or surviving Person or (B) such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or Disposition, as elected by the Borrower Representative, and such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a U.S. Subsidiary Guarantor in accordance with Section 7.01, respectively or such Disposition must be a Disposition permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a U.S. Subsidiary Guarantor may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a U.S. Subsidiary Guarantor and (ii) any Restricted Subsidiary (other than any Borrower) may liquidate or dissolve, or any Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower Representative determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is (A) a Co-Borrower, such Subsidiary shall at or before the time of such dissolution cease to be a Co-Borrower under this Agreement in accordance with Section 11.03 or (B) a U.S. Loan Party, such Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to the U.S. Borrower or another Restricted Subsidiary that is a U.S. Loan Party in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Co-Borrower or a Guarantor will remain a Co-Borrower or a Guarantor unless such Co-Borrower or Guarantor is otherwise permitted to cease being a Co-Borrower or Guarantor hereunder);

(c) any Restricted Subsidiary (other than any Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is (A) a Co-Borrower, then such Subsidiary shall cease to be a Co-Borrower under this Agreement in accordance with Section 11.03 or (B) a U.S. Loan Party, then either (i) the transferee must either be the U.S. Borrower or a U.S. Subsidiary Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent or (ii) to the extent such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or Disposition, such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a U.S. Loan Party in accordance with Section 7.01, respectively, or such Disposition must be a Disposition permitted hereunder; provided, however, that any Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any U.S. Loan Party in the same jurisdiction as the disposing party or in another jurisdiction reasonably acceptable to the Administrative Agent;

(d) any Restricted Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment, (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) to the extent such Restricted Subsidiary is a Co-Borrower, it shall cease to be a Co-Borrower in accordance with Section 11.03;

(e) the U.S. Borrower and its Restricted Subsidiaries may consummate the Transactions;

(f) the Canadian Borrower and the applicable Restricted Subsidiaries of the U.S. Borrower may consummate the Permitted Canadian Transaction;

(g) any Restricted Subsidiary (other than any Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition (whether in one transaction or in a series of transactions) of all or substantially all of its assets (whether now owned or hereafter acquired) permitted pursuant to Section 7.04 (other than Dispositions permitted by this Section 7.03); provided that if such Restricted Subsidiary is a Co-Borrower, it shall cease to be a Co-Borrower in accordance with Section 11.03;

(h) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or Dispose of its assets if (i) such transaction is undertaken in good faith to improve the tax efficiency of the U.S. Borrower and its Subsidiaries and (ii) after giving effect to such transaction, each of the security interest of the Collateral Agent in the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, is not materially impaired; and

(i) any Permitted Investment may be structured as a merger, consolidation or amalgamation.

For the avoidance of doubt, notwithstanding anything else contained herein, the Initial Amalgamation and any LLC Conversion shall be permitted under this Agreement and each other Loan Document.

Section 7.04 Asset Sales. Cause or make an Asset Sale, unless:

(1) the U.S. Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the U.S. Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets; provided, that the amount of:

(a) any liabilities (as shown on the U.S. Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the U.S. Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the U.S. Borrower) of the U.S. Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests, in each case, pursuant to an agreement that releases or indemnifies the U.S. Borrower or such Restricted Subsidiary, as the case may be, from further liability;

(b) any notes or other obligations or other securities or assets received by the U.S. Borrower or such Restricted Subsidiary from such transferee that are converted by the U.S. Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days of the receipt thereof; and

(c) any Designated Non-Cash Consideration received by the U.S. Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (c) that is at that time outstanding, not to exceed the greater of (x) $195,000,000 and (y) 45.0% of Four Quarter Consolidated EBITDA, calculated at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (2).

Within 540 days after the U.S. Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event, the U.S. Borrower or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale or such Casualty Event, at its option:

(1) to prepay Loans and other Permitted Debt in accordance with Section 2.05(b)(ii);

(2) to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(3) to make an investment (including capital expenditures) in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale or Casualty Event, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as determined by the U.S. Borrower in good faith); or

(4) any combination of the foregoing;

provided that the U.S. Borrower and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (2) or (3) of this paragraph if and to the extent that, within 540 days after the Asset Sale that generated the Net Cash Proceeds, the U.S. Borrower or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (2) or (3) of this paragraph, and that investment is thereafter completed within 180 days after the end of such 540-day period.

Pending the final application of any such amount of Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.04, the U.S. Borrower or such Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility and/or the ABL Facility, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.

Section 7.05 Restricted Payments. Directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the U.S. Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the U.S. Borrower (other than (A) dividends or distributions by the U.S. Borrower payable solely in Equity Interests (other than Disqualified Stock) of the U.S. Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the U.S. Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower, including in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any (i) Subordinated Indebtedness of any Borrower or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of any Borrower or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.01(g) or (i)) or (ii) any Indebtedness that is secured by a security interest in the Collateral that is expressly junior to the Liens securing the Obligations, in the case of each of clauses (i) or (ii), in a principal amount, individually for any such Indebtedness, greater than the Threshold Amount (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of ABL Obligations) (clauses (i) and (ii), the “Junior Financing”)); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) (x) in the case of a Restricted Investment, no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would occur as a consequence thereof and (y) in the case of all other Restricted Payments, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a Pro Forma Basis, the U.S. Borrower could Incur $1.00 of additional Indebtedness as Ratio Debt; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the U.S. Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (1) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(i) an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income of the U.S. Borrower for the period (taken as one accounting period) beginning on April 1, 2019 to the end of the U.S. Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit, plus

(ii) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the U.S. Borrower after the Closing Date from the issue or sale of Equity Interests of the U.S. Borrower (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(iii) 100% of the aggregate amount of contributions to the capital of the U.S. Borrower received in cash and the Fair Market Value of assets (other than cash) after the Closing Date (other than Excluded Equity), plus

(iv) the principal amount of any Indebtedness, or the liquidation preference or Maximum Fixed Repurchase Price, as the case may be, of any Disqualified Stock, in each case, of the U.S. Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the U.S. Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the U.S. Borrower or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the U.S. Borrower or any direct or indirect parent of the U.S. Borrower (other than Excluded Equity), plus

(v) 100% of the aggregate amount received by the U.S. Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received after the Closing Date by the U.S. Borrower or any Restricted Subsidiary (less any amounts distributed as Leverage Excess Proceeds) from:

(A) the sale or other disposition (other than to the U.S. Borrower or a Restricted Subsidiary of the U.S. Borrower) of Restricted Investments made after the Closing Date by the U.S. Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the U.S. Borrower and its Restricted Subsidiaries by any Person (other than the U.S. Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments,

(B) the sale (other than to the U.S. Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the U.S. Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the U.S. Borrower or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary, or

(C) any distribution or dividend from an Unrestricted Subsidiary, plus

(vi) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the U.S. Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of the U.S. Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (20) of the next succeeding paragraph or constituted a Permitted Investment, plus

(vii) the aggregate amount of Retained Declined Proceeds since the Closing Date; plus

(viii) the greater of (x) $125,000,000 and (y) 30.0% of Four Quarter Consolidated EBITDA.

This Section 7.05 will not prohibit:

(1) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower, or Junior Financing of any Borrower or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower or contributions to the equity capital of the U.S. Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of the U.S. Borrower or to an employee stock ownership plan or any trust established by the U.S. Borrower or any of its Restricted Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this covenant and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower) in an aggregate amount no greater than the Unpaid Amount (with the payment of such Unpaid Amount being treated as a payment under the applicable provision);

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of any Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(4) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness (1) existing at the time a Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in contemplation of, such Person becoming a Subsidiary or such acquisition;

(5) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the U.S. Borrower or any direct or indirect parent of the U.S. Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower or any Subsidiary of the U.S. Borrower or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (5), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (5) shall not exceed (x) $40,000,000 in any calendar year or (y) subsequent to the consummation of any public common Equity Offering, $55,000,000 in any calendar year (in each case, with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the U.S. Borrower from the issuance or sale of Equity Interests (other than Disqualified Stock) of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower (to the extent contributed to the U.S. Borrower), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the U.S. Borrower or its Restricted Subsidiaries or any direct or indirect parent of the U.S. Borrower that occurs on or after the Closing Date, other than in connection with, or pursuant to the Equity Contribution; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the U.S. Borrower or its Restricted Subsidiaries or any direct or indirect parent of the U.S. Borrower (to the extent contributed to the U.S. Borrower) after the Closing Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the U.S. Borrower or its Restricted Subsidiaries or any direct or indirect parent of the U.S. Borrower that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in subclause (a), (b) or (c) of this clause (5) previously used to make Restricted Payments pursuant to this clause (5) (provided that the Borrower Representative may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a), (b) and (c) above in any calendar year);

provided, further, that cancellation of Indebtedness owing to the U.S. Borrower or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the U.S. Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the U.S. Borrower, in connection with a repurchase of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provisions of this Agreement;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the U.S. Borrower or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with the covenant described in Section 7.01;

(7) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to the U.S. Borrower or any direct or indirect parent of the U.S. Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower issued after the Closing Date; provided, however, that (A) the Fixed Charge Coverage Ratio of the U.S. Borrower for the Test Period (calculated on a pro forma basis) is 2.00 to 1.00 or greater and (B) the aggregate amount of dividends declared and paid pursuant to this clause (7) does not exceed the net cash proceeds actually received by the U.S. Borrower from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(8) any Restricted Payments made in connection with:

(a) the consummation of the Transactions or as contemplated by the Acquisition Agreement, including any dividends, payments or loans made to the U.S. Borrower or any direct or indirect parent of the U.S. Borrower to enable it to make any such payments or any future payments to employees of the U.S. Borrower, any Restricted Subsidiary of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower under agreements entered into in connection with the Transactions; or

(b) the consummation of the Permitted Canadian Transaction;

(9) the declaration and payment of dividends on the U.S. Borrower’s common Equity Interests (or the payment of dividends to any direct or indirect parent of the U.S. Borrower to fund the payment by any direct or indirect parent of the U.S. Borrower of dividends on such entity’s common Equity Interests) of the sum of (x) up to 7.0% per annum of the cash proceeds net of underwriting fees received by the U.S. Borrower from any public offering of Equity Interests or contributed to the U.S. Borrower by any direct or indirect parent of the U.S. Borrower from any public offering of Equity Interests, other than public offerings with respect to the U.S. Borrower’s common Equity Interests registered on Form S-4 or S-8 or successor form thereto and other than any public sale constituting Excluded Contributions plus (y) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;

(10) Restricted Payments that are made with Excluded Contributions;

(11) so long as no Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (x) $175,000,000 and (y) 40.0% of Four Quarter Consolidated EBITDA;

(12) [reserved];

(13) for so long as the U.S. Borrower or any of its Subsidiaries are members of a group filing a consolidated, combined, affiliated or unitary income tax return with Holdings or any other direct or indirect parent of the U.S. Borrower, Restricted Payments, directly or indirectly, to Holdings or such other direct or indirect parent of the U.S. Borrower in amounts required for Holdings or such other parent entity to pay federal, foreign, state and local income Taxes (and franchise or other similar Taxes imposed in lieu of income Taxes) imposed on such entity to the extent such Taxes are attributable to the U.S. Borrower and its Subsidiaries; provided, however, that (A) the amount of such payments does not, in the aggregate, exceed the amount that the U.S. Borrower and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of such Taxes in respect of such year if the U.S. Borrower and its Subsidiaries paid such Taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income (or similar) tax group (reduced by any such Taxes paid directly by the U.S. Borrower or any Restricted Subsidiary) and (B) the cash distribution made pursuant to this paragraph (13) in respect of any Taxes attributable to any Unrestricted Subsidiaries of the U.S. Borrower may be made only to the extent that any such Unrestricted Subsidiaries have made cash payments for such purposes to the U.S. Borrower or any of its Restricted Subsidiaries;

(14) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent of the U.S. Borrower, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the U.S. Borrower to pay fees and expenses (including Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Holdings or any other direct or indirect parent of the U.S. Borrower, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the U.S. Borrower and its Subsidiaries;

(b) pay, if applicable, amounts equal to amounts required for Holdings or any direct or indirect parent of the U.S. Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the U.S. Borrower (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the U.S. Borrower or any Restricted Subsidiary Incurred in accordance with Section 7.01 (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by Holdings or any other direct or indirect parent of the U.S. Borrower related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement and similar obligations under the Senior Notes and/or the ABL Loan Documents, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the U.S. Borrower or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the U.S. Borrower or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Agreement;

(d) make payments (i) to the Sponsor pursuant to or contemplated by any Management Agreement or (ii) to or on behalf of the Sponsor for any other financial, advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments in the case of clause (ii) are (x) made pursuant to agreements with the Sponsor or (y) approved in respect of such activities by a majority of the Board of Directors of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower in good faith;

(e) pay franchise and excise taxes, and other fees, taxes and expenses in connection with any ownership of the U.S. Borrower or any of its Subsidiaries or required to maintain their organizational existences;

(f) make payments for the benefit of the U.S. Borrower or any of its Restricted Subsidiaries to the extent such payments could have been made by the U.S. Borrower or any of its Restricted Subsidiaries because such payments (x)(i) would not otherwise be Restricted Payments or (ii) would be Restricted Payments that would be permitted to be made by the U.S. Borrower or any of its Restricted Subsidiaries pursuant to this covenant: provided that any payment made pursuant to this clause (f)(x)(ii) shall, if applicable, reduce capacity under the Restricted Payment exception or basket that would have been utilized if such payment were made directly by the U.S. Borrower or such Restricted Subsidiary and (y) would be permitted by Section 6.18; and

(g) make Restricted Payments to any direct or indirect parent of the U.S. U.S. Borrower to finance, or to any direct or indirect parent of the U.S. Borrower for the purpose of paying to any other direct or indirect parent of the U.S. Borrower to finance, any Investment that, if consummated by the U.S. Borrower or any of its Restricted Subsidiaries, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of the U.S. Borrower causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the U.S. Borrower or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 7.03) of the Person formed or acquired into the U.S.

Borrower or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 6.12;

(15) (i) repurchases of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the U.S. Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower or any Subsidiary of the U.S. Borrower (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower or any Subsidiary of the U.S. Borrower in connection with such Person’s purchase of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Factoring or Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(18) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the U.S. Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(19) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower;

(20) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of $90,000,000 and 20.0% of Four Quarter Consolidated EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21) the making of payments (i) to the Sponsor pursuant to or contemplated by the Management Agreement or (ii) to or on behalf of the Sponsor for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments in the case of clause (ii) are (x) made pursuant to agreements with the Sponsor or (y) approved in respect of such activities by a majority of the Board of Directors of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower in good faith;

(22) (a) any Restricted Payment of the type described in clause (1) or (2) of the definition thereof, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio does not exceed 5.25 to 1.00;

(b) any Restricted Payment of the type described in clause (3) of the definition thereof, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio does not exceed 5.50 to 1.00; and

(c) any Restricted Payment of the type described in clause (4) of the definition thereof, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio does not exceed 5.75 to 1.00;

(23) [reserved];

(24) so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing or would result therefrom, any dividend, distribution, redemption or other Restricted Payment made with any Leverage Excess Proceeds; and

(25) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

For purposes of clauses (13) and (14) above, taxes shall include all interest and penalties with respect thereto and all additions thereto.

As of the Closing Date, all of the U.S. Borrower’s Subsidiaries will be Restricted Subsidiaries. The U.S. Borrower will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary, or any Unrestricted Subsidiary to become a Restricted Subsidiary, except pursuant to the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the U.S. Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments”. Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of this Section 7.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower Representative may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 7.05 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification; provided that any Restricted Payments made in reliance on clause (24) above shall not be permitted to be reclassified as made pursuant to any other provision described above and shall be deemed at all times to have been made in reliance on clause (24).

Section 7.06 Burdensome Agreements. Permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the U.S. Borrower or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the U.S. Borrower or any of its Restricted Subsidiaries;

(b) make loans or advances to the U.S. Borrower or any of its Restricted Subsidiaries;

(c) create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations and/or the Canadian Obligations or under the Loan Documents; or

(d) sell, lease or transfer any of its properties or assets to the U.S. Borrower or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of the U.S. Borrower or any of its Restricted Subsidiaries in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, related Swap Contracts and Indebtedness permitted pursuant to Section 7.01(c);

(2) the Senior Notes Indenture, the Senior Notes, related Guarantees and other documents relating to the Senior Notes Indenture and the Senior Notes and the ABL Credit Agreement and the other ABL Loan Documents;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the U.S. Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the U.S. Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than the U.S. Borrower or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the U.S. Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations, to the extent such obligations impose restrictions of the nature discussed in clause (c) or (d) in the first paragraph of this Section 7.06 on the property so acquired;

(9) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) or (d) in the first paragraph of this Section 7.06 on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the U.S. Borrower, is necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable;

(11) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the U.S. Borrower or any Restricted Subsidiary that is Incurred subsequent to the Closing Date pursuant to Section 7.01, provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect any Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the U.S. Borrower or a direct or indirect parent of the U.S. Borrower in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the U.S. Borrower in good faith);

(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the U.S. Borrower or any Restricted Subsidiary in any manner material to the U.S. Borrower or any Restricted Subsidiary or (y) materially affect any Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the U.S. Borrower in good faith;

(14) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture; and

(15) any encumbrances or restrictions of the type referred to in Section 7.06(a), (b), (c) and (d) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the immediately preceding clauses (1) through (14) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the U.S. Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the U.S. Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the U.S. Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.07 Accounting Changes. Make any change in fiscal year; provided, however, that the U.S. Borrower or Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the U.S. Borrower or Holdings, as applicable, to reflect such change in fiscal year.

Section 7.08 Financial Covenant. As of the end of each fiscal quarter of the U.S. Borrower (commencing with the second full fiscal quarter ending after the Closing Date) and so long as the aggregate amount of L/C Obligations and Revolving Credit Loans outstanding as of the end of such fiscal quarter (excluding (A) Letters of Credit (whether Cash Collateralized or not), (B) for the first two full fiscal quarters ending after the Closing Date, any amounts drawn to fund OID or upfront fees as a result of the “market flex” provisions of the Fee and Closing Payment Letter and (C) for the first two full fiscal quarters ending after the Closing Date, any Revolving Credit Loans borrowed on the Closing Date to finance a portion of the Transactions) exceeds 35.0% of the aggregate amount of all Revolving Credit Commitments in effect as of such date, permit the Consolidated First Lien Net Leverage Ratio as of the end of such fiscal quarter of the U.S. Borrower to be greater than 7.60 to 1.00 (the “Financial Covenant”).

Section 7.09 Holding Company. Holdings, shall not conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) its ownership of the Capital Stock of the U.S. Borrower and the Restricted Subsidiaries and any Subsidiary of Holdings (that is not the U.S. Borrower or a Subsidiary of the U.S. Borrower) which is formed solely for purposes of acting as a co-obligor with respect to any Qualified Holding Company Indebtedness and which does not conduct, transact or otherwise engage in any material business or operation, and, in each case, activities incidental thereto; (ii) the entry into, and the performance of its obligations with respect to the Loan Documents (including any Specified Refinancing Debt or any New Term Facility or any New Revolving Facility), the ABL Loan Documents, the Senior Notes Indenture and any documents arising thereunder or in connection therewith, any Refinancing Notes, any Incremental Equivalent Debt, any Junior Financing Documentation, any Ratio Debt documentation, any documentation relating to any Permitted Refinancing of the foregoing or documentation relating to the Indebtedness otherwise permitted by this Section 7.09 and the Guarantees permitted by clause (v) below; (iii) the consummation of the Transactions or the Permitted Canadian Transaction; (iv) the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Agreement for Holdings to enter into and perform; (v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its Subsidiaries and Guarantees of Indebtedness permitted to be incurred hereunder by the U.S. Borrower or any of the Restricted Subsidiaries (including, for the avoidance of doubt, Indebtedness permitted to be incurred pursuant to Section 7.01(ii)) and the Guarantees of other obligations not constituting Indebtedness; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the entry into the Acquisition Agreement and the other agreements contemplated thereby and the performing of its obligations with respect thereto; (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock (other than Disqualified Stock) including converting into another type of legal entity; (ix) the participation in tax, accounting and other administrative matters, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents (but not operating any property); (xi) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; and (xii) any activities incidental to the foregoing. Holdings shall not create, incur, assume or suffer to exist any Lien on any Capital Stock of the U.S. Borrower or any Restricted Subsidiary (other than Liens pursuant to any Loan Document, any ABL Loan Document, non-consensual Liens arising solely by operation of Law and Liens pursuant to documentation relating to other secured Indebtedness permitted to be incurred and secured hereunder and any Permitted Liens) and shall not incur any Indebtedness (other than in respect of Disqualified Stock, Qualified Holding Company Indebtedness, Indebtedness between Holdings and any of its Restricted Subsidiaries that is subordinated pursuant to the terms of Intercompany Subordination Agreement (or pledged in favor of the Collateral Agent, as applicable) or Guarantees permitted above and liabilities imposed by Law, including Tax liabilities).

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or (iii) within ten Business Days after the same becomes due and payable, any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.05(a) (solely with respect to any Borrower) or 6.11 (solely with respect to Section 5.07) or in any Section of Article VII (subject to, in the case of the Financial Covenant, the cure rights contained in Section 8.03 and the proviso at the end of this clause (b)), or Holdings fails to perform or observe any term, covenant or agreement contained in Section 7.09; provided, that a Default by the U.S. Borrower under Section 7.08 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to the Term Facilities, any New Term Facility or any Specified Refinancing Debt (unless refinancing the Revolving Credit Facility) (or, if applicable, for any New Revolving Facility that has elected to not receive the benefit of the Financial Covenant) unless and until the Required Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable and such termination and acceleration has not been rescinded; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower Representative; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within 30 days after it was initially made (provided that (i) such grace period shall not apply to Specified Representations and (ii) the failure of any representation or warranty to be true and correct on the Closing Date will not constitute a Default or an Event of Default except to the extent such representation or warranty constitutes a Specified Representation); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount; (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than a default or an event of default in respect of the observance of or compliance with any financial maintenance covenant, which is addressed by clause (C) below), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), in each case, prior to its Stated Maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02 or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness containing or otherwise requiring observance or compliance with a financial maintenance covenant and the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity (“Acceleration”); provided however that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the Event of Default with respect to this clause (e) shall automatically cease from and after such date; provided, further, that in the case of the ABL Facility, any such default or event with respect to the ABL Credit Agreement will not constitute an Event of Default under clause (e)(B) of this Section 8.01 unless the agent and/or lenders thereunder have terminated the commitments in respect of, or demanded repayment of, or otherwise accelerated, any of the Indebtedness or other obligations thereunder; or

(f) Insolvency Proceedings, Etc. Holdings, any Borrower or any Material Subsidiary institutes, resolves to institute or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, resolves to appoint, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law (including, without limitation, for the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer) relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Holdings, any Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law), or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect; or

(i) ERISA. (i) One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which ERISA Event or Events or Unfunded Pension Liability or Unfunded Pension Liabilities results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) with respect to a Foreign Plan, a termination, withdrawal, imposition of a Lien, noncompliance with applicable Law or plan terms or the occurrence of any other Foreign Benefit Event that would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Certain Loan Documents. Any material provision of any Collateral Document and/or any Guaranty (in each case, subject to the Legal Reservations and the Perfection Exceptions), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash

Management Agreements, Secured Hedge Agreements, and Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) ceases to be in full force and effect (except that any such failure to be in full force and effect with respect to the documents referred to in clause (vii) of the definition of “Loan Documents” shall constitute an Event of Default only if the Borrower Representative receives notice thereof and the Borrowers fails to remedy the relevant failure in all material respects within 15 days of receiving said notice); or any Loan Party contests in writing the validity or enforceability of any provision of this Agreement, any Collateral Document and/or any Guaranty; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document or Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document or Guaranty or the perfected first priority Liens, or with respect to the ABL Priority Collateral (subject to the terms of the ABL Intercreditor Agreement), the perfected second priority Liens, created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents); or

(k) Change of Control. There occurs any Change of Control.

Notwithstanding anything to the contrary in this Agreement, (i) no Event of Default or breach of any representation or warranty in Article V or any covenant in Article VI or VII shall constitute a Default or Event of Default if such Event of Default or breach of such representation or warranty in Article V or such covenant in Article VI or VII would not have occurred but for a fluctuation (or other adverse change) in Exchange Rates and (ii) the parties hereto acknowledge and agree that remedies exercised against Canadian Loan Parties that constitute Excluded Subsidiaries with respect to the U.S. Obligations are not for the benefit of any obligation other than a Canadian Obligation.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing (including any Event of Default arising by virtue of the termination and declaration contemplated by the proviso to Section 8.01(b)), the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (and, if a Financial Covenant Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Lenders only, and in such case, without limiting the proviso to Section 8.01(b), only with respect to the Revolving Credit Facility, any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the U.S. Borrower to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and/or

(d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of any Event of Default under Section 8.01(f) or (g) with respect to any Borrower or any other Loan Party, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the U.S. Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that the U.S. Borrower fails to comply with the requirements of the Financial Covenant at any time when the U.S. Borrower is required to comply with such Financial Covenant pursuant to the terms thereof, then from the end of the most recently ended fiscal quarter of the U.S. Borrower until the expiration of the fifteenth Business Day subsequent to the date the relevant Compliance Certificate is required to be delivered pursuant to Section 6.02(a) (the last day of such period being the “Anticipated Cure Deadline”), Holdings shall have the right (the “Cure Right”) to issue common Capital Stock (or preferred equity or convertible preferred equity reasonably acceptable to the Administrative Agent) for cash and contribute the proceeds therefrom in the form of common Capital Stock (or preferred equity or convertible preferred equity reasonably acceptable to the Administrative Agent) to the U.S. Borrower or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) (“Cure Equity”), and upon the receipt by the U.S. Borrower of such cash (the “Cure Amount”), pursuant to the exercise by the Borrower Representative of such Cure Right, the calculation of Consolidated EBITDA as used in the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA for such fiscal quarter (and for any subsequent period that includes such fiscal quarter) shall be increased, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs (including the determination of amounts available under Section 7.05) or determining the Applicable Facility Fee or Applicable Rate, provided that, in determining the Applicable Facility Fee or the Applicable Rate, effect shall be given to the relevant Cure Amount for purposes of clause (y) in the respective definitions thereof, such that no Event of Default shall be deemed to have occurred and be continuing), by an amount equal to the Cure Amount; provided that (1) the receipt by the U.S. Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect on a consolidated basis under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or determining the Applicable Facility Fee or Applicable Rate, provided that, in determining the Applicable Facility Fee or the Applicable Rate, effect shall be given to the relevant Cure Amount for purposes of clause (y) in the respective definitions thereof, such that no Event of Default shall be deemed to have occurred and be continuing) and (2) no Cure Amount shall reduce Indebtedness on a Pro Forma Basis for the fiscal quarter for which the Cure Right was exercised for purposes of calculating the Financial Covenant (whether as a result of a prepayment of the Loans or via netting of such Cure Amount); and

(ii) if, after giving effect to the foregoing recalculations, the U.S. Borrower shall then be in compliance with the requirements of the Financial Covenant, the U.S. Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred (and any other Default as a result thereof, including the failure to meet any condition requiring no Default or Event of Default based solely on the basis of any actual or purported Event of Default under the Financial Covenant) shall be deemed cured for the purposes of this Agreement; and

(iii) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrower Representative intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders (i) shall not be permitted to accelerate Loans held by them, to terminate the Revolving Credit Commitments held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Covenant, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline and (ii) shall not be obligated to make any Credit Extension under the Revolving Credit Facility until such Cure Amount has been received by the U.S. Borrower.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the Facilities and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the Financial Covenant.

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04, Section 10.05 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;

(b) second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and the L/C Borrowings, that portion of the Obligations of the Loan Parties then owing in respect of regularly scheduled payments or termination payments (whether as a result of the occurrence of any event of default or other termination event) under the Secured Hedge Agreements and that portion of the Obligations of the Loan Parties then owing under the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the U.S. Borrower pursuant to Sections 2.03 and 2.16, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit without any pending drawing, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents or under Secured Hedge Agreements and the Secured Cash Management Agreements that are then due and payable to the Administrative Agent and the other Secured Parties, and not otherwise paid pursuant to clause (e) above, ratably based upon the respective aggregate amounts of all such Obligations and/or the Canadian Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the applicable Borrower or as otherwise required by Law or the ABL Intercreditor Agreement;

provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including all Collateral Documents), no payments made by or amounts received or recovered from any Canadian Loan Party that constitutes an Excluded Subsidiary with respect to the U.S. Obligations shall by applied, directly or indirectly, to any obligation other than a Canadian Obligation.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 8.04, in each case except to the extent resulting from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender and L/C Issuer hereby irrevocably appoints Credit Suisse and its successors and permitted assigns to act on its behalf as Administrative Agent hereunder and under the other Loan Documents (subject to the provisions in Section 9.09), and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties through its officers, directors, agents, employees, or affiliates. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby. The Administrative Agent is authorized by the Lenders and other Secured Parties to enter into any Collateral Allocation Agreement (including the Closing Date Collateral Allocation Agreement), the provisions of this Article IX shall apply to the Administrative Agent under each Collateral Allocation Agreement (including the Closing Date Collateral Allocation Agreement) and each Collateral Allocation Agreement (including the Closing Date Collateral Allocation Agreement) will be binding upon the Lenders and the other Secured Parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize (i) the Administrative Agent and Collateral Agent, as applicable, to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and (ii) the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver, and to perform its obligations under, any and all documents (including releases, payoff letters and similar documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement).

(d) Without limiting the provisions of this Section 9.01, each Lender, acting for itself and on behalf of all other present and future Secured Parties, hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) in order to hold, for the benefit of all present and future Secured Parties, any hypothec granted under the laws of the Province of Québec as security for the Canadian Obligations, and to exercise such rights and duties as are conferred upon the hypothecary representative under any such deed of hypothec and applicable laws (with the power to delegate any such rights or duties on such terms and conditions as it may determine from time to time). The Collateral Agent, in its capacity as hypothecary representative as aforesaid, shall benefit from and be subject to all provisions hereof with respect to the Collateral Agent, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the Collateral Agent as the Person acting as hypothecary representative as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article IX shall also constitute the substitution of such Collateral Agent as hypothecary representative.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03 Liability of Agents.

(a) No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith, willful misconduct or material breach of the Loan Documents in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (B) in the absence of its own gross negligence, bad faith, willful misconduct or material breach of the Loan Documents as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Disqualified Institution.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), neither the Administrative Agent nor the Collateral Agent, as applicable, shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each L/C Issuer; provided, however, that neither the Administrative Agent nor the Collateral Agent, as applicable, shall be required to take any action that (i) the Administrative Agent or the Collateral Agent, as applicable, in good faith believes exposes it to liability unless the Administrative Agent or the Collateral Agent, as applicable, receives an indemnification satisfactory to it from the Lenders and the L/C Issuers with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent or the Collateral Agent, as applicable, may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Neither the Administrative Agent nor the Collateral Agent, as applicable, shall have any duty to disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent or the Collateral Agent, as applicable, to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower Representative referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any L/C Issuer as a result of any determination of the outstanding Revolving Credit Commitments, any of the component amounts thereof or any portion thereof attributable to each Lender or L/C Issuer, or any Exchange Rate or Dollar- equivalent in the absence of its own gross negligence, bad faith, willful misconduct or material breach of the Loan Documents in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person (including, for the avoidance of doubt, any such Agent-Related Person in its capacity as L/C Issuer); provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as a L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto; provided further, that failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.

Section 9.08 Agents in Their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or a L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or a L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).

Section 9.09 Successor Agents.

(a) The Administrative Agent or Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to Borrower Representative and the Lenders; provided that, if at the time of such resignation, there is a successor Administrative Agent or Collateral Agent, as applicable, satisfactory to each of the resigning Agent, the incoming Agent and the Borrower Representative, each, in its sole discretion, then the resigning Agent, the incoming Agent and the Borrower Representative may agree to waive or shorten the 30 day notice period. If the Administrative Agent or Collateral Agent or a controlling Affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent-Related Distress Event, the Borrower Representative may remove such Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the consent of the Borrower Representative at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower Representative shall not be unreasonably withheld or delayed); provided that, pursuant to and in accordance with the Fifth Amendment, should Credit Suisse resign as the Administrative Agent and/or the Collateral Agent, the Lenders and the Borrower Representative hereby consent to the appointment of UBS AG, Stamford Branch (or an Affiliate thereof designated by it and reasonably acceptable to the Borrowers) (“UBS”) as successor agent (and, in the event that Credit Suisse resigns as the Administrative Agent and/or the Collateral Agent, if UBS is willing to act as successor agent, then no further action by any Lender shall be required in order for UBS to be appointed as successor agent hereunder). If no successor agent is appointed prior to the effective date of the resignation or removal, as applicable, of the Administrative Agent or Collateral Agent, as applicable, the Administrative Agent or Collateral Agent (other than to the extent subject to an Agent-Related Distress Event or if the Administrative Agent is being removed as a result of it being a Disqualified Institution), as applicable, may appoint, after consulting with the Lenders and the Borrower Representative, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or such successor collateral agent, as applicable, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal, the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed, for the avoidance of doubt any agency fees for the account of the retiring agent shall cease to accrue from (and shall be payable on) the date that a successor Agent is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than as specifically set forth in clause (i) above of this Section 9.09(a) but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable. At any time the Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Collateral Agent may be removed as the Administrative Agent or Collateral Agent hereunder at the request of the Borrower Representative and the Required Lenders.

(b) Any resignation by or removal of Credit Suisse as Administrative Agent and/or Collateral Agent pursuant to this Section 9.09 shall also constitute its resignation or removal as a L/C Issuer, in which case the resigning or removed L/C Issuer (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it, prior to the date of such resignation or removal. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent hereunder or upon the expiration of the 30-day period following the retiring Administrative Agent’s and/or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer (if any) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the U.S. Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts, in each case, due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Except with respect to the exercise of setoff rights in accordance with Section 10.09 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof. Each of the Lenders (including in their capacities as potential or actual Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall to the extent requested by the Borrower Representative or, solely in the case of clause (d) below, to the extent provided for under this Agreement:

(a) release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations and/or, in the case of any Lien on any Canadian Collateral, all Canadian Obligations, as applicable (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit that have been, in each case, Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit have been made), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) that constitutes Excluded Property as a result of an occurrence not prohibited hereunder or (v) owned by a Subsidiary Guarantor or Co-Borrower upon release of such Subsidiary Guarantor or Co-Borrower from its obligations under its Guaranty or hereunder, as applicable, pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (5), (6) (only with regard to Section 7.01(d)), (9), (11) (solely with respect to cash deposits), (16), (17) (other than with respect to self-insurance arrangements), (18) (solely to the extent constituting Excluded Property), (19), (21), (23) (solely to the extent relating to a lien of the type allowed pursuant to clauses (9) and (11) (solely with respect to cash deposits) of the definition thereof), (25) (solely to the extent relating to a lien of the type allowed pursuant to clause (6) of the definition of “Permitted Liens” and securing obligations under Indebtedness of the type allowed pursuant to Section 7.01(d)), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, permitted to be senior to or pari passu with such Liens), (29) (solely with respect to cash deposits), (34), (39) (only for so long as required to be secured for such letter of intent or investment), (45), (46) and (47) of the definition thereof;

(c) release any Guarantor or any Co-Borrower from its obligations under the applicable Guaranty or hereunder, as applicable, if in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor or Co-Borrower continues to be a guarantor or co-borrower, as applicable, in respect of any Specified Refinancing Debt, any Refinancing Notes, the Senior Notes, the ABL Facility, any Incremental Equivalent Debt or, to the extent incurred by a Loan Party (other than Holdings), any other Indebtedness, in each case, with an aggregate outstanding principal amount in excess of $150,000,000; and

(d) establish intercreditor arrangements as expressly contemplated by this Agreement (including, for the avoidance of doubt, the ABL Intercreditor Agreement).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. Additionally, upon reasonable request of the Borrower Representative, the Collateral Agent will return possessory Collateral held by it that is released from the security interests created by the Collateral Documents pursuant to this Section 9.11; provided that in each case of this Section 9.11, upon the Collateral Agent’s reasonable request, the Borrower Representative shall have delivered to the Administrative Agent and Collateral Agent a certificate of a Responsible Officer of the Borrower Representative certifying that any such transaction has been consummated in compliance with the Credit Agreement and the other Loan Documents and that such release is permitted hereby; provided, that in the event that the Collateral Agent loses or misplaces any possessory collateral delivered to the Collateral Agent by any Borrower, upon reasonable request of Borrower Representative, the Collateral Agent shall provide a loss affidavit to Borrower Representative, in the form customarily provided by the Collateral Agent in such circumstances.

Section 9.12 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such; provided that each Arranger shall be entitled to any express rights given to that Arranger under any Loan Document.

Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Agreements or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents, and shall be deemed to have appointed the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Section 9.14 Appointment of Supplemental Agents, Incremental Arrangers, Incremental Equivalent Debt Arrangers and Specified Refinancing Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by them in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections

10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Borrower, Holdings or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

(d) In the event that any Borrower appoints or designates any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent pursuant to Sections 2.14, 2.15 and 2.18, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, shall be exercisable by and vest in such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, and to perform such duties with respect to such New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, as the context may require. Each Lender and L/C Issuer hereby irrevocably appoints any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to act on its behalf hereunder and under the other Loan Documents pursuant to Sections 2.14, 2.15 and 2.18, as applicable, and designates and authorizes such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

Section 9.15 Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized by the Lenders and other Secured Parties to, to the extent required by the terms of the Loan Documents, (i) enter into the ABL Intercreditor Agreement and any other intercreditor agreement expressly contemplated by this Agreement or any other Loan Document, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and other Secured Party (a) understands, acknowledges and agrees that Liens will be created on the Collateral pursuant to the ABL Loan Documents, which Liens shall be subject to the terms and conditions of the ABL Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement or any other intercreditor agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the ABL Intercreditor Agreement and any other intercreditor agreement expressly contemplated by this Agreement or any other Loan Document or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.16 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Section 9.17 Credit Bidding. Each Lender and L/C Issuer hereby irrevocably authorizes the Administrative Agent (and the Collateral Agent at the direction of the Administrative Agent), at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any other Debtor Relief Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.18 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agents, in their sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Agents are not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.19 Erroneous Payments.

(a) Each Lender, each L/C Issuer and each Secured Party hereby agrees that, if the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or payment as contemplated below in this Section 8.01 and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b) Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(c) For so long as an Erroneous Payment (or portion thereof) has not been returned by any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or by any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may elect, in its sole discretion on written notice to such Lender or L/C Issuer, that all rights and claims of such Lender or L/C Issuer with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five business days’ written notice to such Lender or L/C Issuer, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender or L/C Issuer with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.

(d) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment (or portion thereof) is, and solely with respect to the amount of such Erroneous Payment (or portion thereof) that is, comprised of funds received by the Administrative Agent from any Borrower Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations, in which case, such amount of such Erroneous Payment (or portion thereof) shall be deemed to be a payment, prepayment, repayment, discharge or otherwise satisfaction of Obligations owed to such Lender, L/C Issuer or Secured Party paid in accordance with this Agreement.

(e) No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the instruction of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent to the extent the Administrative Agent is not a Defaulting Lender (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Revolving Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) subject to the last paragraph of the definition of “Eurocurrency Rate”, postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or L/C Borrowing or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under Section 2.19), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the Term Facilities shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c) reduce the principal of, or the rate of interest specified herein on, or change the currency of, any Loan or L/C Borrowing (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (iii) of the proviso following clause (h) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of Consolidated First Lien Net Leverage Ratio shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;

(d) amend or otherwise modify Section 6.01(c) or Section 6.02, without the consent of the majority of Lenders that have selected the “Private Side Information” or similar designation (as in effect at the time of the relevant vote); provided, however, that the amendments, modifications, waivers and consents described in this clause (d) shall not require the consent of any Lenders other than the Majority of Lenders that have selected the ~~“~~“ Private Side Information~~”~~ ” or similar designation (as in effect at the time of the relevant vote);

(e) change (i) any provision of this Section 10.01, or the definition of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e) or modifications in connection with repurchases of Term Loans, amendments with respect to the New Term Facilities or New Revolving Facility and amendments with respect to extensions of maturity, which shall only require the written consent of each Lender directly and adversely affected thereby), without the written consent of each Lender, or (ii) the definition of “Required Revolving Lenders,” without the written consent of each Revolving Credit Lender;

(f) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender; or

(h) (i) amend or otherwise modify Section 7.08 (or for the purposes of determining compliance with the Financial Covenant, any defined terms used therein) or Section 8.03, (ii) waive or consent to any Default or Event of Default resulting from a breach of the Financial Covenant, (iii) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VIII as a result of a breach of Section 7.08 or (iv) waive any condition precedent set forth in Section 4.02 with respect to Credit Extensions involving the Revolving Credit Facility, in each case, without the written consent of the Required Revolving Lenders (other than any Defaulting Lender); provided, however, that the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than the Required Revolving Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by a L/C Issuer in addition to the Borrowers and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application or other Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Collateral Agent in their respective capacities as such, in addition to the Borrowers and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) any fee letter may be amended, or the rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Affiliate Lenders (other than Debt Fund Affiliates), except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender or Affiliate Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender or Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender or Affiliate Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender or Affiliate Lender. Notwithstanding anything to the contrary herein, (1) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time and (2) to the extent any Lenders under any New Revolving Facility have elected to not receive the benefit of the Financial Covenant, the New Revolving Commitments and New Revolving Loans of such Lenders shall be excluded in calculating the votes of any “Required Revolving Lenders” for purposes of Section 10.01(h), Section 8.01(b), Section 8.02 or Section 8.03.

This Section 10.01 shall be subject to any contrary provision of Section 2.14 or Section 2.18. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) amendments and modifications in connection with the transactions provided for by Section 2.14 or Section 2.18 that benefit existing Lenders may be effected without such Lenders’ consent, (b) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and (c) the Administrative Agent and the Borrowers shall be permitted to amend any provision of any Collateral Document, the Guaranty, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the threshold in the definition of “Required Lenders” has been satisfied. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Section 10.02 Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, any other Loan Party, the Administrative Agent, the Collateral Agent or a L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower Representative’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES

OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower Representative’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrowers, the other Guarantors, the Administrative Agent, the Collateral Agent and each L/C Issuer may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower Representative even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof except to the extent such reliance is deemed to be gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, the Administrative Agent, Collateral Agent, L/C Issuer or Lender in a final non-appealable judgment of a court of competent jurisdiction. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower Representative to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them, and the right to realize upon any of the Collateral or to enforce any Guarantee of the Obligations and/or the Canadian Obligations shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as a L/C Issuer) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13); and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations and/or the Canadian Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 10.04 Expenses. The U.S. Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable, documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Agents and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders) and special counsel for each relevant specialty), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender (including, for the avoidance of doubt, each L/C Issuer) for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, documented out-of-pocket disbursements and other charges of one counsel to the Administrative

Agent, the other Agents and the Lenders taken as a whole, and, if reasonably necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders) and of special counsel for each relevant specialty and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of similarly affected Lenders or Agents subject to such conflict with the consent of the U.S. Borrower). The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least five Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If the U.S. Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the U.S. Borrower by the Administrative Agent after any applicable grace periods have expired, in its sole discretion and the U.S. Borrower shall immediately reimburse the Administrative Agent, as applicable. This Section 10.04 shall not apply with respect to Taxes other than any Taxes arising from any non-Tax cost or expense.

Section 10.05 Indemnification by the U.S. Borrower. The U.S. Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the U.S. Borrower and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction material to the interests of the Lenders, and (iii) if reasonably necessary, one local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, (B) a material breach of the Loan Documents by such Arranger, Agent-Related Person, Lender, L/C

Issuer (or any of their respective Affiliates, partners, directors, officers, employees, counsel, agents and representatives), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (C) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such) that, in the case of (A), (B) or (C), a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of the U.S. Borrower or its Subsidiaries or any of their respective Affiliates; or (y) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the U.S. Borrower or its Subsidiaries and any other Environmental Liability related in any way to Holdings or any of its Subsidiaries ((x) and (y), collectively, the “Indemnified Liabilities”), in all cases, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the U.S. Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the U.S. Borrower shall not be liable for any settlement effected without the U.S. Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent, to any L/C Issuer or any Lender, in each case in their capacities as such, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any Disqualified Institution or Natural Person) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or equivalent) or integral multiples of $1,000,000 (or equivalent) (or such lesser amount or multiple as is acceptable to the Administrative Agent and the Borrower Representative), in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 or integral multiples of $100,000 (or equivalent) (or such lesser amount or multiple as is acceptable to the Administrative Agent and the Borrower Representative), in the case of any assignment in respect of a Term Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the U.S. Borrower otherwise consents (in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities (or tranche of any Facilities) on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed; provided that (x) the Borrower Representative shall have absolute consent rights with regards to any proposed assignment to a Disqualified Institution and (y) investment objectives and/or history of any proposed lender or its affiliates, shall be a reasonable basis for the Borrower Representative to withhold consent) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a) (only with respect to principal payments), (f) or (g) has occurred and is continuing at the time of such assignment; (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution); (3) such assignment is in respect of a Term Facility and is from a Principal Investor Lender to another Principal Investor; (4) such assignment is in respect of the Revolving Credit Facility and made from a Revolving Credit Lender to an Affiliate of such Revolving Credit Lender (provided that such affiliate must be a controlled bank affiliate and not a loan syndicate affiliate) or another Revolving Credit Lender that was a Revolving Credit Lender as of the Closing Date (other than any Disqualified Institution); or (5) such assignment is in respect of the Revolving Credit Facility and is from a Principal Investor Lender to an Affiliate of Goldman Sachs & Co. LLC; provided that (1) other than with respect to assignments of the Revolving Credit Facility, the Borrower Representative shall be deemed to have consented to any assignment unless the Borrower Representative objects thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (2) during the 90 day period following the Closing Date, the Borrower Representative shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified and approved in the initial allocations of the Loans and Commitments provided by the Arrangers to the Borrower Representative, (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund or is from a Principal Investor Lender to any other Principal Investor or (2) such assignment is in respect of the Revolving Credit Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto or from a Principal Investor Lender to any other Principal Investor (provided that in each case the Administrative Agent shall acknowledge any such assignment) and (C) the consent of each L/C Issuer of the applicable Revolving Tranche (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Credit Facility of such Revolving Tranche; provided, however, that the consent of each L/C Issuer shall not be required for any assignment in respect of a Term Loan;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 for each assignment (or group of affiliated or related assignments) (except (v) no processing and recordation fee shall be payable in the case of assignments in connection with the initial syndication of the Facilities, (w) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (x) no processing and recordation fee shall be payable for assignments among Approved Funds or among any Lender and any of its Approved Funds, (y) no processing and recordation fee shall be payable in the case of assignments made by a Principal Investor to any other Principal Investor and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (B) to any Natural Person, (C) to any Disqualified Institution, (D) to Holdings, any Borrower or any their Subsidiaries except as permitted under clause (j) below or (E) to any Affiliate Lender except as permitted under Section 10.07(i);

(vi) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to any Affiliate Lender;

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower Representative evidencing such Loans to the Borrower Representative or the Administrative Agent; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any L/C Issuer or Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note (or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower Representative), the Borrower Representative (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d). In connection with obtaining the Borrower Representative’s consent to assignments in accordance with this clause (b), the Borrower Representative shall be permitted to designate up to three additional individuals (which, for the avoidance of doubt, may include officers or employees of the Sponsor) who shall be copied on any consent requests (or receive separate notice of such proposed assignments) from the Administrative Agent.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “ Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by any Borrower, any Agent and any Lender (but only to entries with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c), Section 10.07(m) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(d) Any Lender may at any time, without the consent of, or (subject to clause (iv) below) notice to, the Borrower Representative, the Administrative Agent or the L/C Issuers, sell participations to any Person (other than a Natural Person, an Affiliate Lender (other than a Debt Fund Affiliate), a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower Representative, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) in the case of any participation in any Revolving Credit Commitments, such Lender shall provide the Borrower Representative with five (5) Business Days prior written notice of such participation and such other reasonably available information with respect to the applicable participant that the Borrower Representative may reasonably request. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document unless otherwise agreed by the Borrower Representative; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (in the case of any amendment, waiver or other modification described in clause (a), (b) or (c) of such proviso, that directly and adversely affects such Participant). Subject to Section 10.07(e), the Borrower Representative agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections (it being understood that the documentation required under Section 3.01(h) shall be delivered solely to the participating Lender) and Section 3.08) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant (i) agrees to be subject to the provisions of Section 3.08 as if it were an assignee pursuant to Section 10.07(b) and (ii) shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a change in any Law after the Participant becomes a Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution or a Natural Person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a FRB or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the applicable Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.08); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05), except to the extent that the SPC’s right to a greater payment results from a change in any Law after the grant to the SPC takes place. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower Representative and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans, Specified Refinancing Term Loans and New Term Loans hereunder to any Affiliate Lender (including any Debt Fund Affiliate), but only if:

(i) the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, Specified Refinancing Term Loans or New Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(ii) after giving effect to such assignment, Affiliate Lender (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans and any pari passu Specified Refinancing Term Loans and New Term Loans with an aggregate principal amount in excess of 25% in the aggregate of the principal amount of all such Indebtedness then outstanding (calculated as of the date of such purchase); and

(iii) such Affiliate Lender (other than Debt Fund Affiliates) shall at all times thereafter be subject to the voting restrictions specified in Section 10.01.

(j) Notwithstanding anything to the contrary herein, so long as no Default or Event of Default pursuant to Section 8.01(a), (f) or (g) exists, any Lender may assign all or any portion of its Term Loans, Specified Refinancing Term Loans and New Term Loans hereunder to Holdings or any of its Subsidiaries, but only if:

(i) (A) such assignment is made pursuant to a Dutch Auction open to all Term Lenders, Specified Refinancing Term Loan lenders or New Term Loan lenders on a pro rata basis or (B) such assignment is made as an open market purchase;

(ii) [reserved];

(iii) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its Subsidiaries; and

(iv) Holdings and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14 or refinanced pursuant to Section 2.18) to acquire such Term Loan.

In connection with any assignment pursuant to Section 10.07(i) or (j), each Lender acknowledges and agrees that, in connection therewith, (1) the Affiliate Lender, Holdings and/or any of its Subsidiaries may have, and later may come into possession of, information regarding the Sponsor, Holdings, any of its Subsidiaries and/or any of their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such assignment (including material non-public information) (“Excluded Information”), (2) such Lender, independently and, without reliance on the Affiliate Lender, Holdings, any of its Subsidiaries, any Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Affiliate Lender, Holdings, any of its Subsidiaries, any Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Affiliate Lender, Holdings, any of its Subsidiaries, any Agent or any of their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(k) Notwithstanding anything to the contrary herein, (i) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any other Lender to which representatives of the Borrowers are not then present, (ii) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and one or more other Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives, (iii) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to any Sponsor or any of their respective Affiliates and (iv) neither the Sponsor nor any of its Affiliates (other than Debt Fund Affiliates) may be entitled to receive advice of counsel to the Agents or other Lenders and none of them shall challenge any assertion of attorney-client privilege by any Agent or other Lender. Each Borrower and each Affiliate Lender (other than any Debt Fund Affiliates) hereby agrees that if a case under Title 11 of the Bankruptcy Code is commenced against any Borrower, such Affiliate Lenders, with respect to any plan of reorganization that does not adversely affect any Affiliate Lender in any material respect as compared to other Lenders, shall be deemed to have voted in the same proportion as the Lenders that are not Affiliate Lenders voting on such matter; and each Affiliate Lender (other than any Debt Fund Affiliates) hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code.

(l) Notwithstanding anything to the contrary herein, any L/C Issuer may, upon 30 days’ notice to the Borrower Representative and the Lenders, resign as L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer. In the event of any such resignation as L/C Issuer, the U.S. Borrower shall be entitled to appoint from among the Lenders agreeing to accept such appointment a successor L/C Issuer hereunder; provided, however, that no failure by the U.S. Borrower to appoint any such successor shall affect the resignation of the L/C Issuer. If a L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of a L/C Issuer hereunder with respect to all Letters of Credit outstanding, as of the effective date of such resignation and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(m) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement or any Loan Document complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and proposed United States Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary.

(n) In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrowers and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, limited partners, managed accounts, investors, lenders, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and service providers on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authorities exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Borrower Representative prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower Representative), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution; (g) with the written consent of Holdings; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent or Lender or any Affiliate of any Agent or Lender; (j) to any rating agency when required by it or, in the case of the Principal Investors, in connection with obtaining the ratings required by their internal policies and procedures or investment advisory, fund or loan documentation (it being understood that, in each case, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Agent or Lender); (k) to any contractual counterparty (or prospective contractual counterparty) in any swap, hedge, or similar agreement or to any such contractual counterparty’s (or prospective contractual counterparty’s) professional advisor (other than a Disqualified Institution); (l) in connection with establishing a “due diligence” defense in connection with any legal, judicial, administrative proceeding or other process; or (m) by any Principal Investor to any other Principal Investor. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Lender and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning Holdings or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to any Borrower or any other Loan Party, any such notice being waived by Holdings (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or Security Agreement), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Security Agreement) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Controlled Non-U.S. Subsidiary or FSHCO (or other Excluded Property) constitute security for payment of the Obligations of the U.S. Borrower, it being understood that (a) (i) the Capital Stock of any Controlled Non-U.S. Subsidiary or FSHCO that is directly owned by the U.S. Borrower or a U.S. Subsidiary of the U.S. Borrower does not constitute such an asset, and may be pledged, but only to the extent not constituting Excluded Property and (ii) proceeds of Excluded Property shall constitute security for payment of the Obligations (unless such proceeds would constitute Excluded Property) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect any Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii). For the avoidance of doubt, any setoff of deposits or obligations for the credit or the account of any Canadian Loan Party that constitutes an Excluded Subsidiary with respect to the U.S. Obligations may only be against the Canadian Obligations.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Commitment Letter and the Fee and Closing Payment Letter that, by their terms, survive the termination or expiration of the Commitment Letter or the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee and Closing Payment Letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made).

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN

OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.15(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.16 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE CANADIAN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE U.S. BORROWER (AND THE U.S. BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE U.S. BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE CANADIAN BORROWER AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of Holdings, each Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.03.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and Holdings acknowledge and agree, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of Holdings and its Subsidiaries and any Agent or any Arranger or Lender (or their respective Affiliates) is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger or any Lender (or their respective Affiliates) has advised or is advising Holdings and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Holdings and its Subsidiaries, on the one hand, and the Agents and the Arrangers on the other hand, (C) each Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings or the Borrowers or any of their respective Affiliates, or any other Person and (B) none of the Agents or Arrangers or Lenders has any obligation to Holdings or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers and Lenders and/or their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrowers and their respective Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests and transactions to Holdings, the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20 Affiliate Activities. The Borrowers and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) and certain Affiliates of the Initial Principal Investors are full service securities firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of Holdings and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the transactions contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of Holdings and its Affiliates or (iii) have other relationships with Holdings and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Holdings and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this clause.

Section 10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, any Assignment and Assumption, any Committed Loan Notice or any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation.

Section 10.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

Section 10.24 Acknowledgement and Consent to Bail-In of Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.25 Canadian Interest Provisions.

(a) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(b) If any provision of this Agreement would obligate any Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Laws or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Laws or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Agreement; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute “interest” for purposes of section 347 of the Criminal Code (Canada).

Section 10.26 Canadian Anti-Terrorism Laws.

(a) If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of the Canadian Borrower or any authorized signatories of the Canadian Borrower for purposes of Canadian Anti-Terrorism Laws, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Terrorism Law; and

(ii) shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent does not have any obligation to ascertain the identity of the Canadian Borrower or any authorized signatories of the Canadian Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Canadian Borrower or any authorized signatory in doing so.

Section 10.27 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

CO-BORROWER ARRANGEMENTS

Section 11.01 Addition of Co-Borrowers. From time to time on or after the Closing Date, the Borrower Representative may designate one or more Wholly-Owned Restricted Subsidiaries as a “Co-Borrower” with respect to any designated Tranche under the Term Facility and/or the Revolving Credit Facility; provided that such Restricted Subsidiary designated after the Closing Date shall not become a Co-Borrower hereunder unless and until each of the following has occurred or is satisfied, as applicable:

(a) the Administrative Agent, the Collateral Agent and the Revolving Credit Lenders and/or Term Lenders, as applicable, shall have received a Beneficial Ownership Certification and all other documentation and other information about such Co-Borrower as has been reasonably requested in writing by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and Beneficial Ownership Regulation;

(b) such Co-Borrower shall (i) be organized in an Applicable Jurisdiction, (ii) be treated as a corporation for U.S. federal income tax purposes and (iii) not, by its designation as a Co-Borrower, cause a material adverse tax consequence for (A) the Lenders in the aggregate (as compared to the position of the Lenders in the aggregate before the designation of such Co-Borrower) or (B) any Principal Investor Lender (as compared to the position of such Principal Investor Lender before the designation of such Co-Borrower);

(c) no Default or Event of Default shall exist, or would result from such proposed Restricted Subsidiary being designated as a Co-Borrower;

(d) the representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of designation of any Co-Borrower, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality);

(e) such Co-Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a Co-Borrower Joinder Agreement and, if applicable, intercreditor arrangements, intercompany subordination agreements and a guaranty or guaranty supplement pursuant to the Guaranty; provided that such Co-Borrower Joinder Agreement and such guaranty or guaranty supplement will incorporate any provisions specific to the designated Co-Borrower’s jurisdiction of organization and applicable Laws of such jurisdiction of organization;

(f) the Co-Borrower shall have delivered to the Administrative Agent and Collateral Agent executed counterparts of a joinder or supplement to the applicable Collateral Documents pursuant to Section 6.12 or other security agreements executed and delivered pursuant to Section 6.12, Section 6.14 or Section 6.16, together with other deliverables reasonably required pursuant to such Section as applied to such Co-Borrower (it being understood and agreed that the Administrative Agent and the Borrower Representative may waive or modify any such requirements to the extent they deem in their mutual discretion such changes are necessary or appropriate under the circumstances taking into account the designated Co-Borrower’s jurisdiction of organization and applicable Laws);

(g) the Administrative Agent shall have received an opinion of local counsel and/or New York counsel, as applicable and depending on the circumstances and relevant market standard, in each case, addressed to the Administrative Agent, the Collateral Agent, the Lenders and if applicable, each L/C Issuer (in each case, where, and as, consistent with generally accepted market practice);

(h) the Administrative Agent shall have received a copy of a resolution of the Board of Directors, if required by applicable Law, of such Co-Borrower: (i) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party; (ii) authorizing a specified person or persons to execute the Loan Documents and any related documents to which it is a party on its behalf; and (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Committed Loan Notice or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and

(i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Co-Borrower certifying that (i) its Organization Documents and each copy document relating to it specified in clause (h) above, is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Co-Borrower Joinder Agreement and (ii) each of the conditions set forth in in clauses (c) and (d) above have been satisfied.

Section 11.02 Status of Co-Borrowers. Once a Co-Borrower has become a Co-Borrower in accordance with Section 11.01, it shall be a “Borrower” under the Revolving Credit Facility and/or a “Borrower” under the Term Facility (with respect to the applicable Tranche), as applicable, and with respect to any Borrower under the Revolving Credit Facility, will have the right to directly request Revolving Credit Loans in accordance with Article II hereof until the Maturity Date for the applicable Tranche of the Revolving Credit Facility, or the date on which such Co-Borrower terminates its obligations under this Agreement in accordance with Section 11.03 or the date on which such Co-Borrower is released from its obligations under the Loan Documents in accordance with this Agreement, including Section 9.11 hereof. Each of the Co-Borrowers and the applicable Borrower shall hereby accept joint and several liability hereunder with respect to the Obligations under the applicable Tranche of the applicable Facility under the Loan Documents.

Section 11.03 Resignation of Co-Borrowers. A Co-Borrower may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder upon the occurrence of, and such resignation shall effective upon, all of the following:

(a) such resigning Co-Borrower shall have paid in full in cash all of its direct Obligations under the applicable Tranche of the Revolving Credit Facility or such other Co-Borrowers have assumed such amounts; and

(b) such resigning Co-Borrower shall have delivered to the Administrative Agent and the Collateral Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with the U.S. Guaranty and the other provisions and undertakings hereunder related thereto. For the avoidance of doubt, the Co-Borrower shall not be required to adhere to the above in connection with a release pursuant to Section 9.11.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DYNASTY INTERMEDIATE CO., INC., as Holdings

By:
Name:
Title:

DYNASTY ACQUISITION CO., INC., as U.S. Borrower

By:
Name:
Title:

1199169 B.C. UNLIMITED LIABILITY COMPANY, as Canadian Borrower

By:
Name:
Title:

[Signature Page to Project Sabre Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[ • ], as a Lender

By:
Name:
Title:

By:
Name:
Title:

[ • ], as a L/C Issuer

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Project Sabre Credit Agreement]